 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1996

                                                REGISTRATION NO. 333-14873
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

                              20371 IRVINE AVENUE
                      SANTA ANA HEIGHTS, CALIFORNIA 92707
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              JOSEPH R. TOMKINSON
                            CHIEF EXECUTIVE OFFICER
                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.
                              20371 IRVINE AVENUE
                      SANTA ANA HEIGHTS, CALIFORNIA 92707
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

       THOMAS J. POLETTI, ESQ.                     JUDITH R. THOYER, ESQ.
       KATHERINE J. BLAIR, ESQ.                    PAUL, WEISS, RIFKIND,
        DARREN O. BIGBY, ESQ.                        WHARTON & GARRISON
     FRESHMAN, MARANTZ, ORLANSKI,               1285 AVENUE OF THE AMERICAS
            COOPER & KLEIN                     NEW YORK, NEW YORK 10019-6064
  9100 WILSHIRE BOULEVARD, 8TH FLOOR             TELEPHONE: (212) 373-3000
   BEVERLY HILLS, CALIFORNIA 90212               FACSIMILE: (212) 757-3990
      TELEPHONE: (310) 273-1870
      FACSIMILE: (310) 274-8357

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+SUCH STATE.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION

               PRELIMINARY PROSPECTUS DATED NOVEMBER 4, 1996

                                2,500,000 SHARES


               [LOGO OF IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.]
                                  COMMON STOCK

                                  -----------

  All of the shares of Common Stock offered hereby are being sold by Imperial Credit Mortgage Holdings, Inc. (the "Company"). The Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "IMH". On October 31, 1996, the last reported sale price of the Common Stock as reported by the AMEX was $21.75 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" STARTING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Price   Underwriting    Proceeds
                                                to   Discounts and       to
                                              Public Commissions (1) Company (2)
--------------------------------------------------------------------------------
Per Share...........................            $         $             $
--------------------------------------------------------------------------------
Total........................................ $          $             $
--------------------------------------------------------------------------------
Total Assuming Full Exercise of
 Over-Allotment Option (3)..........          $          $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting."
(2) Before deducting expenses estimated at $750,000 payable by the Company.
(3) Assuming exercise in full of the 45-day option granted by the Company to the Underwriters to purchase up to 375,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject any orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
    , 1996.

                                  -----------

PAINEWEBBER INCORPORATED

        OPPENHEIMER & CO., INC.

                   STIFEL, NICOLAUS & COMPANY
                         INCORPORATED

                                                        EVEREN SECURITIES, INC.

                                  -----------

                  THE DATE OF THIS PROSPECTUS IS       , 1996

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document referred as an exhibit to the Registration Statement. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Commission. The Registration Statement, including the exhibits and schedules thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048, Suite 1300; and 500 West Madison Street, Chicago, Illinois 60661, Suite 1400. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C, 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Reports, proxy statements and other information concerning the Company can be inspected at such Website and the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Unless the context otherwise requires, references herein to the "Company" refer to Imperial Credit Mortgage Holdings, Inc. ("IMH"), ICI Funding Corporation ("ICIFC"), IMH Assets Corp. ("IMH Assets"), and Imperial Warehouse Lending Group, Inc. ("IWLG"), collectively. Capitalized and certain other terms used herein shall have the meanings assigned to them in the Glossary.

  This Prospectus contains forward-looking statements that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

  Imperial Credit Mortgage Holdings, Inc. is a specialty finance company which, together with its subsidiaries and related companies, operates three businesses: (1) the Long-Term Investment Operations, (2) the Conduit Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The Conduit Operations purchases and sells or securitizes primarily non-conforming mortgage loans, and the Warehouse Lending Operations provides warehouse and repurchase financing to originators of mortgage loans. These latter two businesses include certain ongoing operations contributed to the Company in 1995 by Imperial Credit Industries, Inc. ("ICII"), a leading specialty finance company (the "Contribution Transaction"). IMH is organized as a real estate investment trust ("REIT") for federal income tax purposes, which generally allows it to pass through qualified income to stockholders without federal income tax at the corporate level.

  Long-Term Investment Operations. The Long-Term Investment Operations, conducted by IMH, invests primarily in non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans and, to a lesser extent, in second mortgage loans. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government-sponsored agencies such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Such loans generally provide higher yields than conforming loans. The principal differences between conforming loans and non-conforming loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the type of properties securing the mortgage loans, the loan sizes, and the mortgagors' occupancy status with respect to the mortgaged properties. Second mortgage loans are higher yielding mortgage loans secured by a second lien on the property and made to borrowers owning single-family homes for the purpose of debt consolidation, home improvements, education and a variety of other purposes. At September 30, 1996, the Company's mortgage loan and securities investment portfolio consisted of $544.2 million of mortgage loans held in trust as collateral for Collateralized Mortgage Obligations ("CMOs"), $47.9 million of mortgage-backed or other collateralized securities and $1.2 million of mortgage loans held for investment.

  Conduit Operations. The Conduit Operations, conducted by ICIFC, purchases primarily non-conforming mortgage loans and, to a lesser extent, second mortgage loans from its network of third party correspondents and subsequently securitizes or sells such loans to permanent investors, including the Long-Term Investment Operations. ICIFC's ability to design non-conforming mortgage loans which suit the needs of its correspondent loan originators and their borrowers while providing sufficient credit quality to investors, as well as its efficient loan purchasing process, flexible purchase commitment options and competitive pricing, enable it to compete effectively with other non-conforming mortgage loan conduits. In addition to earnings generated from ongoing securitizations and sales to third party investors, ICIFC supports the Long-Term Investment Operations of the Company by supplying IMH with non-conforming mortgage loans and securities backed by such loans. For the nine months ended September 30, 1996, ICIFC acquired $1.2 billion of mortgage loans and sold or securitized $1.5 billion of mortgage loans. The Long-Term Investment Operations acquired $591.0 million of such loans as well as $ 29.6 million of securities created by ICIFC. Prior to the Contribution Transaction, ICIFC was a division or subsidiary of ICII since 1990. IMH owns 99% of the economic interest in ICIFC, while ICII is the holder of all the outstanding voting stock of ICIFC. At September 30, 1996, ICIFC maintained relationships with 245 correspondents.

  Warehouse Lending Operations. The Warehouse Lending Operations, conducted by IWLG, provides warehouse and repurchase financing to ICIFC and to approved mortgage banks, most of which are correspondents of ICIFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors. At September 30, 1996, the Warehouse Lending Operations had $183.4 million in finance receivables outstanding, of which $169.0 million was outstanding with ICIFC.

  IMH's principal sources of net income are (1) net income from the Long-Term Investment Operations, (2) net income from the Warehouse Lending Operations, and (3) equity in net income of the Conduit Operations. The net income of the Conduit Operations is fully subject to federal and state income taxes. The principal source of income from IMH's Long-Term Investment Operations is net interest income, which is the net spread between interest earned on mortgage loans and securities held for investment and the interest costs associated with the borrowings used to finance such loans and securities, including CMO debt. The principal sources of income from the Warehouse Lending Operations are net interest income, which is the net spread between interest earned on warehouse loans and the interest costs associated with the borrowings used to finance such loans, and the fee income received from the borrowers in connection with such loans. The principal sources of income from the Conduit Operations are gains recognized on the sale of mortgage loans and securities, net interest income earned on loans purchased by ICIFC pending their securitization or resale, servicing fees, commitment fees and processing fees.

                            RECENT OPERATING RESULTS

  For the nine months ended September 30, 1996, the Company earned $7.4 million or $1.40 per share. On September 17, 1996 the Company declared a dividend of $0.52 per share payable on October 15, 1996, to stockholders of record as of September 30, 1996. Revenues for the nine months ended September 30, 1996 increased to $45.7 million as compared to $2.1 million for the same period in 1995, primarily as a result of an increase in interest income from finance receivables and, secondarily as a result of interest income on the Company's mortgage loans held as CMO collateral and investment securities available for sale. Expenses for the nine months ended September 30, 1996 increased to $38.3 million as compared to $931,000 for the same period in 1995, primarily as a result of (1) an increase in borrowings associated with the financing of the Company's finance receivables, CMO collateral and investment securities available for sale, (2) an increase in the provision for loan losses, and (3) the payment of management fees.

                               OPERATING STRATEGY

  The Company believes that a structural change has occurred in the mortgage banking industry which has increased demand for higher yielding non-conforming mortgage loans. This change has been caused by a number of factors, including:
(1) investors' demand for higher yielding assets due to historically low interest rates over the past few years; (2) increased securitization of high-yielding non-conforming mortgage loans by the investment banking industry; (3) quantification and development of standardized credit criteria by credit rating agencies for securities backed by non-conforming mortgage loans; (4) increased competition in the securitization industry, which has reduced borrower interest rates and fees, thereby making non-conforming mortgage loans more affordable; and (5) the end of the refinance "boom" of 1992 and 1993, which has caused many mortgage banks, attempting to sustain origination volume, to seek out non-conforming mortgage loan borrowers.

  The Company's strategy is to take advantage of the increased demand for non-conforming mortgage loans through ICIFC's network of correspondents, which sell non-conforming mortgage loans to ICIFC for resale or securitization. The Company's strategic objective is to exploit the structural changes in the non-conforming mortgage loan market through the Conduit Operations and to invest in the non-conforming mortgage loans and mortgage-backed securities originated and created by the Conduit Operations. Management believes that the Long-Term Investment Operations complements the Conduit Operations by providing ICIFC with a reliable investor for a portion of its loan sales and securitizations while ICIFC supports the Long-Term Investment Operations by providing non-conforming mortgage loans and securities backed by non-conforming mortgage loans. The Company believes the Warehouse Lending Operations provides synergies with the Company's other operations because it provides funding to the Conduit Operations and extends the scope of the Company's relationships with certain of its correspondent loan originators.

  The Company purchases, through its network of correspondents, and invests a substantial portion of its long- term investment portfolio in non-conforming mortgage loans because management believes that non-conforming mortgage loans provide an attractive net earnings profile and produce higher yields without commensurately higher credit risks, when compared with conforming mortgage loans. Although a substantial majority of the non-conforming loans purchased by the Conduit Operations are "A" and "A-" grade mortgage loans, the Company's strategy includes the purchase of "B" and "C" grade mortgage loans. Management estimates that at September 30, 1996, less than 20% of the loans held as CMO collateral, for long-term investment or which are included in securitizations in which IMH holds subordinated interests are "B" and "C" grade mortgage loans, as defined by the Company. In general, "B" and "C" grade mortgage loans are residential mortgage loans made to borrowers with lower credit ratings than borrowers of "A" grade mortgage loans, and are normally subject to greater frequency of losses and delinquency. As a result, "B" and "C" grade mortgage loans normally bear a higher rate of interest and higher fees.

  Management believes that IMH's tax and corporate structure as a REIT provides it with an advantage over other financial institutions and mortgage banking competitors. As a REIT, IMH can generally pass through qualifying earnings as dividends to stockholders without federal income tax at the corporate level. Thus, the Company expects to be able to pay higher annual dividends than traditional mortgage lending institutions, which are subject to federal income tax. In addition, management believes that the Company provides a more attractive method of investing in mortgages than regulated financial institutions because the Company is not subject to most of the federal and state regulations imposed upon insured financial institutions, and therefore, does not incur their related costs.

                       DIVIDEND POLICY AND DISTRIBUTIONS

  To maintain its qualification as a REIT, IMH intends to make annual distributions to stockholders of at least 95% of its taxable income (which does not necessarily equal net income as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding any net capital gains. Any taxable income remaining after the distribution of regular quarterly dividends or other dividends will be distributed annually, on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions in excess of those required for IMH to maintain REIT status will be made by IMH at the discretion of the Board of Directors and will depend on the taxable earnings of IMH, the financial condition of IMH and such other factors as the Board of Directors deems relevant. The Board of Directors has not established a minimum distribution level. The following table sets forth the dividends paid or expected to be paid by IMH:

                                              STOCKHOLDER        PER SHARE
     PERIOD COVERED                           RECORD DATE     DIVIDEND AMOUNT
     --------------                        ------------------ ---------------
   November 20, 1995 through December 31,
    1995(1)                                January 26, 1996        $0.08
   Quarter ended March 31, 1996            April 24, 1996          $0.39
   Quarter ended June 30, 1996             June 13, 1996           $0.45
   Quarter ended September 30, 1996        September 30, 1996      $0.52
   Special Dividend(2)                     November 15, 1996        (2)

--------
(1) IMH commenced operations on November 20, 1995. The period from November 20, 1995 to December 31, 1995 is referred to herein as the "Interim Period".
(2) The Board of Directors of IMH has authorized a special dividend payable to stockholders of record on November 15, 1996. Purchasers of Common Stock in this Offering will therefore not be entitled to receive this special dividend. The amount of the special dividend will be determined by the Board of Directors prior to the record date and calculated to distribute excess taxable income not previously distributed by IMH as dividends, in order to comply with REIT qualification requirements. The special dividend should not be interpreted as a recurring dividend nor a dividend in lieu of IMH's regular dividend for the quarter ending December 31, 1996.

                                  THE MANAGER

  Imperial Credit Advisors, Inc. ("ICAI" or the "Manager"), a wholly-owned subsidiary of ICII, oversees the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors, pursuant to a management agreement (the "Management Agreement") which became effective on November 20, 1995. The Manager is involved in three primary activities: (1) asset-liability management--primarily the analysis and oversight of the acquisition, financing and disposition of Company assets; (2) capital management--primarily the oversight of the Company's structuring, analysis, capital raising and investor relations activities; and (3) operations management--primarily the oversight of IMH's operating subsidiaries. The Management Agreement expires on January 31, 1997 and is renewable annually by agreement between the Company and the Manager, subject to the approval of a majority of the Unaffiliated Directors. The Management Agreement may be terminated by either party at any time upon 60 days' written notice. In the event that the Management Agreement is terminated or not renewed by the Company without cause, the Company is obligated to pay the Manager a termination or non-renewal fee determined by an independent appraisal. The Company currently intends to negotiate a renewal of the Management Agreement containing more favorable terms than the current Management Agreement. While there can be no assurance that such negotiations will be successfully completed, management believes that such renewal will not be on terms less favorable than the current Management Agreement. See "Imperial Credit Advisors, Inc.--Management Agreement."

  The Manager is entitled to receive a per annum base management fee payable monthly in arrears in an amount equal to (1) 3/8 of 1% of Gross Mortgage Assets of IMH composed of other than Agency Certificates, conforming mortgage loans or mortgage-backed securities secured by or representing interests in conforming mortgage loans, plus (2) 1/8 of 1% of the remainder of Gross Mortgage Assets of IMH plus (3) 1/5 of 1% of the average daily asset balance of the outstanding amounts under IWLG's warehouse lending facilities. The Company also pays the Manager, as incentive compensation for each fiscal quarter, an amount equal to 25% of the Net Income of the Company, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity equal to the Ten Year U.S. Treasury Rate plus 2% (the "25% Incentive Payment"). "Return on Equity" is computed on Average Net Worth and has no necessary correlation with the actual distributions received by stockholders. The 25% Incentive Payment to the Manager is calculated quarterly in arrears before any income distributions are made to stockholders for the corresponding period. See "Imperial Credit Advisors, Inc.--Management Agreement" for a more detailed explanation of the management fee arrangement and "Glossary" for full definitions of the terms "Gross Mortgage Assets," "Net Income," "Return on Equity," "Ten Year U.S. Treasury Rate" and "Average Net Worth."

                               TAX STATUS OF IMH

  IMH elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1995 and believes its organization and manner of operation have enabled and will continue to enable it to meet the requirements for qualification as a REIT. To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) to its stockholders. As a REIT, IMH generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If IMH fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Considerations" and "Risk Factors--Consequences of Failure to Maintain REIT Status; IMH Subject to Tax as a Regular Corporation." Even if IMH qualifies for taxation as a REIT, IMH may be subject to certain federal, state and local taxes on its income. In addition, ICIFC is subject to federal and state income tax at regular corporate rates on its net income.

                                  THE OFFERING

Common Stock Offered by the
 Company (1)...................... 2,500,000 Shares
Common Stock to be Outstanding
 after the Offering (l)(2)........ 9,267,500 Shares
Use of Proceeds................... To provide funding for the Company's Long-
                                   Term Investment Operations and its Warehouse
                                   Lending Operations and for general corporate
                                   purposes.
American Stock Exchange Symbol.... "IMH"

--------
(1) Assumes that the Underwriters' option to purchase up to an additional 375,000 shares of Common Stock to cover over-allotments is not exercised.

(2) Does not include 800,000 shares reserved for issuance pursuant to the Company's Stock Option Plan, of which options to acquire 250,000 shares are outstanding at a per share exercise price of $11.25, options to acquire 45,000 shares are outstanding at a per share exercise price of $13.00 and options to acquire 115,500 shares are outstanding at a per share exercise price of $20.625.

                                 RISK FACTORS

  Before investing in the shares of Common Stock offered hereby, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus. The following risk factors are interrelated and, consequently, investors should treat such risk factors as a whole.

  This Prospectus contains forward-looking statements that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

CHANGES IN INTEREST RATES; PREPAYMENT RISKS

  The Company's earnings may be affected by changes in market interest rates. In conducting its Conduit Operations, the Company is subject to the risk of rising mortgage interest rates between the time the Company commits to purchase mortgage loans at a fixed price and the time the Company sells or securitizes those mortgage loans. An increase in interest rates will generally result in a decrease in market value of loans that the Company has committed to purchase at a fixed price, but has not yet sold or securitized.

  Higher rates of interest may discourage potential mortgagors from refinancing mortgage loans, borrowing to purchase a home or seeking a second mortgage loan, thus decreasing the volume of mortgage loans available to be purchased by the Conduit Operations. In addition, an increase in short-term interest rates may decrease or eliminate or, under certain circumstances, cause to be negative, the Company's net interest spread during the accumulation of mortgage loans held for sale or the net interest spread on mortgage loans held for investment when such loans are financed through reverse repurchase agreements. Should short-term interest rates exceed long-term interest rates (an "inverted yield curve" scenario), the negative effect on the Company's net interest spread would likely be coupled with a reduction in any earnings on any servicing portfolio held by the Company to the extent prepayments on the underlying mortgage loans increased as long-term interest rates declined.

  In conducting its Long-Term Investment Operations, a significant portion of the Company's mortgage assets held for long-term investment bear adjustable interest ("ARMs") or pass-through rates based on short-term interest rates, and substantially all of the Company's borrowings bear interest at fixed rates and have maturities of less than 60 days. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. Mortgage loans owned by the Company that are ARMs or mortgage-backed securities backed by ARMs are subject to periodic interest rate adjustments based on objective indices such as the CMT Index or LIBOR. Interest rates on the Company's borrowings are also based on short-term indices. To the extent any of the Company's mortgage assets are financed with borrowings bearing interest based on an index different from that used for the related mortgage assets, so-called "basis" interest rate risk will arise. In such event, if the index used for the subject mortgage assets is a "lagging" index (such as the 11th District Cost of Funds) that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates. Additionally, the Company's mortgage assets are subject to periodic interest rate adjustments that may be less frequent than the increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net loss because the interest rates on borrowings could adjust faster than the interest rates on the Company's ARMs or mortgage-backed securities backed by ARMs. Moreover, ARMs are typically subject to periodic and lifetime interest rate caps, which limit the amount an ARMs interest rate can change during any given period. The Company's borrowings are not subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, the Company could also experience a decrease in net interest income or a net loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation by caps while the interest rates on the Company's ARMs and mortgage-backed securities backed by ARMs would be so limited. Further, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARMs being deferred and added to the principal outstanding. This could result in less cash received by the Company on its ARMs than is required to pay interest on the related borrowings, which will not have such payment caps. The Company expects that the net effect of these factors, all other factors being equal, will be to lower the Company's net interest income or cause a net loss during periods of rapidly rising interest rates, which could negatively impact the market price of the Common Stock. No assurance can be given as to the amount or timing of changes in income. To the extent that the Company utilizes short-term debt financing for fixed rate mortgages or mortgage-backed securities backed by fixed rate mortgages, the Company may also be subject to interest rate risks. To the extent that some of the warehouse loans made by the Company bear interest based upon an intermediate-term index while the Company's borrowings to fund such loans bear interest based upon a short-term index, the Company will be subject to the risk of narrowing interest rate spreads.

  Higher rates of interest may have a negative effect, in particular, on the yield of any Company portfolio of "principal-only" securities and other types of mortgage-backed securities purchased at a discount. If the Company were required to dispose of any "principal-only" securities held in its portfolio in a rising rate environment, a loss could be incurred. Lower long-term rates of interest may negatively affect the yield on any Company portfolio of "interest-only" securities, servicing fees receivable, master servicing fees receivable and other mortgage loan and mortgage-backed securities purchased at a premium. It is also possible that in certain low interest rate environments the Company would not fully recoup any initial investment in such securities or investments. See "--Risks of Potential Net Interest and Operating Losses in Connection with Borrowing and Substantial Leverage; Liquidity."

  Mortgage prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments on ARMs and mortgage-backed securities backed by ARMs generally increase when mortgage interest rates fall below the then current interest rates on such ARMs. Conversely, prepayments of such mortgage loans generally decrease when mortgage interest rates exceed the then-current interest rate on such mortgage loans. Prepayment experience also may be affected by the geographic location of the property securing the mortgage loans, the credit grade of the mortgage loan, the assumability of the mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on ARMs are affected by conditions in the fixed-rate mortgage market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate mortgage loans, prepayments on ARMs will tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on ARMs to increase at a greater rate than anticipated. Prepayment rates also vary by credit grade. At September 30, 1996 80.1% of loans held by the Long-Term Investment Operations were conforming, non-conforming "A" grade and non-conforming "A-" grade mortgage loans, as defined by the Company, which may be subject to higher rates of prepayment than lesser credit grades of non-conforming loans. In addition, management estimates that a substantial majority of the mortgage loans underlying the Company's $19.8 million of "interest-only" securities included in its investment securities available for sale at September 30, 1996, were non-conforming "A" grade and non-conforming "A-" grade mortgage loans. Second mortgage loans generally have smaller average principal balances than first mortgage loans and are not viewed by borrowers as permanent financing. Accordingly, second mortgage loans may experience a higher rate of prepayment than first mortgage loans. In addition, any future limitations on the right of borrowers to deduct interest payments on mortgage loans for Federal income tax purposes may result in a higher rate of prepayment on mortgage loans. See "Business--Conduit Operations--Marketing and Production."

  Prepayments of mortgage loans could affect the Company in several adverse ways. A substantial portion of the ARMs acquired by the Company (either directly as mortgage loans or through mortgage-backed securities backed by
ARMs) have been newly originated within six months of purchase and generally bear initial interest rates which are lower than their "fully-indexed" rates (the applicable index plus the margin). In the event that such an ARM is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have experienced an adverse effect on its net interest income during the time it held such ARM compared with holding a fully-indexed ARM and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM.

  The prepayment of any mortgage loan that had been purchased at a premium by the Company would result in the immediate write-off of any remaining capitalized premium amount and a consequent decrease in the Company's interest income. The Conduit Operations' strategy at the present time is to purchase mortgage loans on a "servicing released" basis (i.e., the Company will acquire both the mortgage loans and the rights to service them). This strategy requires payment of a higher purchase price by the Company for the mortgage loans, and to the extent a premium is paid, the Company is more exposed to the adverse effects of early prepayments of the mortgage loans, as described above.

HEDGING STRATEGIES

  To mitigate risks associated with its Conduit Operations, the Company, through ICIFC, enters into transactions designed to hedge interest rate risks, which may include mandatory and optional forward selling of mortgage loans or mortgage-backed securities, interest rate caps, floors and swaps and buying and selling of futures and options on futures. To mitigate risks associated with its Long-Term Investment Operations, the Company's policy is to attempt to match the interest rate sensitivities of its adjustable rate mortgage assets held for investment with the associated liabilities. The Company may purchase interest rate caps, interest rate swaps or similar instruments to attempt to mitigate the cost of its variable rate liabilities increasing at a faster rate than the earnings on its subject assets during a period of rising interest rates. The nature and quantity of the hedging transactions for the Conduit Operations and the Long-Term Investment Operations is determined by the management of the Company based on various factors, including market conditions and the expected volume of mortgage loan purchases, and there have been no limitations placed on management's use of certain instruments in such hedging transactions. No assurance can be given that such hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which the Company could incur losses after accounting for its hedging activities. See "Business--Hedging."


RISKS RELATING TO OPERATIONS

  The Company makes long-term investments in mortgage loans and mortgage-backed securities. The Company does not obtain credit enhancements such as mortgage pool or special hazard insurance for its mortgage loans and investments other than (1) FHA insurance, (2) VA guarantees and (3) private mortgage insurance, in each case only when specified by its underwriting criteria. Accordingly, during the time it holds mortgage loans for investment, the Company is subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any mortgage loan held by the Company, the Company bears the risk of loss of principal to the extent of any deficiency between the value of the related mortgaged property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans will also cease to be eligible collateral for borrowings, and will have to be financed by the Company out of other funds until ultimately liquidated.

  Credit risks associated with non-conforming mortgage loans, especially "B" and "C" grade loans, may be greater than those associated with conforming mortgage loans that comply with FNMA and FHLMC guidelines. Non-conforming mortgage loans generally consist of jumbo mortgage loans (loans with a principal balance in excess of $207,000) or loans that are originated in accordance with underwriting or product guidelines that differ from those applied by FNMA or FHLMC. The principal differences between conforming loans and the non-conforming loans purchased by the Company include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming loans are often higher than those charged for conforming loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming loans and could have an adverse effect on the Company's operations to the extent that the Company invests in such loans or securities evidencing interests in such loans. At September 30, 1996, IMH maintained an allowance for loan losses related to such estimated losses of $3.8 million.

  In addition, with respect to second mortgage loans, the Company's security interest in the property securing such loans is subordinated to the interest of the first mortgage holder. If the value of the property securing the second mortgage loan is not sufficient to repay the borrower's obligation to the first mortgage holder upon foreclosure or if there is no additional value in such property after satisfying the borrower's obligation to the first mortgage loan holder, the borrower's obligation to the Company will likely not be satisfied.

  The yield derived from certain classes of mortgage-backed securities created in connection with securitizations by ICIFC and subsequently retained by the Company, including, but not limited to, "interest-only," "principal-only" and subordinated securities, is particularly sensitive to interest rate, prepayment and credit risks. At September 30, 1996, the Company's portfolio of investment securities available for sale was $47.9 million. The Company's investment portfolio includes each of these classes of securities, and may include in the future, investments in master servicing fees receivable, which have characteristics comparable to "interest- only" securities insofar as their value tends to decline as prepayment rates increase. See "--Changes in Interest Rates; Prepayment Risks." Because subordinated securities, in general, bear all credit losses prior to the related senior securities, the amount of credit risk associated with any investment in such subordinated securities is significantly greater than that associated with a comparable investment in the related senior securities and, on a percentage basis, the risk is greater than holding the underlying mortgage loans directly. See "Business--Long-Term Investment Operations--Investments in Mortgage-Backed Securities."

  The Company also bears risk of loss on any mortgage-backed securities it purchases in the secondary mortgage market. To the extent third parties have been contracted to insure against these types of losses, the Company would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited, and losses in excess of the limitation would be borne by the Company.

  As a warehouse lender, the Company is a secured creditor of mortgage bankers and is subject to the risks associated with such businesses, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for the Company. Any claim of the Company as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay. See "Business--Warehouse Lending Operations."

  In connection with its Conduit Operations, ICIFC has engaged in securitizations and bulk whole loan sales. In connection with the issuance of mortgage-backed securities by ICIFC, such securities have been non-recourse to ICIFC, except in the case of a breach of the standard representations and warranties made by ICIFC when mortgage loans are securitized. While ICIFC has recourse to the sellers of mortgage loans for any such breaches, there can be no assurance of the sellers' abilities to honor their respective obligations. ICIFC has engaged in bulk whole loan sales pursuant to agreements that provide for recourse by the purchaser against ICIFC (and, in certain cases, IMH as guarantor) in the event of a breach of representation or warranty made by ICIFC, any fraud or misrepresentation during the mortgage loan origination process or upon early default on such mortgage loans. ICIFC has generally limited the remedies of such purchasers to the remedies ICIFC receives from the persons from whom ICIFC purchased such mortgage loans. However, in some cases, the remedies available to a purchaser of mortgage loans from ICIFC are broader than those available to ICIFC against its seller, and should a purchaser exercise its rights against ICIFC, ICIFC may not always be able to enforce whatever remedies ICIFC may have against its sellers. ICIFC may from time to time provide provisions for loan losses related to estimated losses from the breach of a standard representation and warranty. At September 30, 1996, ICIFC maintained an allowance for loan losses related to such estimated losses of $728,000. During the nine months ended September 30, 1996, no losses occurred and no loans were repurchased by ICIFC. In 1995, 1994 and 1993, the impact of loans repurchased as a result of borrower misrepresentations was not material.

DEPENDENCE ON SECURITIZATIONS

  The Company securitizes a substantial portion of the mortgage loans it purchases. ICIFC relies significantly upon securitizations to generate cash proceeds for repayment of its warehouse line and to create credit availability. Further, gains on sales from ICIFC's securitizations represent a significant portion of ICIFC's earnings. Several factors affect the Company's ability to complete securitizations of its mortgage loans, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of the mortgage loans purchased by the Conduit Operations and the Company's ability to obtain credit enhancement. If ICIFC were unable to securitize profitably a sufficient number of its mortgage loans in a particular financial reporting period, then the Company's revenues for such period would decline, which could result in lower income or a loss for such period. In addition, unanticipated delays in closing a securitization could also increase ICIFC's interest rate risk by increasing the warehousing period for its mortgage loans.

  The Company also relies on securitizations in the form of CMO borrowings to finance a substantial portion of the loans held by the Long-Term Investment Operations. Any reduction in the Company's ability to complete additional securitizations would require the Company to utilize other sources of financing which may be on less favorable terms.

  ICIFC endeavors to effect quarterly public securitizations of its loan pools. However, market and other considerations, including the volume of ICIFC's mortgage acquisitions and the conformity of such loan pools to the requirements of insurance companies and rating agencies, may affect the timing of such transactions. Any delay in the sale of a loan pool beyond a quarter-end would postpone the recognition of gain related to such loans and would likely result in lower income or a loss for such quarter being reported by ICIFC.

  In connection with several securitizations during the first nine months of 1996, in order to gain access to the securitization market, the Company relied on credit enhancements provided by insurance companies to guarantee senior interests in the related trusts to enable them to obtain "AAA/Aaa" ratings for such interests. Any unwillingness of insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's results of operations and financial condition.

INTEREST-ONLY, PRINCIPAL-ONLY AND SUBORDINATED SECURITIES

  At September 30, 1996, IMH's assets included "interest-only," "principal-only" and subordinated securities of approximately $40.2 million, valued by the Company in accordance with SFAS No. 115, "Accounting for Certain Debt and Equity Securities." IMH records its retained interest in ICIFC's securitizations (including "interest-only," "principal-only" and subordinated securities) as an investment, and ICIFC derives a substantial portion of its income by including the value of such securities in calculating gains upon sales of senior interests in loans through securitizations. Realization of these "interest-only," "principal-only" and subordinated securities in cash is subject to the timing and ultimate realization of cash flows associated therewith, which is in turn effected by the prepayment and loss characteristics of the underlying loans. The Company estimates future cash flows from these "interest-only," "principal-only" and subordinated securities and values such securities utilizing assumptions that it believes are consistent with those that would be utilized by an unaffiliated third party purchaser and records them as available for sale securities in accordance with SFAS No. 115. If actual experience differs from the assumptions used in the determination of the asset value, future cash flows and earnings could be negatively impacted, and the Company could be required to reduce the value of its "interest-only," "principal-only" and subordinated securities in accordance with SFAS No. 115. The value of such securities can therefore fluctuate widely and may be extremely sensitive to changes in discount rates, projected mortgage loan prepayments and loss assumptions. The Company has not experienced material loan losses, and its aggregate delinquency experience has been relatively low, in part due to its relatively unseasoned portfolio. The Company believes that its aggregate delinquency and loan loss experience will increase as its loan portfolio matures. To the Company's knowledge, the market for the sale of the "interest-only," "principal-only" and subordinated securities is limited. No assurance can be given that "interest-only," "principal-only" and subordinated securities could be sold at their reported value, if at all.

MORTGAGE SERVICING RIGHTS

  When ICIFC purchases loans that include the associated servicing rights, the allocated price paid for the servicing rights, net of amortization based on assumed prepayment rates, is reflected on its financial statements as Mortgage Servicing Rights ("MSRs"). At September 30, 1996, ICIFC had capitalized $7.5 million of MSRs.

  SFAS No. 122 requires that a portion of the cost of acquiring a mortgage loan be allocated to the mortgage loan servicing rights based on its fair value relative to the loan as a whole. To determine the fair value of the servicing rights created, ICIFC uses a valuation model that calculates the present value of future net servicing revenues to determine the fair value of the servicing rights. In using this valuation method, ICIFC incorporates assumptions that it believes market participants would use in estimating future net servicing income which include estimates of the cost of servicing, an inflation rate, ancillary income per loan, a prepayment rate, a default rate and a market discount rate.

  MSRs are subject to some degree of volatility in the event of unanticipated prepayments or defaults. Prepayments in excess of those anticipated at the time MSRs are recorded could result in a decline in the fair value of the MSRs below their carrying value requiring a provision to increase the MSRs' valuation allowance. The rate of prepayment of loans is affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of those factors on loan prepayment rates may vary depending on the particular type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historical rate of prepayment of ICIFC's loans, and other considerations. There can be no assurance of the accuracy of management's prepayments estimates. If actual prepayments with respect to loans serviced occur more quickly than were projected at the time such loans were sold, the carrying value of the MSRs may have to be reduced through a provision recorded to increase the MSRs' valuation allowance in the period the fair value declined below the MSRs' carrying value. If actual prepayments with respect to loans occur more slowly than estimated, the carrying value of MSRs would not increase, although total income would exceed previously estimated amounts and the related valuation allowances, if any, could be unnecessary.

RISKS OF POTENTIAL NET INTEREST AND OPERATING LOSSES IN CONNECTION WITH BORROWINGS AND SUBSTANTIAL LEVERAGE; LIQUIDITY

  The Company has employed a financing strategy to increase the size of its investment portfolio by borrowing a substantial portion (up to approximately 98%, depending on the nature of the underlying asset) of the market value of substantially all of its investments in mortgage loans and mortgage-backed securities. The Company initially intended to maintain a ratio of equity capital (book value of stockholders' equity) to total assets of approximately 15%. This target ratio was developed on the assumption that the Company would utilize the sale of pass-through mortgage-backed securities as its primary securitization technique, as compared to financing the loans in the Company's long-term investment portfolio through CMOs. Subsequently, the Company has elected to utilize CMO borrowings to a substantial degree because CMOs are more consistent with IMH's maintenance of its REIT tax status. CMOs receive financing treatment as opposed to sale treatment. Financing treatment allows the Company to recognize spread income over time as qualifying interest income under the REIT gross income tests, as compared to gains at ICIFC from the issuance of pass-through securities which receives sale treatment and is fully taxable. The value of the assets collateralizing CMO borrowings are reflected on the Company's balance sheet, while the value of the assets backing pass-through securities are not reflected on the balance sheet. Consequently, CMO borrowings tend to increase the assets of the Company and to reduce the Company's ratio of equity capital to total assets, as compared to the sale of pass-through securities. It is expected that the continued use of CMOs will likely result in a ratio of equity capital to total assets generally between 7% to 8%, although such ratio may vary substantially depending upon, among other things, the timing of ICIFC's securitizations and the Company's offerings of equity capital. The Company's ratio of equity capital to total assets at September 30, 1996 was 10.2%, and the ratio at December 31, 1995 was 7.4%.

  A majority of other Company borrowings are collateralized, primarily in the form of reverse repurchase agreements, which are based on the market value of the Company's assets pledged to secure the specific borrowings. The cost of borrowings under a reverse repurchase agreement corresponds to the referenced interest rate (e.g., the CMT Index or LIBOR) plus or minus a margin. The margin over or under the referenced interest rate varies depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the returns on the assets and mortgage-backed securities financed with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses. See "Business--Long-Term Investment Operations."

  The use of CMOs as financing vehicles tends to increase the Company's leverage as mortgage loans held for CMO collateral are retained for investment rather than sold in a secondary market transaction. Retaining mortgage loans as CMO collateral exposes the Company to greater potential credit losses than from the use of securitization techniques that are treated as sales. The creation of a CMO involves an equity investment by the Company to fund collateral in excess of the amount of the securities issued. Should the Company experience credit losses greater than expected, the value of the Company's equity investment in its CMOs would decrease and the Company's financial condition and results of operations would be materially adversely affected.

  The ability of the Company to achieve its investment objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms but also on the Company's ability to renew or replace on a continuous basis its maturing short-term borrowings. The Company's business strategy relies on short-term borrowings to fund long-term mortgage loans and investment securities available for sale. In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell, under adverse market conditions, all or a portion of its mortgage loans and investment securities available for sale, and could incur losses as a result. In addition, in such event the Company may be required to terminate hedge positions, which could result in further losses to the Company. Such events could have a materially adverse effect on the Company.

  Certain of the Company's mortgage loans may be cross-collateralized to secure multiple borrowing obligations of the Company to a single lender. A decline in the market value of such assets could limit the Company's ability to borrow or result in lenders initiating margin calls (i.e., requiring a pledge of cash or additional mortgage loans to reestablish the ratio of the amount of the borrowing to the value of the collateral). The Company could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. If these sales were made at prices lower than the carrying value of its mortgage loans, the Company would experience losses. A default by the Company under its collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay. Conversely, in the event of a bankruptcy of a party with whom the Company had a reverse repurchase agreement, the Company might experience difficulty repurchasing the collateral under such agreement if it were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company has entered into reverse repurchase agreements with several different parties and has developed procedures to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third party risks. See "Business-- Long-Term Investment Operations--Financing."

  To the extent the Company is compelled to liquidate mortgage loans or mortgage-backed securities classified as Qualified REIT Assets to repay borrowings, IMH may be unable to comply with the REIT asset and income tests, possibly jeopardizing IMH's status as a REIT. Gain from the sale or other disposition of such assets may be included under the 30% gross income test, which requires, in general, that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years represent less than 30% of the REIT's gross income for each taxable year. The Code does not provide for any mitigating provisions with respect to the 30% gross income test. Accordingly, if IMH failed to meet the 30% gross income test, its status as a REIT would terminate automatically. See "Federal Income Tax Considerations--Taxation of IMH--Income Tests."

  The REIT provisions of the Code require IMH to distribute to its stockholders substantially all of its taxable income. As a result, such provisions restrict the Company's ability to retain earnings and replenish the capital committed to its business activities.

  The Company's liquidity is also affected by its ability to access the debt and equity capital markets. To the extent that the Company is unable to regularly access such markets, the Company could be forced to sell assets at unfavorable prices or discontinue various business activities in order to meet its liquidity needs. As a result, any such inability to access the capital markets could have a negative impact on the Company's earnings.

  Substantially all of the assets of the Conduit Operations have been pledged to secure the repayment of mortgage-backed securities issued in the securitization process, reverse repurchase agreements or other borrowings. In addition, substantially all of the mortgage loans that the Company has acquired and will in the future acquire have been or will be pledged to secure borrowings pending their securitization or sale or as a part of their long-term financing. The cash flows received by the Company from its investments that have not yet been distributed, pledged or used to acquire mortgage loans or other investments may be the only unpledged assets available to unsecured creditors and stockholders in the event of liquidation of the Company.

DEMAND FOR RESIDENTIAL MORTGAGE LOANS AND THE COMPANY'S NON-CONFORMING LOAN PRODUCTS

  The availability of mortgage loans meeting the Company's criteria is dependent upon, among other things, the size and level of activity in the residential real estate lending market and, in particular, the demand for non-conforming mortgage loans. The size and level of activity in the residential real estate lending market depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in residential property values, as well as the general regulatory and tax environment as it relates to mortgage lending. See "Business-- Regulation." To the extent the Company is unable to obtain sufficient mortgage loans meeting its criteria, the Company's business will be adversely affected.

  FNMA and FHLMC are not currently permitted to purchase mortgage loans with original principal balances above $207,000. If this dollar limitation is increased without a commensurate increase in home prices, the Company's ability to maintain or increase its current acquisition levels could be adversely affected as the size of the non-conforming mortgage loan market may be reduced, and FNMA and FHLMC may be in a position to purchase a greater percentage of the mortgage loans in the secondary market than they currently acquire.

  In general, lower interest rates prompt greater demand for mortgage loans, because more individuals can afford to purchase residential properties, and refinancing and second mortgage loan transactions increase. However, if low interest rates are accompanied by a weak economy and high unemployment, demand for housing and residential mortgage loans may decline. Conversely, higher interest rates and lower levels of housing finance and refinance activity may decrease mortgage loan purchase volume levels, resulting in decreased economies of scale and higher costs per unit, reduced fee income, smaller gains on the sale of non-conforming mortgage loans and lower net income.

  Although the Company seeks geographic diversification of the properties underlying the Company's mortgage loans and mortgage-backed securities, it does not set specific limitations on the aggregate percentage of its portfolio composed of such properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area will increase exposure of the Company's portfolio to the economic and natural hazard risks associated with such area. At September 30, 1996, 56.8% of IMH's mortgage loans held for investment and CMO collateral were secured by properties in California. In addition, management estimates that a majority of the loans included in securitizations in which IMH holds subordinated interests are secured by properties in California. Certain parts of California have experienced an economic downturn in recent years, particularly in areas of high defense industry concentration, and have suffered the effects of certain natural hazards such as earthquakes, fires and floods, as well as riots.

RISKS OF CONTRACTED SUB-SERVICING

  ICIFC currently contracts for the sub-servicing of all loans it purchases and holds for sale or investment with third-party sub-servicers. This arrangement allows the Conduit Operations to increase the volume of loans it originates and purchases without incurring the expenses associated with servicing operations. As with any external service provider, ICIFC is subject to risks associated with inadequate or untimely services. Many of ICIFC's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in the ICIFC's delinquency rate or foreclosure rate could adversely affect its ability to access profitably the capital markets for its financing needs, including future securitizations. ICIFC regularly reviews the delinquencies of its servicing portfolio. Although the Conduit Operations periodically reviews the costs associated with establishing operations to service the loans it purchases, it has no plans to establish and perform servicing operations at this time. See "Business-- Servicing and Master Servicing."

  Each of ICIFC's sub-servicing agreements with its third-party sub-servicers provides that if ICIFC terminates the agreement without cause (as defined in the agreement), ICIFC will be required to pay the third-party sub-servicer a fee. Further, one such agreement provides that ICIFC shall pay the third-party sub-servicer a transfer fee per loan for any mortgage loan which ICIFC transfers to another sub-servicer without terminating the agreement. Depending upon the size of ICIFC's loan portfolio sub-serviced at any point in time, the termination penalty that ICIFC would be obligated to pay upon termination without cause, may be substantial.

  ICIFC subcontracts with sub-servicers to service the loans in each of the Company's public securitizations. With respect to such loans, the related pooling and servicing agreements permit ICIFC to be terminated as servicer under specific conditions described in such agreements, which generally include the failure to make payments, including advances, within specific time periods. Such termination would generally be at the option of the trustee and/or the financial guaranty insurer for such securitization, if applicable, but not at the option of the Company. If, as a result of a sub-servicer's failure to perform adequately, ICIFC were terminated as servicer of a securitization, the value of any servicing rights held by ICIFC would be adversely impacted. In addition, if a new sub-servicer were selected with respect to any such securitization, the change in sub-servicing may result in greater delinquencies and losses on the related loans, which would adversely impact the value of any "interest-only," "principal-only" and subordinated securities held by the Company in connection with such securitization.

LIMITED HISTORY OF OPERATIONS

  The Company commenced operations on November 20, 1995. Prior to the date of the Contribution Transaction, ICIFC was a division or subsidiary of ICII, and IWLG was a division of SPTL. Although the Company was profitable for the year ended December 31, 1995 and for the nine months ended September 30, 1996, and has experienced substantial growth in mortgage loan originations and total revenues, there can be no assurance that the Company will be profitable in the future or that these rates of growth will be sustainable or indicative of future results. Prior to the Company's initial public offering in November 1995 (the "Initial Public Offering"), each of ICIFC and IWLG benefited from the financial, administrative and other resources of ICII and SPTL, respectively.

  Since the Company commenced operations in November 1995, its growth in purchasing loans has been significant. In light of this growth, the historical financial performance of the Company may be of limited relevance in predicting future performance. Also, the loans purchased by the Company and included in the Company's securitizations have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loans to date may not be indicative of future results. It is unlikely that the Company will be able to maintain delinquency and loan loss ratios at their present levels as the portfolio becomes more seasoned.

  A reduction in the number of loans available for purchase or a lack of demand for the Company's mortgage loan products could limit the Company's ability to fully invest the net proceeds of this Offering in mortgage loans and mortgage-backed securities in a timely manner after completion of this Offering. Should such an event occur, the Company will likely not be able to maintain the level of performance it has achieved since the Contribution Transaction.

COMPETITION FOR MORTGAGE LOANS

  In purchasing non-conforming mortgage loans and issuing securities backed by such loans, the Company competes with established mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, insurance companies, other lenders and other entities purchasing mortgage assets. Continued consolidation in the mortgage banking industry may also reduce the number of current sellers to the Conduit Operations, thus reducing the Company's potential customer base, resulting in the Company purchasing a larger percentage of mortgage loans from a smaller number of sellers. Such changes could negatively impact the Conduit Operations. Mortgage-backed securities issued through the Conduit Operations face competition from other investment opportunities available to prospective investors. See "--Demand for Residential Mortgage Loans and the Company's Non-Conforming Loan Products," "Business--Competition" and "Business--Conduit Operations--Marketing and Production--Mortgage Loans Acquired."

  The Company's operations may be affected by the activities of ICII and its affiliates. As an end-investor in non-conforming mortgage loans, SPTL may compete with the Company; this activity is not restricted by an agreement not to compete executed by and among the Company, SPTL and ICII in connection with the Contribution Transaction (the "Non-Compete Agreement"). Also, Southern Pacific Funding Corporation ("SPFC") is a subsidiary of ICII whose business is primarily to act as a wholesale originator and a bulk purchaser of non-conforming mortgage loans. These activities are not restricted by the Non-Compete Agreement. In addition, after the expiration of the Non-Compete Agreement in November 1997, ICII or any 25% entity may compete with the Company's Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations. While the Company believes such activities will not have a material adverse effect on the Company's operations, there can be no assurance of this. See "--Relationship with ICII and its Affiliates; Conflicts of Interest" and "Business--Competition."

RECENT AND CONTINUED EXPANSION

  The Company's total revenues and net income have grown significantly since the Company's inception, primarily due to increased mortgage purchasing, sales and investing activities. The Company intends to continue to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its Long-Term Investment Operations, its Conduit Operations and its Warehouse Lending Operations. Each of these plans requires additional personnel and assets and there can be no assurance that the Company will be able to successfully expand and operate its expanded operations profitably. There can be no assurance that the Company will anticipate and respond effectively to all of the changing demands that its expanding operations will have on the Company's management, information and operating systems, and the failure to adapt its systems could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will successfully achieve its continued expansion or, if achieved, that the expansion will result in profitable operations.

  A significant portion of the Company's mortgage loan acquisitions since its inception have been from ICII or its affiliates. Of the $1.2 billion and $1.1 billion of mortgage loans acquired by the Company for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, $219.0 million and $585.9 million, respectively, were purchased from ICII or its affiliates. Mortgage loan acquisitions from ICII for the nine months ended September 30, 1996 included acquisitions of mortgage loans from correspondents associated with ICII. ICII has recently divested itself of its mortgage banking operations except for those activities referred to in the Non-Compete Agreement, as described in "Certain Transactions." As a result, the level of mortgage loan acquisitions from ICII has decreased.

EXPERIENCE OF THE MANAGER IN MANAGING A REIT

  The Company is dependent for the selection, structuring and monitoring of its assets and associated borrowings on the diligence and skill of its officers and the officers and employees of the Manager or ICII which have limited experience in managing a REIT. See "Imperial Credit Mortgage Holdings, Inc.--Directors and Executive Officers" and "Imperial Credit Advisors, Inc." for further descriptions of the business experience of key management personnel.

RELATIONSHIP WITH ICII AND ITS AFFILIATES; CONFLICTS OF INTEREST

  The Company is subject to conflicts of interest arising from its relationship with its manager, ICAI, and ICAI's affiliates. ICAI, through its affiliation with ICII, has interests that may conflict with those of the Company in fulfilling certain of its duties. In addition, certain of the officers and Directors of ICII or its affiliates are also officers and Directors of the Company, including H. Wayne Snavely and Joseph R. Tomkinson, Chairman of the Board and Chief Executive Officer of IMH, respectively. See "Imperial Credit Mortgage Holdings, Inc.-- Directors and Executive Officers" and "Imperial Credit Advisors, Inc.--Directors and Executive Officers." The Company also relies upon ICAI (which has entered into a subcontract with ICII to provide certain management services to the Company as ICAI deems necessary) for the oversight of day-to-day operations of its business. All other operations of the Company are conducted through ICIFC and IWLG, which had 91 and five employees, respectively, as of September 30, 1996. No assurance can be given that the Company's relationships with ICAI and its affiliates will continue indefinitely. The failure or inability of ICAI to provide the services required of it under the Management Agreement (or of ICII to perform its obligations under its subcontract with ICAI) or any other agreements or arrangements with the Company would have a material adverse effect on the Company's business. In addition, as the holder of all of the outstanding voting stock of ICIFC, ICII has the right to elect all directors of ICIFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of ICIFC is required.

  It is the intention of the Company and ICII that any agreements and transactions, taken as a whole, between the Company, on the one hand, and ICII or its affiliates, on the other hand, are fair to both parties. To minimize or avoid potential conflicts of interests, all three Unaffiliated Directors must independently and by majority vote approve all such agreements and transactions. However, there can be no assurance that each of such agreements or transactions will be on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. See "Imperial Credit Mortgage Holdings, Inc.," "Imperial Credit Advisors, Inc.," "Relationships with Affiliates" and "Certain Transactions."

  Pursuant to the Non-Compete Agreement, except as set forth below, ICII and any 25% entity may not compete with the Warehouse Lending Operations and may not establish a network of third party correspondent loan originators or another end-investor in non-conforming mortgage loans. ICII has also agreed
(1) that, in addition to any other remedy that may be available to the Company, it will sell, at a price determined by an independent appraisal, all of the outstanding shares of common stock of ICIFC to be retained by ICII pursuant to the Contribution Transaction to any third party reasonably acceptable to the Company in the event that ICII or any 25% entity establishes a network of third party correspondent loan originators or other end-investors in non-conforming loans during the term of the Non-Compete Agreement and (2) that any sale by ICIFC of shares of its capital stock or any sale or transfer by ICII of any shares of the common stock of ICIFC which ICII owns may only be made to a party reasonably acceptable to the Company. Pursuant to the Non-Compete Agreement, SPTL may continue to act as an end-investor in non-conforming mortgage loans and Southern Pacific Funding Corporation, a subsidiary of ICII, may continue its business, which is primarily to act as a wholesale originator and bulk purchaser of non-conforming mortgage loans. Pursuant to a right of first refusal agreement executed by and between ICIFC and ICII in connection with the Contribution Transaction (the "Right of First Refusal Agreement"), ICII has granted ICIFC a right of first refusal to purchase all non-conforming mortgage loans that ICII or any 25% entity originates or acquires and subsequently offers for sale and ICIFC has granted ICII or any 25% entity designated by ICII a right of first refusal to purchase all conforming mortgage loans that ICIFC acquires and subsequently offers for sale.

CONSEQUENCES OF FAILURE TO MAINTAIN REIT STATUS; IMH SUBJECT TO TAX AS A REGULAR CORPORATION

  Commencing with its taxable year ended December 31, 1995, IMH has operated and intends to continue to operate so as to qualify as a REIT under the Code. Although IMH believes that it has operated and will continue to operate in such a manner, no assurance can be given that IMH was organized or has operated, or will be able to continue to operate, in a manner which will allow it to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within IMH's control. For example, in order to qualify as a REIT, at least 95% of IMH's gross income (including the gross income of IWLG and IMH Assets) in any year must be derived from qualifying sources, and IMH must pay distributions to stockholders aggregating annually at least 95% of its (including IWLG's and IMH Assets') taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. At the closing of the offering described in this prospectus, IMH will receive an opinion from Latham & Watkins, tax counsel to IMH, that, commencing with IMH's taxable year ended December 31, 1995, IMH has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. See "Federal Income Tax Considerations--Taxation of IMH" and "Legal Matters." Such legal opinion is based on various assumptions and factual representations by IMH regarding IMH's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the Internal Revenue Service (the "Service") or any court.

  Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed the value of 5% of the REIT's total assets on certain testing dates. See "Federal Income Tax Considerations--Taxation of IMH--Requirements for Qualification." IMH believes that the aggregate value of the securities of ICIFC held by IMH have been and will continue to be less than 5% of the value of IMH's total assets. In rendering its opinion as to the qualification of IMH as a REIT, Latham & Watkins is relying on the representation of IMH regarding the value of its securities in ICIFC.

  If IMH were to fail to qualify as a REIT in any taxable year, IMH would be subject to federal income tax (including any applicable alternative minimum tax) on its (including IWLG's and IMH Assets') taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, IMH also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of IMH available for investment or distribution to stockholders because of the additional tax liability to IMH for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations--Taxation of IMH--Requirements for Qualification."

  Other Tax Liabilities. Even if IMH maintains its REIT status, it may be subject to certain federal, state and local taxes on its income. For example, if IMH has net income from a prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Considerations--Taxation of IMH." In addition, the net income, if any, from the Conduit Operations conducted through ICIFC is subject to federal income tax at regular corporate tax rates. See "Federal Income Tax Considerations--Other Tax Consequences."

INVESTMENT COMPANY ACT RISK

  The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are

"primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under the current interpretation of the staff of the Commission, in order to qualify for this exemption, the Company must maintain at least 55% of its assets directly in mortgage loans, qualifying pass-through certificates and certain other Qualifying Interests in real estate. In addition, unless certain mortgage securities represent all the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify as Qualifying Interests for purposes of the 55% requirement. The Company's ownership of certain mortgage loans therefore may be limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, the Company intends to consider privately issued certificates issued with respect to an underlying pool as to which the Company holds all issued certificates as Qualifying Interests. If the Commission, or its staff, adopts a contrary interpretation with respect to such securities, the Company could be required to restructure its activities to the extent its holdings of such privately issued certificates did not comply with the interpretation. Such a restructuring could require the sale of a substantial amount of privately issued certificates held by the Company at a time it would not otherwise do so. Further, in order to insure that the Company at all times continues to qualify for the above exemption from the Investment Company Act, the Company may be required at times to adopt less efficient methods of financing certain of its mortgage loans and investments in mortgage-backed securities than would otherwise be the case and may be precluded from acquiring certain types of such mortgage assets whose yield is somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors will be to lower at times the Company's net interest income, although the Company does not expect the effect to be material. If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF THE BOARD OF DIRECTORS

  The Board of Directors, including a majority of the Unaffiliated Directors, has established the investment policies and operating policies and strategies set forth in this Prospectus as the investment policies and operating policies and strategies of the Company. With respect to other matters, the Company may, in the future, but currently has no present plans to, invest in the securities of other REITs for the purpose of exercising control, offer securities in exchange for property or offer to repurchase or otherwise reacquire its shares or other securities. The Company may also, but does not currently intend to underwrite the securities of other issuers. However, any of the policies, strategies and activities referenced above or described in this Prospectus may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Unaffiliated Directors, without stockholder consent.

EFFECT OF FUTURE OFFERINGS ON MARKET PRICE OF COMMON STOCK

  The Company in the future may increase its capital resources by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, preferred stock or debt securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in the reduction of the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Common Stock. Of the 9,267,500 shares of Common Stock to be outstanding after the Offering, 500,000 shares will be restricted in nature and are not saleable pursuant to Rule 144 until November 1997 at the earliest. The Company, ICII, SPTL and the Manager have agreed with the Underwriters that, for a period of 120 days following the commencement of this Offering, they will not sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares (other than pursuant to employee plans) without the prior written consent of PaineWebber Incorporated. See "Shares Eligible for Future Sale" and "Underwriting." Additionally, there are outstanding stock options for 250,000 shares of Common Stock, which have been granted at a per share exercise price of $11.25 per share, to executive officers and Directors of the Company or of the Manager, none of which, except in the event of a change of control of the Company, are exercisable until November 1998; stock options for an additional 45,000 shares of Common Stock have been granted to Unaffiliated Directors of the Company at a per share exercise price of $13.00, all of which become exercisable on November 20, 1996; stock options for an additional 115,500 shares of Common Stock have been granted to officers and employees of ICIFC at a per share exercise price of $20.625, none of which, except in the event of a change of control of the Company, is exercisable until September 1997; and an additional 389,500 shares of Common Stock are reserved for future issuance pursuant to the Company's Stock Option Plan. The Company intends to register under the Securities Act shares reserved for issuance pursuant to the Stock Option Plan. See "Imperial Credit Mortgage Holdings, Inc.--Stock Options."

PREFERRED STOCK; RESTRICTIONS ON OWNERSHIP OF COMMON STOCK; POSSIBLE ANTI-TAKEOVER EFFECT

  IMH's Articles of Incorporation and the amendments thereto (the "Charter") authorize the Board of Directors to issue shares of Preferred Stock and to classify or reclassify any unissued shares of Preferred Stock into one or more classes or series of stock. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, IMH and for general corporate purposes without further stockholder authorization. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of IMH by means of a merger, tender offer, proxy contest or otherwise. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to IMH to make distributions to the common stockholders. As of the date hereof, no shares of Preferred Stock have been issued. See "Description of Capital Stock."

  In order for IMH to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of IMH's capital stock, including Common Stock, may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, after the first taxable year for which a REIT election is made, IMH's shares of capital stock, including Common Stock, must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a shorter taxable year). In order to protect IMH against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Charter limits actual or constructive ownership of the outstanding shares of Common Stock by any person to 9.5% (the "Ownership Limit") (in value or in number of shares, whichever is more restrictive) of the then outstanding shares of Common Stock. See "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer." Although the Board of Directors presently has no intention of doing so (except as described below), the Board of Directors, in its sole discretion, could waive the Ownership Limit with respect to a particular person if it were satisfied, based upon the advice of tax counsel or otherwise, that ownership by such person in excess of the Ownership Limit would not jeopardize IMH's status as a REIT. The Board of Directors may from time to time increase or, subject to certain limitations, decrease the Ownership Limit.

  Actual or constructive ownership of shares of Common Stock in excess of the Ownership Limit, or, with the consent of the Board of Directors, such other limit, which would cause IMH not to qualify as a REIT, will cause the violative transfer of ownership to be void with respect to the intended transferee or owner as to that number of shares in excess of such limit, and such shares will be automatically transferred to a trustee for the benefit of a trust for the benefit of a charitable beneficiary. The trustee of such trust shall sell such shares and distribute the net proceeds generally as follows: the intended transferee shall receive the lesser of (i) the price paid by the intended transferee for such excess shares and (ii) the sales proceeds received by the trustee for such excess shares. Any proceeds in excess of the amount distributable to the intended transferee will be distributed to the charitable beneficiary. In addition, shares of Common Stock held in trust shall be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust and (ii) the Market Price (as defined below) on the date IMH, or its designee, accepts such offer. IMH shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to IMH, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee. Also, such intended transferee shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer" for additional information regarding the Ownership Limit.

  These provisions may inhibit market activity and the resulting opportunity for IMH's stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of Common Stock in excess of the number of shares permitted under the Charter. Such provisions also may make IMH an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.5% of the outstanding shares of Common Stock.

  In addition, certain provisions of the Maryland General Corporation Law ("MGCL") and of IMH's Charter and Bylaws may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

                                  THE COMPANY

  IMH was incorporated in the State of Maryland on August 28, 1995. The Company operates in a manner intended to permit IMH to be taxed as a REIT for federal income tax purposes. The Company generates income for distribution to its stockholders primarily from the net interest income derived from its investments classified as Qualified REIT Assets and from its Conduit Operations and Warehouse Lending Operations. As a result of its REIT status, IMH generally is not subject to federal income tax on net income that is currently distributed to its stockholders, thereby substantially eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. ICIFC is not consolidated with IMH for accounting purposes because IMH does not own any of ICIFC's voting common stock and IMH does not control ICIFC. All taxable income of ICIFC is subject to federal and state income taxes, where applicable. See "Federal Income Tax Considerations--Other Tax Consequences."

  The principal executive offices of the Company are located at 20371 Irvine Avenue, Santa Ana Heights, California 92707, telephone (714) 556-0122.

  The Manager, ICAI, oversees the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors. The Manager is involved in three primary activities: (1) asset-liability management--the analysis and oversight of the acquisition, financing and disposition of Company assets; (2) capital management--primarily the oversight of the Company's structuring, analysis, capital raising and investor relations activities; and (3) operations management--primarily the oversight of IMH's operating subsidiaries. The Manager employs personnel who have significant experience in mortgage finance and in the purchase and administration of mortgage assets. See "Imperial Credit Advisors, Inc.--Management Agreement."

                                USE OF PROCEEDS

  The net proceeds of this Offering to the Company are estimated to be $50.6 million (or $58.3 million if the Underwriters' over-allotment option is exercised in full) assuming a public offering price of $21.75 after deducting estimated offering expenses and underwriting discounts and commissions. It is expected that approximately 70% and 20% of such proceeds will be used to provide funding for the Company's Long-Term Investment Operations and its Warehouse Lending Operations, respectively. The balance of such proceeds will be used for working capital and general corporate purposes. Pending these uses, the proceeds may be invested temporarily to the extent consistent with the REIT provisions of the Code.

  The Company anticipates that it will fully invest its net proceeds of this Offering in mortgage loans, mortgage-backed securities and finance receivables within 90 days after completion of this Offering. The Company has not specifically identified any mortgage loans, mortgage-backed securities or finance receivables in which to invest its proceeds of this Offering.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is listed on the AMEX under the symbol IMH. The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by the AMEX.

                                                                    HIGH   LOW
                                                                   ------ ------
1995
----
Fourth Quarter (from November 20, 1995)........................... $13.25 $12.00

1996
----
First Quarter..................................................... $15.38 $12.88
Second Quarter....................................................  17.13  14.75
Third Quarter.....................................................  21.50  15.00
Fourth Quarter (through October 31, 1996).........................  22.88  20.38

  On October 31, 1996, the last reported sale price of the Common Stock on the AMEX was $21.75 per share. As of October 24, 1996, there were approximately 141 holders of record of the Company's Common Stock.

                       DIVIDEND POLICY AND DISTRIBUTIONS

  To maintain its qualification as a REIT, IMH intends to make annual distributions to stockholders of at least 95% of its taxable income (which may not necessarily equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gains. IMH declares regular quarterly dividend distributions. Any taxable income remaining after the distribution of the regular quarterly or other dividends will be distributed annually on or prior to the date of the first regular quarterly dividends payment date of the following taxable year. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions in excess of those required for IMH to maintain REIT status will be made by IMH at the discretion of the Board of Directors and will depend on the taxable earnings of IMH, the financial condition of IMH and such other factors as the Board of Directors deems relevant. The Board of Directors has not established a minimum distribution level. The following table sets forth the dividends paid or to expected be paid by IMH:

                                                                      PER SHARE
                                                      STOCKHOLDER     DIVIDEND
   PERIOD COVERED                                     RECORD DATE      AMOUNT
   --------------                                  ------------------ ---------
   November 30, 1995 through December 31, 1995(1)  January 26, 1996     $0.08
   Quarter ended March 31, 1996                    April 24, 1996       $0.39
   Quarter ended June 30, 1996                     June 13, 1996        $0.45
   Quarter ended September 30, 1996                September 30, 1996   $0.52
   Special Dividend(2)                             November 15, 1996     (2)

--------
(1) IMH commenced operations on November 20, 1995.

(2) The Board of Directors of IMH authorized a special dividend payable to stockholders of record on November 15, 1996. Purchasers of Common Stock in this Offering will therefore not be entitled to receive this special dividend. The amount of special dividend will be determined by the Board of Directors prior to the record date and calculated to distribute excess taxable income not previously distributed by IMH as dividends, in order to comply with REIT qualification requirements. The special dividend should not be interpreted as a recurring dividend nor a dividend in lieu of IMH's regular dividend for the quarter ending December 31, 1996.

  Distributions to stockholders will generally be taxable as ordinary income, although a portion of such distributions may be designated by IMH as capital gain or may constitute a tax-free return of capital. IMH will annually furnish to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital. For a discussion of the federal income tax treatment of distributions by IMH, see "Federal Income Tax Considerations."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at September 30, 1996 and as adjusted to give effect to the issuance of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $21.75 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                         SEPTEMBER 30, 1996
                                                      -------------------------
                                                                      AS
                                                       ACTUAL   ADJUSTED (1)(2)
                                                      --------  ---------------
                                                           (IN THOUSANDS)
CMO borrowings....................................... $517,875     $517,875
Reverse repurchase agreements........................ $191,129     $191,129
Stockholders' equity:
  Preferred Stock, $.01 par value
   10,000,000 shares authorized; no shares issued and
   outstanding actual and as adjusted................      --           --
  Common Stock, $.01 par value
   50,000,000 shares authorized; 6,767,500 shares
   issued and outstanding actual; 9,267,500 shares as
   adjusted..........................................       68           93
  Additional paid-in capital.........................   81,947      132,556
  Investment securities valuation allowance..........   (1,108)      (1,108)
  Cumulative dividends declared......................   (7,429)      (7,429)
  Retained earnings..................................    7,709        7,709
                                                      --------     --------
    Total stockholders' equity.......................   81,187      131,821
                                                      --------     --------
    Total capitalization............................. $790,191     $840,825
                                                      ========     ========

--------
(1) After deducting estimated underwriting discounts and commissions and estimated offering expenses of $750,000 payable by the Company, and assuming no exercise of the Underwriters' over-allotment option to purchase up to an additional 375,000 shares of Common Stock.

(2) Does not include 800,000 shares reserved for issuance pursuant to the Company's Stock Option Plan, of which options to acquire 250,000 shares are outstanding at a per share exercise price of $11.25, options to acquire 45,000 shares are outstanding at a per share exercise price of $13.00, and options to acquire 115,500 shares are outstanding at a per share exercise price of $20.625.

                            SELECTED FINANCIAL DATA

  The following selected consolidated statement of operations data for each of the years in the three-year period ended December 31, 1995 and the consolidated balance sheet data as of December 31, 1995 and 1994 were derived from the Company's and ICIFC's financial statements audited by KPMG Peat Marwick LLP ("KPMG"), independent auditors, whose reports with respect thereto appear elsewhere herein. The selected consolidated statement of operations data for the year ended December 31, 1992 and the selected consolidated balance sheet data as of December 31, 1993 were derived from the combined financial statements of the Company and ICIFC, audited by KPMG. The selected consolidated balance sheet data as of December 31, 1992 was derived from the unaudited financial statements of the Company and ICIFC. Such selected financial data should be read in conjunction with those financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere herein. The following selected financial data for the nine month periods ended September 30, 1996 and 1995 were derived from the unaudited financial statements of the Company and ICIFC and include adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of such financial information for those periods. Results for the nine months ended September 30, 1996 are not necessarily indicative of results for the year ending December 31, 1996.

  As discussed further in the notes to the Company's financial statements, Pre-Contribution Transaction (as defined below), the Company's financial statements were prepared based upon the historical operations of IWLG, as a division of SPTL, and include the Company's equity interest in ICIFC, as a division of ICII. Since IWLG's operations began late in December of 1991, the selected financial data begins with 1992. ICIFC selected financial data also begins with 1992. Prior to 1992, operations of ICIFC were not maintained separate from the operations of ICII. Since the Company believes the operations of ICIFC prior to 1992 are not material, 1991 statement of operations and balance sheet data are not presented. Mortgage loan origination volume of ICIFC for the year ended December 31, 1991 was approximately $178 million, and ICIFC's servicing portfolio totaled $528 million at December 31, 1991.

                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 NINE MONTHS
                             ENDED SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                             -------------------   ---------------------------
                                1996      1995      1995   1994  1993    1992
                             ---------- ---------  ------  ---- ------  ------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
  Interest income........... $   44,338 $     785  $2,851  $292 $  767  $  685
  Equity in net income of
   ICI Funding Corporation..        719     1,118   1,489   532  4,192   1,254
  Fee income................        606       166     244    83    320     205
                             ---------- ---------  ------  ---- ------  ------
                                 45,663     2,069   4,584   907  5,279   2,144
                             ---------- ---------  ------  ---- ------  ------
Expenses:
  Interest on borrowings
   from reverse-repurchase
   agreements...............     31,372       --    1,116   --     --      --
  Interest on borrowings
   from SPTL................        --        423     599   127    334     377
  Provision for loan losses.      3,739       388     488    95    --      --
  Advisory fee..............      2,157       --       38   --     --      --
  General and administrative
   expense..................      1,001       120     209   225    197     103
                             ---------- ---------  ------  ---- ------  ------
                                 38,269       931   2,450   447    531     480
                             ---------- ---------  ------  ---- ------  ------
Income before income taxes..      7,394     1,138   2,134   460  4,748   1,664
Income (taxes) benefit......        --         (8)    (76)   30   (234)   (172)
                             ---------- ---------  ------  ---- ------  ------
    Net income.............. $    7,394 $   1,130  $2,058  $490 $4,514  $1,492
                             ========== =========  ======  ==== ======  ======
    Net income per share.... $     1.40       --   $ 0.07   --     --      --
                             ========== =========  ======  ==== ======  ======

                                                        AT DECEMBER 31,
                               AT SEPTEMBER 30, -------------------------------
                                     1996         1995    1994   1993    1992
                               ---------------- -------- ------ ------- -------
BALANCE SHEET DATA:
Total assets..................     $795,442     $613,688 $9,365 $13,591 $10,287
Mortgage loans held for
 investment and CMO
 collateral...................      545,451          --     --      --      --
Finance receivables...........      183,427      583,021  3,120   8,135   9,022
Investment in ICI Funding
 Corporation..................        9,712          866  6,335   5,446   1,254
Borrowings from SPTL..........          --           --   2,511   7,585   8,785
CMO borrowings................      517,875          --     --      --      --
Borrowings on reverse-
 repurchase agreements........      191,129      567,727    --      --      --
Total stockholders' equity....       81,187       45,236  6,853   6,006   1,492

                            ICI FUNDING CORPORATION
                     (IN THOUSANDS, EXCEPT OPERATING DATA)

                             NINE MONTHS
                         ENDED SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                         ---------------------  -----------------------------------
                            1996       1995      1995     1994     1993       1992
                         ----------  ---------  -------  -------  -------    ------
INCOME STATEMENT DATA:
Revenues:
  Interest income....... $   26,535  $  --      $ 1,249  $   --   $   --     $  --
  Gain on sale of loans.      5,555      2,695    4,135    2,291    5,859     1,155
  Loan servicing income.        622      4,196    5,159    4,043    1,377     1,131
  Gain on sale of
   servicing rights.....        --         370      370    4,188    5,332     2,135
                         ----------  ---------  -------  -------  -------    ------
                             32,712      7,261   10,913   10,522   12,568     4,421
                         ----------  ---------  -------  -------  -------    ------
Expenses:
  Interest on
   borrowings...........     25,557        407    1,785      538      127       --
  General and
   administrative
   expense..............      4,875      2,837    3,663    6,333    4,507     1,988
  Provision for loan
   losses...............        728        --       --       655      175       249
  Amortization of
   mortgage servicing
   rights...............        286      2,070    2,892    2,070      459       --
                         ----------  ---------  -------  -------  -------    ------
                             31,446      5,314    8,340    9,596    5,268     2,237
Income before income
 taxes..................      1,266      1,947    2,573      926    7,300     2,184
Income taxes............       (540)      (818)  (1,069)    (389)  (3,066)     (917)
                         ----------  ---------  -------  -------  -------    ------
    Net income.......... $      726  $   1,129  $ 1,504  $   537  $ 4,234    $1,267
                         ==========  =========  =======  =======  =======    ======
OPERATING DATA (IN
 MILLIONS):
Mortgage loan
 acquisitions (volume).. $    1,176  $     472  $ 1,133  $ 1,726  $ 2,149(1) $  929(1)
Servicing portfolio at
 period-end.............      1,174      2,030      512    1,868      950       623

                                                       AT DECEMBER 31,
                              AT SEPTEMBER 30, --------------------------------
                                    1996         1995    1994    1993    1992
                              ---------------- -------- ------- ------- -------
BALANCE SHEET DATA:
Total assets................      $186,144     $552,631 $12,097 $10,158 $   137
Mortgage loans held for
 sale, net..................       171,704      544,275     --      --      --
Mortgage servicing rights...         7,537          --   11,453   9,551     --
Borrowings (receivable) from
 ICII.......................           --           --    5,698   4,657  (1,129)
Borrowings from IWLG........       168,990      550,291     --      --      --
Total shareholders' equity..         9,810          875   6,399   5,501   1,267

--------
(1) Represents principal amounts of mortgage loans purchased, excluding premiums and discounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following section, in "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

GENERAL

  IMH's principal sources of net income are (1) net income from its Long-Term Investment Operations, (2) net income from its Warehouse Lending Operations, and (3) equity in net income of the Conduit Operations. The net income of the Conduit Operations is fully subject to federal and state income taxes. The principal source of income from IMH's Long-Term Investment Operations is net interest income, which is the net spread between interest earned on mortgage loans and securities held for investment and the interest costs associated with the borrowings used to finance such loans and securities, including CMO debt. The principal sources of income from the Warehouse Lending Operations are net interest income, which is the net spread between interest earned on warehouse loans and the interest costs associated with the borrowings used to finance such loans, and the fee income received from the borrowers in connection with such loans. The principal sources of income from ICIFC are gains recognized on the sale of mortgage loans and securities, net interest income earned on loans purchased by ICIFC pending their securitization or resale, servicing fees, commitment fees and processing fees.

 THE CONTRIBUTION TRANSACTION

  On November 20, 1995, ICII contributed to ICIFC certain of the operating assets and certain customer lists of ICII's mortgage conduit operations, including all of ICII's mortgage conduit operations' commitments to purchase mortgage loans subject to rate locks from correspondents (having a principal balance of $44.3 million on November 20, 1995), in exchange for shares representing 100% of the common stock and 100% of the non-voting preferred stock of ICIFC. Simultaneously, on November 20, 1995, in exchange for 500,000 shares of Common Stock, (i) ICII contributed to IMH all of the outstanding non-voting preferred stock of ICIFC, which represents 99% of the economic interest in ICIFC, (ii) SPTL contributed to IMH certain of the operating assets and certain customer lists of SPTL's warehouse lending division, and
(iii) ICII and SPTL executed a Non-Compete Agreement and a Right of First Refusal Agreement, each having a term of two years from November 20, 1995. Of the 500,000 shares of Common Stock issued by IMH pursuant to the Contribution Transaction, 450,000 shares were issued to ICII and 50,000 shares were issued to SPTL. All of the outstanding shares of common stock of ICIFC were retained by ICII. Lastly, IMH contributed to IWLG all of the aforementioned operating assets of SPTL's warehouse lending operations contributed to it in exchange for shares representing 100% of the common stock of IWLG thereby forming it as a wholly owned subsidiary. On November 20, 1995, the net tangible book value of the assets contributed pursuant to the Contribution Transaction was $525,000. ICII and SPTL retained all other assets and liabilities related to contributed operations, which at November 20, 1995 consisted mostly of $11.7 million of MSRs, $22.4 million of finance receivables and $26.6 million in advances made by ICII and SPTL to fund mortgage conduit loan acquisitions and to fund finance receivables, respectively.

  References to the Pre-Contribution Transaction period refer to the periods prior to November 20, 1995. References to the Post-Contribution Transaction period refer to periods after November 20, 1995. References to financial information of IMH Post-Contribution Transaction reflect the financial operations of IMH and its subsidiaries, IWLG and IMH Assets, and IMH's equity interest in ICIFC. References to financial information of IMH Pre-Contribution Transaction reflect the pro forma financial data of IMH's equity interest in SPTL's warehouse lending operations and ICII's mortgage conduit operations Pre-Contribution Transaction. References to financial information of ICIFC reflect the financial data of ICIFC Post-Contribution Transaction and the pro forma financial information of ICII's mortgage conduit operation Pre-Contribution Transaction.

  As discussed further in the Notes to ICIFC's financial statements, the results of operations of ICIFC, of which 99% of the economic interest is owned by IMH, are included in the results of operations for IMH as "Equity in net income of ICI Funding Corporation." For Pre-Contribution Transaction, the financial statements included elsewhere herein reflect management's estimate of the level of previous capital and the amounts of interest charges and general and administrative expense and taxes that ICII's mortgage conduit operations would have incurred had it operated as an entity separate from ICII.

 HISTORICAL TRENDS

  ICIFC's mortgage loan acquisitions decreased from $1.7 billion in 1994 to $1.1 billion in 1995, which included $585.9 million in mortgage loans acquired from ICII and its affiliates Post-Contribution Transaction. Management attributes this decrease in mortgage loan acquisitions to the overall decrease in mortgage loan originations throughout the mortgage industry as a result of increased interest rates during 1995. In addition, the decrease in mortgage loan acquisitions resulted from ICIFC's refocus from the conforming to the non-conforming mortgage loan market and increased competition in such non-conforming market. ICIFC was also adversely affected by the increase in interest rates during 1994, resulting in a 20% decline in mortgage acquisitions in 1994 to $1.7 billion from $2.1 billion acquired in 1993. The aforementioned decline in mortgage acquisitions resulted in higher operating costs as a percentage of acquisitions, despite ICIFC's efforts to reduce excess production capacity through 1994 and 1995.

  In an effort to increase profitability, ICIFC reduced operating expenses in 1994 and 1995, primarily through a reduction in personnel. At December 31, 1995, ICIFC had 60 employees, a 15% decrease from 71 employees at December 31, 1994. At December 31, 1994, the conduit operations of ICII employed 71 employees, a 57% decrease from 167 employees at December 31, 1993. ICIFC continues to assess its work force in order to properly match its loan acquisition capacity to current market demands. In 1995, ICIFC also emphasized the acquisition of higher margin non-conforming mortgage loan products which provided a higher return than conforming mortgage loans.

  During the nine months ended September 30, 1996, ICIFC's mortgage loan acquisitions increased 149% to $1.2 billion as compared to $472.4 million for the same period in 1995. Excluding the acquisition of mortgage loans from ICII or its affiliated mortgage banking operations, ICIFC's mortgage loan acquisitions increased 103% to $957.3 million in the first nine months of 1996 as compared to $472.4 million for the same period in 1995. The increase in mortgage loan acquisitions for the nine-month period ended September 30, 1996 as compared to the same period in 1995 was primarily the result of the Company's increased marketing and sales efforts subsequent to the Initial Public Offering, increased concentration on identifying and servicing productive conduit sellers under master commitment programs, and significantly increased sales activity from two conduit sellers affiliated with ICII. In the second quarter of 1996, the two conduit sellers were divested from ICII. ICIFC has and expects to continue to acquire loans from these mortgage banking entities. In conjunction with the increase in flow (loan-by-loan) acquisitions, as opposed to bulk loan acquisitions, subsequent to the Contribution Transaction, the Company has added additional personnel. At September 30, 1996, ICIFC employed 91 employees, an increase of 250% from 26 employees at September 30, 1995.

 ACCOUNTING FOR SERVICING RIGHTS

  When ICIFC purchases loans that include the associated servicing rights, the allocated price paid for the servicing rights, net of amortization based on assumed prepayment rates, is reflected on its financial statements as MSRs.

  On May 12, 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," an amendment to SFAS No. 65. ICIFC elected to adopt this standard retroactive to January 1, 1995. SFAS No. 122 prohibits retroactive application to years prior to 1995.

  SFAS No. 122 requires that a portion of the cost of acquiring a mortgage loan be allocated to the mortgage loan servicing rights based on its fair value relative to the loan as a whole. To determine the fair value of the servicing rights created, ICIFC uses a valuation model that calculates the present value of future net servicing revenues to determine the fair value of the servicing rights. In using this valuation method, ICIFC incorporates assumptions that it believes market participants would use in estimating future net servicing income which include estimates of the cost of servicing, an inflation rate, ancillary income per loan, a prepayment rate, a default rate and a market discount rate.

  ICIFC determines servicing value impairment by disaggregating its mortgage conduit operations' servicing portfolio into its predominant risk characteristics. ICIFC determines those risk characteristics to be loan program type and interest rate. These segments of the portfolio are then evaluated, using market prices under comparable servicing sale contracts, when available, or alternatively using the same model as was used to originally determine the fair value at acquisition, using current assumptions at the end of the quarter. The calculated value is then compared to the capitalized recorded value of each loan type and interest rate segment to determine if a valuation allowance is required. At September 30, 1996, ICIFC had capitalized $7.5 million of MSRs.

  MSRs are subject to some degree of volatility in the event of unanticipated prepayments or defaults. Prepayments in excess of those anticipated at the time MSRs are recorded could result in a decline in the fair value of the MSRs below their carrying value requiring a provision to increase the MSRs' valuation allowance. The rate of prepayment of loans is affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of those factors on loan prepayment rates may vary depending on the particular type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historical rate of prepayment of ICIFC's loans, and other considerations. There can be no assurance of the accuracy of management's prepayments estimates. If actual prepayments with respect to loans serviced occur more quickly than were projected at the time such loans were sold, the carrying value of the MSRs may have to be reduced through a provision recorded to increase the MSRs' valuation allowance in the period the fair value declined below the MSRs' carrying value. If actual prepayments with respect to loans occur more slowly than estimated, the carrying value of MSRs would not increase, although total income would exceed previously estimated amounts and the related valuation allowances, if any, could be unnecessary.

 COMMITMENTS AND CONTINGENCIES

  As part of its marketing strategy, ICIFC establishes mortgage loan purchase commitments ("Master Commitments") with sellers that, subject to certain conditions, entitle the seller to sell to ICIFC and obligate ICIFC to purchase a specified dollar amount of mortgage loans over a period generally ranging from six months to one year. As of September 30, 1996 and December 31, 1995, ICIFC had outstanding short-term Master Commitments with 62 and 18 sellers, respectively, to purchase mortgage loans in the aggregate principal amount of $774.0 million and $241.0 million, respectively, over periods generally ranging from six months to one year, of which $79.9 million and $35.7 million, respectively, had been purchased or committed to be purchased pursuant to rate-locks (as defined below).

  Sellers that enter into Master Commitments with ICIFC sell mortgage loans to ICIFC by executing individual, bulk or other rate-locks (each, a "rate-lock"). Each rate-lock, in conjunction with the related Master Commitment, specifies the terms of the related sale, including the quantity and price of the mortgage loans or the formula by which the price is determined, the rate-lock type and the delivery requirements. The up-front fee paid by a seller to ICIFC to obtain a Master Commitment on a mandatory delivery basis is often refunded pro rata as the seller delivers loans pursuant to rate-locks.

RESULTS OF OPERATIONS; IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

  Net income for the nine months ended September 30, 1996 increased to $7.4 million as compared to $1.1 million for the same period in 1995. Net income per share for the nine months ended September 30, 1996 was $1.40.

  Revenues for the nine months ended September 30, 1996 increased to $45.7 million as compared to $2.1 million for the same period in 1995, primarily as a result of an increase in interest income from finance receivables and secondarily as a result of interest income on the Company's mortgage loans held as CMO collateral and investment securities available for sale. Average finance receivables outstanding for the nine months ended September 30, 1996 increased to $439.8 million as compared to $9.9 million for the same period in 1995, primarily as a result of the Company providing warehouse facilities to ICIFC subsequent to the Initial Public Offering. At September 30, 1996, ICIFC accounted for 92% of the Company's total gross finance receivables outstanding. Average CMO collateral outstanding for the nine months ended September 30, 1996 increased to $199.8 million as compared to zero for the same period in 1995, as a result of the Company financing $567.0 million of mortgage loans held in its investment portfolio through two CMO structures created during that period. Lastly, the Company invested in investment securities available for sale with an average balance of $31.3 million for the nine months ended September 30, 1996. No such investment securities portfolio existed prior to the Initial Public Offering. At September 30, 1996, finance receivables decreased to $183.4 million from $583.0 million at December 31, 1995 due to the sale during the first nine months of 1996 of a substantial amount of the mortgage loans held for sale by ICIFC at December 31, 1995. Such loan sales were made to the Long-Term Investment Operations or to other investors, and the proceeds reduced ICIFC's borrowings from IWLG. The Company had total investment securities available for sale and cash and cash equivalents of $52.9 million at September 30, 1996 as compared to none at September 30, 1995.

  Expenses for the nine months ended September 30, 1996 increased to $38.3 million as compared to $931,000 for the same period in 1995, primarily as a result of (1) an increase in borrowings associated with the financing of the Company's finance receivables, CMO collateral and investment securities available for sale, (2) an increase in the provision for loan losses and (3) the payment of fees associated with the Management Agreement. Interest expense from reverse-repurchase borrowings, CMO borrowings or borrowings from SPTL increased to $31.4 million for the nine months ended September 30, 1996 as compared to $423,000 for the same period in 1995. The increase in interest expense was the result of increased borrowings to finance the growth in the Company's interest earning assets as discussed above. The provision for loan losses increased to $3.7 million for the nine months ended September 30, 1996 as compared to $388,000 for the same period in 1995 as a result of establishing an allowance for credit losses relating to the $544.2 million of CMO collateral and $183.4 million of finance receivables at September 30, 1996. The provision in 1995 was the result of a write-off of a customer's outstanding balance on a finance receivable. While the Company believes that it has adequately provided for any future credit losses, the Company may have to add to its loan loss allowance based upon actual loan loss experience or an increase in the Company's investments. Management fees under the Management Agreement were $2.2 million for the nine months ended September 30, 1996. No such fees were paid during the same period in 1995, which was prior to the Contribution Transaction.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net income, including the equity interest in the net income of ICIFC, increased 320% to $2.1 million in 1995 from $490,000 in 1994. The increase in net income was primarily the result of the increase in the equity interest in the net income of ICIFC, the increase in IWLG's finance receivables outstanding during 1995, and to a lesser extent, the purchase of an investment portfolio, Post-Contribution Transaction. Excluding the equity interest in the net income of ICIFC, net income in 1995 was $569,000 as compared to a loss of $42,000 in 1994. Net income per share for 1995 Post-Contribution Transaction was $0.07.

  Revenues in 1995 increased 405% to $4.6 million as compared to $907,000 in 1994. Of the $4.6 million in 1995 revenue, $1.6 million was attributable to the Post-Contribution Transaction entity. Such revenues primarily consisted of interest income earned on the finance receivables, investments available for sale, equipment lease payments, processing fee income and the equity interest in ICIFC. The increase in revenues was primarily due to three factors: (1) increased interest income earned on investments available for sale and a higher outstanding balance of IWLG's finance receivables, (2) increased profitability in the Conduit Operations as a result of cost savings and a focus on higher margin mortgage products and (3) increased fee income as a result of an increased number of transactions with IWLG's warehouse borrowers.

  Total interest income increased 874% to $2.9 million in 1995 as compared to $293,000 in 1994. Interest income is primarily composed of interest earned on IMH's investments and IWLG's outstanding finance receivables. The increase in interest income was the result of the Company acquiring an investment portfolio, Post-Contribution Transaction, and a substantial increase in the average outstanding balance of IWLG's finance receivables. As a result of the Initial Public Offering, the Company raised a net of $44.5 million of capital to fund the Long-Term Investment Operations and to capitalize or fund the Warehouse Lending Operations and Conduit Operations.

  With the capital raised in the Initial Public Offering, the Company acquired four mortgage-backed securities at a carrying value of $17.4 million with a weighted average yield of 11.2% at December 31, 1995. The mortgage-backed securities ratings from one or more rating agencies range from investment grade ("BBB") to non-investment grade ("B") quality. The mortgage loans underlying the mortgage-backed securities are adjustable rate loans indexed either to LIBOR or to the 11th District Cost of Funds. The Company also acquired from Imperial Business Credit, Inc. ("IBC"), a subsidiary of ICII, a subordinated interest in an equipment-lease receivable securitization with a carrying value of $8.4 million at December 31, 1995. On May 31, 1996, IMH sold the security back to IBC at no gain or loss. See "Certain Transactions."

  IWLG's average outstanding finance receivables increased 866% to $30.0 million for 1995 as compared to $3.1 million for 1994, which led to a corresponding increase of 874% in interest income to $2.9 million in 1995 as compared to $293,000 in 1994. IWLG's total finance receivable balances outstanding at December 31, 1995 were $583.0 million, of which $550.3 million represented balances outstanding from ICIFC. The increase in ICIFC's balances were primarily the result of several bulk purchases from ICII and SPTL, in the amount of $176.6 million and $332.0 million, respectively, of mortgage loans. Pre-Contribution Transaction, ICIFC's mortgage loans held for sale and the related income were retained on the books of ICII. Post-Contribution Transaction, IWLG executed an agreement with ICIFC to provide warehouse lines to fund the Conduit Operations. Lastly, equity in net income of ICIFC increased 180% to $1.5 million in 1995 as compared to $532,000 in 1994. The increase was due to factors as set forth in "--Results of Operations; ICI Funding Corporation--Year Ended December 31, 1995 Compared to Year Ended December 31, 1994."

  Expenses increased to $2.4 million in 1995 as compared to $447,000 in 1994. The increase in expenses was primarily the result of increased interest on borrowings Post-Contribution Transaction and a provision for finance receivables charged to operations Pre-Contribution Transaction in 1995. The increased interest on borrowings was the result of an increase in borrowings associated with the funding of IWLG's finance receivables and IMH's investment portfolio. As discussed previously, IWLG's average outstanding finance receivables increased primarily as a result of borrowings by ICIFC in December 1995. Although interest expense increased 1,255% to $1.7 million in 1995 from $127,000 in 1994, the increase was mainly Post-Contribution Transaction. The increase in provision for finance receivables was primarily the result of management's decision in 1995 to write off the outstanding balance of a delinquent warehouse line. Approximately $388,000 of the charge-offs represents the net outstanding balance on that committed line. As part of the Contribution Transaction, these assets were retained, net of the allowance, by SPTL. The remaining provision represents a Post-Contribution Transaction general provision for loan losses. Expenses, other than interest on borrowings and provision for finance receivables increased 9.8% to $247,000 in 1995 as compared to $225,000 in 1994. Personnel expenses decreased 36.7% to $91,000 in 1995 as compared to $143,000 in 1994. Personnel expenses declined in 1995 primarily as a result of staffing reductions made in late 1994 in the Warehouse Lending Operations. The advisory fee, which became effective on November 20, 1995, was $38,000 in 1995. There was no advisory fee in 1994. See "Certain Transactions--Other Transactions--Management and Sub-Servicing Agreements."

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net income in 1994 totaled $490,000, compared to $4.5 million in 1993. The year-to-year decrease resulted primarily from a decrease in the equity interest in the net income of ICIFC.

  Revenues, excluding the equity interest in ICIFC, for the year ended December 31, 1994 decreased 66% to $375,000 as compared to $1.1 million for 1993. The Company's equity interest in the net income of ICIFC for the year ended December 31, 1994 decreased to $532,000 from $4.2 million in 1993 due to those factors set forth below in "--Results of Operations; ICI Funding Corporation--Year Ended December 31, 1994 Compared to Year Ended December 31, 1993." The decrease in such revenues was the result of an industry-wide decline in mortgage loan originations, a reduced number of transactions, and a reduction in average outstanding balances and the number of committed lines of credit outstanding.

  Expenses for the year ended December 31, 1994 decreased 16% to $447,000 as compared to $531,000 for 1993. Total expenses for 1994 include a $95,000 provision for loan losses related to a warehouse lending agreement which had been canceled, as discussed above. Personnel expenses increased 30% to $143,000 for the year ended December 31, 1994 as compared to $110,000 for 1993. The increase in personnel expenses was the result of additional personnel hired to process the growth in finance receivable transactions in 1993. Staffing reductions were made late in 1994 and were not fully reflected in 1994 personnel expense levels.

RESULTS OF OPERATIONS; ICI FUNDING CORPORATION

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

  Net income for ICIFC for the nine months ended September 30, 1996 decreased 36% to $726,000 from $1.1 million for the same period in 1995.

  Revenues for the nine months ended September 30, 1996 increased to $32.7 million as compared to $7.3 million for the same period in 1995, as a result of an increase in interest income from ICIFC's mortgage loans held for sale and, to a lesser extent, an increase in gain on sale of loans, offset by a reduction in loan servicing income. The increase in interest income for the nine months ended September 30, 1996 was the result of ICIFC retaining mortgage loans held for sale during the period. During the nine months ended September 30, 1995, which was prior to the Contribution Transaction, all of ICIFC's mortgage loans held for sale were retained on the books of ICII, and all income derived from these loans was retained by ICII.

  Gain on sale of loans increased to $5.6 million for the nine months ended September 30, 1996 as compared to $2.7 million for the same period in 1995, as the result of securitizations of $658.2 million of fixed rate mortgage loans and sales of $193.4 million of mortgage loans to others. During the nine months ended September 30, 1996, gain on sale of non-conforming mortgage loans generated greater income per loan than ICIFC earned on the sale of its conforming loans during the first nine months of 1995. Any gains or losses on the sale of loans to IMH are deferred and amortized over the life of the loans. Total deferred gains as a result of sale of mortgage loans to IMH were $2.4 million for the nine months ended September 30, 1996. Loan servicing income decreased to $622,000 for the nine months ended September 30, 1996 as compared to $4.2 million for the same period in 1995 as a result of ICII retaining all mortgage servicing rights on loans previously purchased by ICIFC which were in existence at November 20, 1995 as part of the Contribution Transaction. Servicing income for the nine months ended September 30, 1996 relates to loan servicing rights generated only during the period subsequent to November 20, 1995. Total loans serviced at September 30, 1996 were $1.2 billion as compared to $2.0 billion at September 30, 1995.

  Expenses for the nine months ended September 30, 1996 increased to $31.4 million as compared to $5.3 million for the same period in 1995 primarily as a result of an increase in borrowings associated with the financing of ICIFC's mortgage loans held for sale and, to a lesser extent, increases in the provision for loan losses and personnel expense, offset by a reduction in amortization of mortgage servicing rights. As noted above, prior to the Contribution Transaction, ICIFC had no mortgage loans held for sale. Subsequent to the Contribution Transaction, ICIFC entered into a warehouse arrangement with IWLG to provide mortgage loan financing during the process of ICIFC accumulating loans for sale and securitization. As a result of this facility, ICIFC incurred $25.6 million in interest expense to finance its mortgage loan acquisitions during the nine months ended September 30, 1996. The increase in the provision for loan losses to $728,000 for the nine months ended September 30, 1996, compared with no such provision in 1995, was the result of management's decision to establish an allowance for estimated losses related to the potential repurchase of previously sold loans that could result from breaches of standard representations and warranties. Personnel expenses increased to $3.5 million for the nine months ended September 30, 1996 as compared to $1.2 million for the same period in 1995 primarily as a result of ICIFC entering into employment agreements with senior management that became effective on November 20, 1995 and the increase in personnel to process the increased mortgage acquisitions during the nine months ending September 30, 1996 as compared to the same period in 1995. Prior to the Contribution Transaction, ICIFC was allocated an apportionment of these individual salaries by ICII. However, ICII retained a substantial portion of the costs associated with the senior management of the Company prior to the Contribution Transaction.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net income for the year ended December 31, 1995 increased 180% to $1.5 million as compared to $537,000 for the same period in 1994. The increase is primarily due to increased profitability on the sale of mortgage loans and reduced personnel and operating expenses. Overall, profitability was lower in 1994 as a result of lower profits on the sale of servicing-retained fixed rate loans and a decrease in the principal amount of mortgage loans sold servicing-released. Gain on sale of loans consists primarily of gains recorded upon the sale of mortgage loans, net of associated expenses, and to a lesser extent, fees received for commitments to fund mortgage loans. Prior to the Contribution Transaction, financial information presented herein does not reflect the net interest income from the mortgage loans held for sale during accumulation and subsequent sale or securitization as this income was retained by ICII, which provided the funding for such loans. Post-Contribution Transaction for 1995, ICIFC earned interest income on mortgage loans held for sale.

  Revenues in 1995 increased 3.7% to $10.9 million as compared to $10.5 million in 1994. While total revenues did not materially change from year to year, mortgage loan acquisitions declined 35% to $1.1 billion in 1995 as compared to $1.7 billion in 1994. Total revenues remained consistent in 1995 as compared to 1994 due to increased profitability on the sale of loans, interest earned on the loans while being held for sale or securitization and loan servicing income, partially offset by a reduction in the amount of servicing sold and the related gain on the sale of servicing rights.

  Gain on sale of loans increased 80% to $4.1 million in 1995 as compared to $2.3 million in 1994. The increased profitability on the sale of loans for the year ended December 31, 1995 was due to several factors. As interest rates stabilized, the calculated values of ICIFC's acquired servicing rights increased, resulting in an increased amount of servicing value capitalized, with a corresponding increase in the profitability of loan sales. Additionally, the overall interest rate environment in 1995 was less volatile than in 1994, which did not expose ICIFC to the same degree of losses as the operations experienced in 1994.

  ICIFC sold a larger percentage of its acquired loans into mortgage-backed securities in 1995 as compared to 1994. During 1995, ICIFC, Pre-Contribution Transaction, sold its LIBOR-based adjustable and fixed rate mortgage loans into REMIC securities that generated gains in excess of what could have been earned on whole loan sales. There were no such securitization gains in 1994. The securitization and sale of ICIFC's LIBOR-based adjustable and fixed rate loans in 1995 resulted in the creation of excess servicing assets that were purchased, at fair value concurrent with the sale, from ICIFC by ICII, thereby reducing intercompany borrowings from ICII and any tax-related timing differences. The securitization gains resulted in part from the allocation of amounts calculated using the present value of the expected future revenue using prepayment assumptions, and estimated losses at a market discount rate. The securitization gains created tax liabilities at the time of sale based on taxable income (the tax liability is not necessarily equal to the reported gain) equal to the present value gains calculated as discussed above. This securitization method requires cash to finance the related tax liability since the income is received over the life of the loans and the tax is paid in the current year. ICIFC generated no gain on sale of loans acquired during the Post-Contribution Transaction period through December 31, 1995.

  Loan servicing income in 1995 increased 28% to $5.2 million as compared to $4.0 million in 1994, primarily due to an increase in the average balance of mortgage loans serviced during 1995, as compared to 1994. However, as part of the Contribution Transaction, ICII retained all the assets of ICIFC except for certain assets as described in the Contribution Agreement. ICII retained all the MSRs; therefore, future loan servicing income will be substantially less than in past periods until ICIFC builds its own loan servicing portfolio. ICIFC generated no servicing income during the Post-Contribution Transaction period through December 31, 1995.

  Gain on sale of servicing rights decreased 91% to $370,000 in 1995 as compared to $4.2 million in 1994. The total principal balance of loans underlying servicing sold was $76.3 million for 1995 as compared to $619.8 million for 1994. The decrease in profitability on the sale of servicing rights was primarily the result of a higher percentage of the mortgage loans serviced having capitalized MSRs for 1995 as compared to 1994. Historically, the Company's incentive to sell mortgage servicing rights has been based on cash flow and income purposes. Gain on the sale of servicing rights consists of the total sales price of the bulk sale of servicing rights, net of related MSRs. The decision to buy or sell servicing rights is based upon management's assessment of the market for servicing rights and ICIFC's current and future cash flow and income objectives. ICIFC generated no gain on sale of servicing rights for the Post-Contribution Transaction through December 31, 1995.

  Total expenses decreased 13% in 1995 to $8.3 million as compared to $9.6 million in 1994. This decrease was primarily due to a decrease in personnel and operational expenses. Expenses for 1995 decreased primarily as a result of significant reductions in ICIFC's mortgage loan production and administrative staff and related reductions in personnel and general and administrative expenses, offset by $1.3 million of interest expenses on borrowings from IWLG. Pre-Contribution Transaction, all net interest income was retained by ICII. However, Post-Contribution Transaction, ICIFC financed its mortgage loan acquisitions through IWLG and therefore earned and paid any interest income or interest expense associated with these borrowings, respectively. Total interest on borrowings from IWLG was $1.3 million or 16% of the total expenses for 1995. Excluding this item, total expenses decreased 27% to $7.0 million in 1995 as compared to $9.6 million 1994. ICIFC reduced personnel expenses by 46% to $1.6 million in 1995 as compared to $3.0 million in 1994. ICIFC attained this reduction primarily by reducing staffing by 60% from December 31, 1994. However, ICIFC continued to experience increased unit acquisition costs as a result of lower loan acquisition volumes during the first half of 1995 until staffing could be reduced to match current acquisitions. ICIFC expects that personnel expenses should increase in 1996 as a percentage of revenue due to amounts payable under the employment agreements that were in effect on the date of the Initial Public Offering and the hiring of additional support staff.

  Amortization of MSRs increased to $2.9 million in 1995 as compared to $2.1 million in 1994. The increase was primarily due to an increase in the average outstanding balance of the mortgage servicing portfolio.

  Occupancy expense decreased 49% to $150,000 in 1995 as compared to $296,000 in 1994. The decrease in occupancy expense was primarily the result of the reallocation of ICII's corporate personnel to occupy the unused space after the downsizing of ICIFC's operations in 1994 and 1995. General and administrative expenses, which include other general and administrative expenses, professional services, telephone and other communications and data processing, decreased 38% to $1.9 million in 1995 as compared to $3.1 million in 1994. The decrease was the result of reduced loan acquisition volume and reduced levels of ICIFC's personnel and related expenses. No provision for loan losses was taken in 1995 compared to a $655,000 provision taken in 1994. The provision in 1994 was the result of a default on an unsecured loan by one of ICIFC's correspondents. Management does not intend to make unsecured loans to its correspondents in the future.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net income in 1994 decreased 87% to $537,000 as compared to $4.2 million in 1993. The decrease in profitability was due to an increase in all expense categories except professional services, resulting from the expansion of ICII's mortgage conduit operations in 1993. Revenues for the year ended December 31, 1994 decreased 16% to $10.5 million as compared to $12.6 million for 1993. Gain on sale of loans decreased 61% to $2.3 million in 1994 as compared to $5.9 million in 1993. The decrease was primarily the result of a lower profitability on the sale of fixed rate loans sold servicing retained and a decrease in the principal amount of mortgage loans sold servicing released during 1994. Loan servicing income in 1994 increased 194% to $4.0 million as compared to $1.4 million in 1993. The increase in loan servicing income was primarily due to a substantially higher average balance of loans serviced. The servicing portfolio increased 97% to $1.9 billion at December 31, 1994 from $950.3 million at December 31, 1993. During 1994 and 1993, ICII's mortgage conduit operations sold MSRs relating to $619.8 million and $701.4 million principal amount of loans, respectively, resulting in pre-tax gains of $4.2 million and $5.3 million, respectively. As interest rates increased and prepayment rates decreased in 1994, the market value of ICII's mortgage conduit operations' servicing portfolio increased, resulting in higher sales prices and greater gains on sale of servicing.

  Expenses in 1994 increased 82% to $9.6 million from $5.3 million in 1993. The increase in expenses was primarily due to increased levels of staffing during the first half of 1994 as a result of the expansion of ICII's mortgage conduit operations' activities in 1993. Personnel expenses increased 17% to $3.0 million in 1994 as compared to $2.5 million in 1993. Amortization of MSRs increased 351% to $2.1 million in 1994 as compared to $459,000 in 1993. The increase was primarily due to a substantially higher average outstanding balance of capitalized MSRs and an increase in amortization as a result of mortgage loan prepayments. Amortization due to prepayments of mortgage loans increased to $313,000 in 1994 as compared to $183,000 in 1993. Occupancy expense increased 53% to $296,000 in 1994 as compared to $193,000 in 1993. The increase reflects the costs associated with the expansion of ICII's mortgage conduit operations' office late in 1993. General and administrative expenses including other general and administrative expenses, professional services, telephone and other communications and data processing, increased 72% to $3.1 million in 1994 as compared to $1.8 million in 1993. The increase was the result of expenses associated with the expansion of the mortgage conduit operations and installation of new data processing systems. During the latter part of 1994, as interest rates increased, ICII's mortgage conduit operations implemented cost containment and revenue enhancement programs to offset the pressures of reduced loan acquisitions on earnings. In order to control costs, the staffing was reduced by 57% at December 31, 1994 as compared to the level at December 31, 1993. The provision for loan losses increased to $655,000 in 1994 as compared to $175,000 in 1993. The increase in the provision in 1994 was the result of a write down of an unsecured loan made to one of ICII's mortgage conduit operations' correspondents as mentioned above.

  The Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"), which was effective for fiscal years beginning December 15, 1992 was adopted by ICII's mortgage conduit operations on January 1, 1993 on a prospective basis. Implementation of SFAS 109 had no material impact on ICII's mortgage conduit operations' financial position or results of operations for the year ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal liquidity requirements result from the need to fund the acquisition of mortgage loans held for sale by ICIFC, the investment in mortgage loans and mortgage-backed securities by IMH, and the origination of finance receivables by IWLG. Pre-Contribution Transaction, ICIFC was funded by ICII through committed reverse repurchase agreements and capital contributions. Historically, SPTL's warehouse lending operations was funded by SPTL through deposits, other borrowings and equity. However, Post-Contribution Transaction, the Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations are funded by reverse repurchase agreements, the sale of mortgage securities, the issuance of CMOs and the proceeds from the issuance of common stock.

  During the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, net cash provided by (used in) operating activities was $5.5 million, $342,000, $(72,000), $58,000, and $313,000, respectively. Net cash provided by operating activities for the nine months ended September 30, 1996 and for the fiscal year 1995 decreased due to the increase in accrued interest receivable as a result of increased finance receivables and mortgage loans held for investment. IWLG's warehouse lending activities affected net cash provided by operating activities more significantly during the nine months ended September 30, 1996 than in prior periods, as a result of more significant amounts of warehouse lending to ICIFC subsequent to the Contribution Transaction. The Company retained an investment portfolio of mortgage loans only subsequent to the Initial Public Offering, and therefore these activities only affected net cash provided by operating activities during the nine months ended September 30, 1996.

  Net cash provided by (used in) investing activities for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 was $(177.1) million, $(15.3) million, $(629.1) million, $5.0 million, and $887,000, respectively. For the nine months ended September 30, 1995 and in fiscal 1995, net cash flows from investing activities decreased due to the excess of fundings of finance receivables compared with repayments of such receivables, primarily as a result of higher finance receivables due from ICIFC, associated with ICIFC's greater mortgage loan acquisition volumes. For the nine months ended September 30, 1996, fiscal 1994 and 1993, net cash flows from investing activities increased due to higher repayments of finance receivables than finance receivables funded. During the nine months ended September 30, 1996, net cash flows from investing activities decreased due to the Company's decision to create an investment portfolio of mortgage loans and investment securities available for sale.

  For the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, net cash provided by (used in) financing activities was $174.4 million, $15.0 million, $631.5 million, $(5.1) million and $(1.2) million, respectively. These net cash figures for the nine months ended September 30, 1996 and the year ended December 31, 1995 were affected by the Company's increased investment in CMO collateral and finance receivables, thereby requiring it to raise additional cash to finance such CMO collateral and finance receivables. Post-Contribution Transaction, such borrowings consisted of reverse repurchase agreements and CMO borrowings, while Pre-Contribution Transaction, such borrowings consisted of borrowings from SPTL.

  At September 30, 1996, the Company had $517.9 million of CMO borrowings used to finance $544.2 million of CMO collateral in its mortgage loan investment portfolio. The Company uses CMO borrowings to finance substantially all of its mortgage loan investment portfolio as a means of eliminating certain risks associated with reverse repurchase agreements (such as the potential need for deposits of additional collateral) that are not present with CMO borrowings. Terms of the CMO borrowings require that the mortgages be held by an independent third party custodian, with the interest rate on the borrowings ranging from 32 basis points to 50 basis points over one-month LIBOR. Equity in the CMOs is established at the time the CMOs are issued at levels sufficient to achieve desired credit ratings on the securities from the rating agencies. Total credit loss exposure to the Company is limited to the equity invested in the CMOs at any point in time.

  At September 30, 1996, the Company had a $250 million committed financing facility as well as additional uncommitted facilities to provide financing for the Company's three businesses. Subsequent to September 30, 1996, the Company established an additional $100 million reverse repurchase facility. Terms of the reverse repurchase agreements require that the mortgages be held by an independent third party custodian, which gives the Company the ability to borrow against the collateral as a percentage of the outstanding principal balance. The borrowing rates quoted vary from 65 basis points to 100 basis points over one-month LIBOR, depending on the type of collateral provided by the Company. The margins on the reverse repurchase agreements are based on the type of mortgage collateral used and generally range from 90% to 98% of the fair market value of the collateral.

  By September 30, 1996, the Company had utilized all of the net proceeds from its Initial Public Offering and subsequent offering to provide funding for the Warehouse Lending Operations and to increase its Long-Term

Investment Operations and its Conduit Operations. Management believes that cash flow from operations and the aforementioned potential financing arrangements is sufficient to meet the current liquidity needs of the three businesses.

INFLATION

  The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company's operations are monetary in nature. As a result, interest rates have a greater impact on the Company's operations' performance than do the effects of general levels of inflation. Inflation affects the Company's operations primarily through its effect on interest rates, since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. During periods of increasing interest rates, demand for mortgage loans and a borrower's ability to qualify for mortgage financing in a purchase transaction may be adversely affected.

                                   BUSINESS

  The following Business section contains forward-looking statements that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

GENERAL

  IMH is a specialty finance company which, together with its subsidiaries and related companies, operates three businesses: (1) the Long-Term Investment Operations, (2) the Conduit Operations and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The Conduit Operations purchases and sells or securitizes primarily non-conforming mortgage loans, and the Warehouse Lending Operations provides warehouse and repurchase financing to originators of mortgage loans. The latter two businesses include certain ongoing operations contributed to the Company in 1995 by ICII. IMH is organized as a REIT for federal income tax purposes, which generally allows it to pass through qualified earnings to stockholders without federal income tax at the corporate level.

  Long-Term Investment Operations. The Long-Term Investment Operations, conducted by IMH, invests primarily in non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans and, to a lesser extent, in second mortgage loans. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government-sponsored agencies such as FNMA and FHLMC. Such loans generally provide higher yields than conforming loans. The principal differences between conforming loans and non-conforming loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the type of properties securing the mortgage loans, the loan sizes and the mortgagors' occupancy status with respect to the mortgaged properties. Second mortgage loans are higher yielding mortgage loans secured by a second lien of the property and made to borrowers owning single-family homes for the purpose of debt consolidation, home improvements, education and a variety of other purposes. At September 30, 1996, the Company's mortgage loan and securities investment portfolio consisted of $544.2 million of mortgage loans held as collateral for CMOs, $47.9 million of mortgage-backed or other collateralized securities and $1.2 million of mortgage loans held for investment.

  Conduit Operations. The Conduit Operations, conducted by ICIFC, purchases primarily non-conforming mortgage loans and, to a lesser extent, second mortgage loans from its network of third party correspondents and subsequently securitizes or sells such loans to permanent investors, including the Long-Term Investment Operations. ICIFC's ability to design non-conforming mortgage loans which suit the needs of its correspondent loan originators and their borrowers while providing sufficient credit quality to investors, as well as its efficient loan purchasing process, flexible purchase commitment options and competitive pricing, enable it to compete effectively with other non-conforming mortgage loan conduits. In addition to earnings generated from ongoing securitizations and sales to third party investors, ICIFC supports the Long-Term Investment Operations of the Company by supplying IMH with non-conforming mortgage loans and securities backed by such loans. For the nine months ended September 30, 1996, ICIFC acquired $1.2 billion in mortgage loans and sold or securitized $1.5 billion of mortgage loans. The Long-Term Investment Operations acquired $591.0 million of such loans as well as $29.6 million of securities created by ICIFC. Prior to the Contribution Transaction, ICIFC was a division or subsidiary of ICII since 1990. IMH owns 99% of the economic interest in ICIFC, while ICII is the holder of all of the outstanding voting stock of ICIFC. At September 30, 1996, ICIFC maintained relationships with 245 correspondents.

  Warehouse Lending Operations. The Warehouse Lending Operations, conducted by IWLG, provides warehouse and repurchase financing to ICIFC and to approved mortgage banks, most of which are correspondents of ICIFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors. At September 30, 1996, the Warehouse Lending Operations had $183.4 million in net finance receivables outstanding, of which $169.0 million was outstanding with ICIFC.

  The following table sets forth the interest earning assets and interest bearing liabilities of the Company on the dates indicated:

                                AT SEPTEMBER 30, 1996               AT DECEMBER 31, 1995
                         ----------------------------------- -----------------------------------
                         CARRYING   WEIGHTED     PERCENTAGE  CARRYING   WEIGHTED     PERCENTAGE
                          VALUE   AVERAGE YIELD OF PORTFOLIO  VALUE   AVERAGE YIELD OF PORTFOLIO
                         -------- ------------- ------------ -------- ------------- ------------
                                                 (DOLLARS IN THOUSANDS)
ASSET TYPE
Money Market Account.... $  4,504      5.34%         0.58%   $    750      5.73%         0.12%
Investment Securities
 Available for Sale ....   47,942     13.44          6.14      17,378     11.23          2.85
Mortgage Loans Held for
 Investment (1)             1,238     10.50          0.16         --        --            --
CMO Collateral (1)......  544,213      7.97         69.65         --        --            --
Finance Receivables.....  183,427      8.29         23.47     583,021      8.80         95.64
Lease Payment
 Receivables
 Held for Sale .........      --        --            --        8,441     12.00          1.38
                         --------                  ------    --------                  ------
  Total Interest Bearing
   Assets............... $781,324      8.38%       100.00%   $609,590      8.91%       100.00%
                         ========                  ======    ========                  ======
BORROWING TYPE
CMO Borrowings.......... $517,463      5.85%        73.10%   $    --        -- %          -- %
Reverse Repurchase
 Agreements.............  190,440      6.16         26.90     566,652      6.67        100.00
                         --------                  ------    --------                  ------
  Total Interest Bearing
   Liabilities.......... $707,903      5.93        100.00%   $566,652      6.67        100.00%
                         ========                  ======    ========                  ======
  Net Interest Spread...               2.45%                               2.24%

--------
(1) At September 30, 1996 and December 31, 1995, the Company had $6.1 million and none, respectively, of non-performing mortgage loans attributable to Long-Term Investment Operations.

LONG-TERM INVESTMENT OPERATIONS

 GENERAL

  IMH acquires mortgage loans and mortgage-backed securities, principally non-conforming residential mortgage loans and securities backed by such loans, for long-term investment. The Long-Term Investment Operations also invests, to a lesser extent, in second mortgage loans. Currently, the Long-Term Investment Operations include certain other assets which were purchased from ICII and its affiliates. At September 30, 1996, the carrying value of such assets totaled $7.7 million. See "Certain Transactions--Other Transactions." Income is earned principally from the net interest income received by IMH on the mortgage loans and mortgage-backed securities acquired and held in its portfolio. Such acquisitions are financed with a portion of the Company's capital, as well as borrowings provided through CMO borrowings and reverse repurchase agreements. In April and August 1996, IMH, through trusts in which IMH Assets (a wholly-owned, specialty purpose entity through which IMH conducts its CMO borrowings) holds residual interests, completed $296.3 million and $259.8 million CMO borrowings, respectively. ICIFC supports the investment objectives of IMH by supplying all of the mortgage loans and mortgage-backed securities held by IMH.

 MORTGAGE LOANS HELD IN THE PORTFOLIO

  The Company originates, through its network of correspondents, and invests a substantial portion of its portfolio in non-conforming mortgage loans and, to a lesser extent, second mortgage loans. The Company also purchases such loans from third parties for long-term investment and for resale. Management believes that non-conforming mortgage loans provide an attractive net earnings profile and produce higher yields without commensurately higher credit risks when compared with conforming mortgage loans. A portion of the investment portfolio of the Long-Term Investment Operations consists of "B" and "C" grade mortgage loans. The Company believes that a structural change in the mortgage banking industry has occurred which has increased demand for higher yielding non-conforming mortgage loans. This change has been caused by a number of factors, including: (1) investors' demand for higher yielding assets due to historically low interest rates over the past few years; (2) increased securitization of high-yielding non-conforming mortgage loans by the investment banking industry; (3) quantification and development of standardized credit criteria by credit rating agencies for securities backed by non-conforming mortgage loans; (4) increased competition in the securitization industry, which has reduced borrower interest rates and fees, thereby making non-conforming mortgage loans more affordable; and (5) the end of the refinance "boom" of 1992 and 1993, which has caused many mortgage banks, attempting to sustain origination volume, to seek out non-conforming mortgage loan borrowers.

 INVESTMENTS IN MORTGAGE-BACKED SECURITIES

  The Company also acquires mortgage-backed securities generated through its own securitization efforts as well as those generated by third parties. In connection with the issuance of mortgage-backed securities by the ICIFC in the form of REMICs, IMH has in the past and may in the future retain the senior or subordinated securities as regular interests on a short-term or long-term basis. In connection with ICIFC's REMIC securitizations of $645.9 million for the nine months ended September 30, 1996, IMH has retained $29.6 million of securities as regular interests. The face value of such retained regular interests included $113,000 of "principal-only" and $21.1 million of "interest-only" securities at the date of issuance. Such retained securities or investments may subject the Company to credit, interest rate and/or prepayment risks.

  At September 30, 1996, the Company's investment securities available for sale included $16.4 million of subordinated securities collateralized by mortgages. Substantially all of such securities were rated "B" to "BBB". In general, subordinated classes of a particular series of securities bear all losses prior to the related senior classes. Losses in excess of expected losses at the time such securities are purchased would adversely affect the Company's yield on such securities and, in extreme circumstances, could result in the failure of the Company to recoup its initial investment.

  The Company will not acquire REMIC or CMO residuals other than residual interests for which the Company owns all of the outstanding interests in the REMIC or the CMO or which result from a securitization transaction by the Conduit Operations. See "--Conduit Operations--Securitization and Sale Process."

 FINANCING

  The Long-Term Investment Operations are principally financed through the issuance of CMOs and borrowings under reverse repurchase agreements.

  Collateralized Mortgage Obligations. The following table sets forth the CMOs issued by the Company for the nine months ended September 30, 1996:

                                                                     ISSUANCE
                                                                      AMOUNT
             ISSUE DATE                    ISSUANCE NAME           (IN MILLIONS)
             ----------                    -------------           -------------
   April 25, 1996................ Fund America Investor Trust V       $296.3
   August 28, 1996............... Imperial CMB Trust Series 1996-1    $259.8

  The Company issues CMOs secured by mortgage loans as a means of financing a portion of its Long-Term Investments Operations. The decision to issue CMOs is based on the Company's current and future investment needs, market conditions and other factors. For accounting and tax purposes, the mortgage loans financed through the issuance of CMOs are treated as assets of the Company, and the CMOs are treated as debt of the Company. Each issue of CMOs is fully payable from the principal and interest payments on the underlying mortgage loans collateralizing such debt, any cash or other collateral required to be pledged as a condition to receiving the desired rating on the debt, and any investment income on such collateral. The Long-Term Investment Operations earns the net interest spread between the interest income on the mortgage loans securing the CMOs and the interest and other expenses associated with the CMO financing. The net interest spread may be directly impacted by the levels of prepayment of the underlying mortgage loans and, to the extent each CMO class has variable rates of interest, may be affected by changes in short-term interest rates.

  When the Company issues CMOs for financing purposes, it seeks an investment grade rating for such CMOs by a nationally recognized rating agency. To secure such a rating, it is often necessary to pledge collateral in excess of the principal amount of the CMOs to be issued, or to obtain other forms of credit enhancements such as additional mortgage loan insurance. The need for additional collateral or other credit enhancements depends upon factors such as the type of collateral provided and the interest rates paid thereon, the geographic concentration of the mortgaged property securing the collateral and other criteria established by the rating agency. The pledge of additional collateral reduces the capacity of the Company to raise additional funds through short-term secured borrowings or additional CMOs and diminishes the potential expansion of its investment portfolio. As a result, the Company's objective is to pledge additional collateral for CMOs only in the amount required to obtain an investment grade rating for the CMOs by a nationally recognized rating agency. Total credit loss exposure to the Company is limited to the equity invested in the CMOs at any point in time.

  The Company believes that under prevailing market conditions, an issuance of CMOs receiving other than an investment grade rating would require payment of an excessive yield to attract investors. No assurance can be given that the Company will achieve the ratings it plans to seek for the CMOs. As of September 30, 1996, the Company had issued two CMOs in original balances totaling $556.1 million for the purpose of financing its Long-Term Investment Operations. The CMOs were structured as one month LIBOR "floaters" with interest payable monthly at LIBOR plus 0.32% to 0.50% currently, increasing to LIBOR plus 1.00% to 1.32% after seven years. The CMOs are guaranteed for the holders thereof by a mortgage loan insurer, giving the CMOs the highest rating established by a nationally recognized rating agency. At September 30, 1996, the underlying principal balance of mortgages supporting CMO borrowings of $517.9 million represented approximately $486.7 million of six month and 2-year LIBOR adjustable rate mortgage loans with varying grade quality and $41.6 million of second mortgage loans. Such mortgages balances are exclusive of net premiums.

  Reverse Repurchase Agreements. The Company has obtained financings with three different third-party lenders, at interest rates that are consistent with its financing objectives described herein, and has established a $250.0 million committed financing facility with one lender under which the lender would be required to enter into new reverse repurchase agreements as needed by the Company during a specified period of time. For a discussion of the terms of the Company's reverse repurchase facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." A reverse repurchase agreement, although structured as a sale and repurchase obligation, acts as a financing vehicle under which the Company effectively pledges its mortgage loans and mortgage securities as collateral to secure a short-term loan. Generally, the other party to the agreement makes the loan in an amount equal to a percentage of the market value of the pledged collateral. At the maturity of the reverse repurchase agreement, the Company is required to repay the loan and correspondingly receives back its collateral. Under reverse repurchase agreements, the Company retains the incidents of beneficial ownership, including the right to distributions on the collateral and the right to vote on matters as to which certificate holders vote. Upon a payment default under such agreements, the lending party may liquidate the collateral. The Company's borrowing agreements require the Company to pledge cash, additional mortgage loans or additional securities backed by mortgage loans in the event the market value of existing collateral declines. To the extent that cash reserves are insufficient to cover such deficiencies in collateral, the Company may be required to sell assets to reduce its borrowings.

  Reverse repurchase agreements take the form of a sale of securities to the lender at a discounted price in return for the lender's agreement to resell the same securities to the borrower at a future date (the maturity of the borrowing) at an agreed price. In the event of the insolvency or bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditor under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to foreclose on the collateral agreements without delay. In the event of the insolvency or bankruptcy of a lender during the term of a reverse repurchase agreement, the lender may be permitted, under the Bankruptcy Code, to repudiate the contract, and the Company's claim against the lender for damages therefrom may be treated simply as one of the unsecured creditors. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, the Company's ability to exercise its rights to recover its securities under a reverse repurchase agreement or to be compensated for any damages resulting from the lender's insolvency may be further limited by such statute. If the lender is an insured depository institution subject to the Federal Deposit Insurance Act, the Company's ability to exercise its rights to recover its securities under a reverse repurchase agreement or to be compensated for damages resulting form the lender's insolvency may be limited by such statute rather than the Bankruptcy Code. The effect of these various statutes is, among other things, that a bankrupt lender, or its conservator or receiver, may be permitted to repudiate or disaffirm its reverse repurchase agreements, and the Company's claims against the bankrupt lender for damages resulting therefrom may be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and, if and when received, may be substantially less than the damages actually suffered by the Company.

  To reduce its exposure to the credit risk of reverse repurchase agreement lenders, the Company entered into such agreements with several different parties and follows its own credit exposure procedures. The Company monitors the financial condition of its reverse repurchase agreement lenders on a regular basis, including the percentage of mortgage loans that are the subject of reverse repurchase agreements with a single lender. Notwithstanding these measures, no assurance can be given that the Company will be able to avoid such third party risks.

  Other Mortgage-Backed Securities. As an additional alternative for the financing of its Long-Term Investment Operations, the Company may issue other mortgage-backed securities, if, in the determination of the Company, the issuance of such other securities is advantageous. In particular, mortgage pass-through certificates representing an undivided interest in pools of mortgage loans formed by the Company may prove to be an attractive vehicle for raising funds.

  The holders of mortgage pass-through certificates receive their pro rata share of the principal payments made on a pool of mortgage loans and interest at a pass-through interest rate that is fixed at the time of offering. The Company may retain up to a 100% undivided interest in a significant number of the pools of mortgage loans underlying such pass-through certificates. The retained interest, if any, may also be subordinated so that, in the event of a loss, payments to certificate holders will be made before the Company receives its payments. Unlike the issuance of CMOs, the issuance of mortgage pass-through certificates will not create an obligation of the Company to security holders in the event of a borrower default. However, as in the case of CMOs, the Company may be required to obtain various forms of credit enhancements in order to obtain an investment grade rating for issues of mortgage pass-through certificates by a nationally-recognized rating agency.


CONDUIT OPERATIONS

 GENERAL

  ICIFC began its mortgage conduit operations as a division of ICII in 1990. As of September 30, 1996, ICIFC maintained relationships with 245 correspondents. Correspondents originate and close mortgage loans under ICIFC's mortgage loan programs on a flow (loan-by-loan) basis or through bulk sale commitments. Correspondents include savings and loan associations, commercial banks, mortgage bankers and mortgage brokers. During the nine months ended September 30, 1996, the Interim Period, and the years ended December 31, 1995 and 1994, ICIFC acquired from its correspondents, including ICII after the Contribution Transaction, $1.2 billion, $547.2 million, $1.1 billion and $1.7 billion, respectively, of mortgage loans.

  The Conduit Operations consists of the purchase and sale of mortgage loans primarily secured by first liens and, to a lesser extent, second liens on single (one-to-four) family residential properties that are originated in accordance with ICIFC's underwriting guidelines. As a non-conforming mortgage loan conduit, ICIFC acts as a intermediary between the originators of mortgage loans that do not currently meet the guidelines for purchase by government-sponsored entities (i.e., FNMA and FHLMC) that guarantee mortgage-backed securities and permanent investors in mortgage-backed securities secured by or representing an ownership interest in such mortgage loans. ICIFC also acts as a bulk purchaser of primarily non-conforming mortgage loans. The Company believes that non-conforming mortgage loans provide an attractive net earnings profile, producing higher yields without commensurately higher credit risks when compared to mortgage loans that qualify for purchase by FNMA or FHLMC. In addition, based on the Company's experience in the mortgage banking industry and in the mortgage conduit business, the Company believes it provides mortgage loan sellers with an expanded and competitively priced array of non-conforming and "B" and "C" grade mortgage loan products, timely purchasing of loans, mandatory, best efforts and optional rate-lock commitments, and flexible Master Commitments.

  All non-conforming loans purchased by ICIFC are made available for sale to IMH at fair market value at the date of sale and subsequent transfer to IMH. In addition, ICII has granted ICIFC a right of first refusal to purchase all non-conforming loans that ICII or any 25% entity originates or acquires and subsequently offers for sale, and ICIFC has granted ICII, or any 25% entity designated by ICII, a right of first refusal to purchase all conforming mortgage loans that ICIFC acquires and subsequently offers for sale. See "Certain Transactions--The Contribution Transaction."

 MARKETING AND PRODUCTION

  Marketing Strategy. The Company's competitive strategy is, in part, to be a low cost national acquirer, through its national correspondent network, of mortgage loans to be held for investment, sold in the secondary market as whole loans or securitized as mortgage-backed securities. A key feature of this approach is the use of a large national network of correspondent originators, which enables the Company to shift the high fixed costs of interfacing with the homeowner to the correspondents. The marketing strategy for the Conduit Operations is designed to accomplish three objectives: (1) attract a geographically diverse group of both large and small correspondent loan originators, (2) establish relationships with such correspondents and facilitate their ability to offer a variety of loan products designed by ICIFC and (3) purchase the loans and securitize or sell them into the secondary market or to IMH. In order to accomplish these objectives, ICIFC designs and offers loan products that are attractive to potential non-conforming borrowers as well as to end-investors in non-conforming mortgage loans and mortgage-backed securities.

  ICIFC has historically emphasized and continues to emphasize flexibility in its mortgage loan product mix as part of its strategy to attract correspondents and establish relationships. ICIFC also maintains relationships with numerous end-investors so that it may develop products that they may be interested in as market conditions change, which in turn may be offered through the correspondent network. As a consequence, ICIFC is less dependent on acquiring conforming mortgage loans than many mortgage bankers and has, in the past, both as a division or subsidiary of ICII and as a subsidiary of IMH, acquired significant volumes of non-conforming loans.

  In response to the needs of its non-conforming mortgage loan correspondents and as part of its strategy to facilitate the sale of its loans through the Conduit Operations, ICIFC's marketing strategy offers efficient response time in the purchase process, direct and frequent contact with its correspondents through a trained sales force and flexible commitment programs. Finally, due to the price sensitivity of most home buyers, ICIFC is competitive in pricing its products in order to attract sufficient numbers of borrowers.

  Mortgage Loans Acquired. A majority of the mortgage loans purchased through the Conduit Operations are non-conforming mortgage loans. Currently, the maximum principal balance for a conforming loan is $207,000. Loans that exceed such maximum principal balance are referred to as "jumbo loans." Non-conforming mortgage loans generally consist of jumbo loans or other loans that are originated in accordance with underwriting or product guidelines that differ from those applied by FNMA and FHLMC. Such non-conforming loans may involve some greater risk as a result of such different underwriting and product guidelines. A portion of the mortgage loans purchased through the Conduit Operations are "B" and "C" grade loans, as described below, which may entail greater credit risks than other non-conforming loans. For the nine months ended September 30, 1996, "B" and "C" grade loans, as defined by the Company, accounted for 12.7% of ICIFC's total loan acquisitions. In addition, during that period, ICIFC's acquisitions included 0.7% of "D" grade loans, as defined by the Company. ICIFC generally does not acquire mortgage loans with principal balances above $750,000 for "A" quality loans, and $400,000 for "B" and "C" grade loans.

  Non-conforming loans purchased by ICIFC pursuant to its underwriting programs typically differ from those purchased pursuant to the guidelines established by FNMA and FHLMC primarily with respect to loan-to-value ratios, borrower income or credit history, required documentation, interest rates, borrower occupancy of the mortgaged property and/or property types. To the extent that these programs reflect underwriting standards different from those of FNMA and FHLMC, the performance of loans made thereunder may reflect higher delinquency rates and/or credit losses. The Company believes that the non-conforming mortgage loans acquired by ICIFC produce higher yields without commensurately higher credit risk when compared to conforming mortgage loans.

  ICIFC's focus on the acquisition of non-conforming mortgage loans may affect the Company's financial performance. For example, the purchase market of non-conforming loans has typically provided for higher interest rates in order to compensate for the lower liquidity of such loans, thereby potentially enhancing the interest income earned by the Company during the accumulation phase for loans held for sale and during the holding period for loans held for investment. In addition, due to the lower level of liquidity in non-conforming loan market, the Company may realize higher returns upon securitization of such loans than would be realized upon securitization of conforming loans. On the other hand, such lower levels of liquidity may from time to time cause the Company to hold such loans or other mortgage-related assets supported by such loans. In addition, by retaining for investment either the loans or other mortgage-related assets supported by such loans, the Company assumes the potential risk of any increased delinquency rates and/or credit losses as well as interest rate risk.

  Mortgage loans acquired by ICIFC are generally secured by first liens and, to a lesser extent, second liens on single (one-to-four) family residential properties with either fixed or adjustable interest rates. During the nine months ended September 30, 1996, fixed-rate mortgage loans and ARMs accounted for approximately 67.2% and 32.8%, respectively, of the mortgage loans purchased by ICIFC. Fixed-rate mortgage loans have a constant interest rate over the life of the loan, which is generally 15 or 30 years. The interest rate on an ARM is typically tied to an index (such as LIBOR or the CMT Index) and is adjustable periodically at various intervals. Such mortgage loans are typically subject to lifetime interest rate caps and periodic interest rate and/or payment caps. The interest rates on ARMs are typically lower than the average comparable fixed rate loan initially, but may be higher than average comparable fixed rate loans over the life of the loan. Substantially all mortgage loans purchased by ICIFC will fully amortize over their remaining terms. Currently, ICIFC purchases (1) fixed rate mortgage loans that have original terms to maturity ranging from 10 to 30 years, (2) ARM mortgage loans that adjust based on LIBOR or the CMT Index, and (3) 5/25 mortgage loans that adjust on a one-time basis approximately five years following origination to an interest rate based upon a defined index plus a spread. ICIFC may from time to time purchase mortgage loans with other interest rate and maturity characteristics.

  A summary of ICIFC's mortgage loan acquisitions by type of loan, excluding net premiums, is shown below.

                                                                  PERIOD FROM
                                                               NOVEMBER 20, 1995
                                            NINE MONTHS ENDED       THROUGH
                                            SEPTEMBER 30, 1996 DECEMBER 31, 1995
                                            ------------------ -----------------
                                                   (DOLLARS IN MILLIONS,
                                               EXCEPT FOR AVERAGE LOAN SIZE)
Conforming Loans:
  Volume of loans..........................      $   69.1          $  152.3
  Percentage of total volume...............           6.0%             28.2%
Non-conforming Loans:
  Volume of loans..........................      $1,080.6          $  388.3
  Percentage of total volume...............          94.0%             71.8%
                                                 --------          --------
                                                 $1,149.7          $  540.6
                                                 ========          ========
Fixed Rate Loans:
  Volume of loans..........................      $  772.7          $  142.9
  Percentage of total volume...............          67.2%             26.4%
Adjustable Rate Loans:
  Volume of loans..........................      $  377.0          $  397.7
  Percentage of total volume...............          32.8%             73.6%
                                                 --------          --------
                                                 $1,149.7          $  540.6
                                                 ========          ========
Average Loan Size..........................      $130,817          $143,017

  The credit quality of the loans purchased by ICIFC varies depending upon the specific program under which such loans are purchased. For example, a principal credit risk inherent in adjustable-rate mortgage loans is the potential "payment shock" experienced by the borrower as rates rise, which could result in increased delinquencies and credit losses. In the case of negative amortization mortgage loans, a portion of the interest due accrues to the underlying principal balance of the loan, thereby increasing the loan-to-value ratio of the mortgage loans. As a general rule, mortgage loans with higher loan-to-value ratios are vulnerable to higher delinquency rates given the borrower's lower equity investment in the underlying property. Limited documentation mortgage loans, by contrast, must meet lower loan-to-value ratios and more rigorous criteria for borrower credit quality in order to compensate for the reduced level of lender review with respect to the borrower's earnings history and capacity.

  ICIFC's loan purchase activities have and are expected in the future to continue to focus on those regions of the country where higher volumes of non-conforming mortgage loans are originated. The highest concentration of non-conforming mortgage loans purchased by ICIFC relates to properties located in California because of the generally higher property values and mortgage loan balances prevalent there. In addition, of the $1.2 billion in loans acquired during the nine months ended September 30, 1996, $787.9 million (or 67.0%) were acquired from ICIFC's top ten sellers, including ICII, by volume of sales. ICII, Salomon Brothers, Inc and Ventana Mortgage Corp., each accounted for more than 10% of the total mortgage loans acquired by ICIFC during the nine months ended September 30, 1996. No seller other than ICII or SPTL is an affiliate of the Company.

  The following table sets forth the geographic distribution of ICIFC's mortgage loan acquisitions, excluding net premiums.

                                                                  PERIOD FROM
                                                               NOVEMBER 20, 1995
                                            NINE MONTHS ENDED       THROUGH
                                           SEPTEMBER  30, 1996 DECEMBER 31, 1995
                                           ------------------- -----------------
                                            DOLLAR  PERCENTAGE DOLLAR PERCENTAGE
                                            AMOUNT   OF TOTAL  AMOUNT  OF TOTAL
                                           -------- ---------- ------ ----------
                                                   (DOLLARS IN MILLIONS)
California................................ $  551.8    48.0%   $370.6    68.5%
Florida...................................    109.4     9.5      20.7     3.8
New Jersey................................     91.2     7.9      22.1     4.1
New York..................................     42.8     3.7       5.7     1.0
Washington................................     36.0     3.1      23.3     4.3
Oregon....................................     27.0     2.3      18.9     3.5
Utah......................................     24.2     2.1       5.4     1.0
Illinois..................................     23.0     2.0       2.1     0.4
Colorado..................................     22.2     1.9      23.6     4.4
Nevada....................................     22.0     1.9       4.5     0.8
Massachusetts.............................     19.5     1.7       1.4     0.3
North Carolina............................     17.3     1.5       2.4     0.4
Maryland..................................     16.7     1.5       7.4     1.4
Texas.....................................     16.7     1.5       1.5     0.3
Arizona...................................     16.5     1.4       5.9     1.1
Hawaii....................................     16.3     1.4       4.4     0.8
Georgia...................................     14.7     1.3       2.1     0.4
Virginia..................................     14.5     1.3       2.0     0.4
Pennsylvania..............................     12.0     1.0       3.7     0.7
Other ....................................     55.9     5.0      12.9     2.4
                                           --------   -----    ------   -----
                                           $1,149.7   100.0%   $540.6   100.0%
                                           ========   =====    ======   =====

  To date, a portion of the loans purchased by ICIFC comprise "B" and "C" grade residential mortgage loans, as defined by the Company. For the nine months ended September 30, 1996, such loans accounted for 12.7% of ICIFC's total loan acquisitions. In general, "B" and "C" grade loans are residential mortgage loans made to borrowers with lower credit ratings than borrowers of higher quality, or so called "A" grade mortgage loans, and are normally subject to higher rates of loss and delinquency than the other non-conforming loans purchased by ICIFC. As a result, "B" and "C" grade loans normally bear a higher rate of interest, and are typically subject to higher fees (including greater prepayment fees and late payment penalties), than non-conforming loans of "A" quality. In general, greater emphasis is placed upon the value of the mortgaged property and, consequently, the quality of appraisals thereof, and less upon the credit history of the borrower in underwriting "B" and "C" grade mortgage loans than in underwriting "A" grade loans. In addition, "B" and "C" grade loans are generally subject to lower loan-to-value ratios than "A" grade loans. Under ICIFC's "B" and "C" mortgage loan program, underwriting authority is delegated only to correspondents who meet those strict underwriting guidelines established by ICIFC. See "--Underwriting and Quality Control."

  ICIFC generally purchases its loans on a "servicing-released" basis, particularly in the case of "B" and "C" grade loans due to its belief that control over the servicing and collection functions with respect to such loans is important to the realization of a satisfactory return thereon. To the extent ICIFC finances the acquisition of such loans with the warehouse line from IWLG, ICIFC pledges such loans and the related servicing rights to IWLG as collateral. As a result, IWLG has an absolute right to control the servicing of such loans (including the right to collect payments on the underlying mortgage loans) and to foreclose upon the underlying real property in the case of default. Typically, IWLG delegates its right to service the mortgage loans securing the warehouse line to ICIFC. In connection therewith, ICIFC has contracted with third party sub-servicers to perform the function of servicing for ICIFC. ICIFC believes that the selection of third party sub-servicers was more effective than establishing a servicing department within the Company. However, part of ICIFC's responsibility is to continually monitor the performance of the sub-servicers through monthly performance reviews and site visits. Depending on these sub-servicer reviews, the Company may in the future form a separate collection group to assist the sub-servicer in the servicing of these loans. See "--Servicing and Master Servicing."

  In connection with the securitization of "B" and "C" grade loans, the levels of subordination required as credit enhancement for the more senior classes of securities issued in connection therewith are higher than those with respect to its "A" grade non-conforming loans. Similarly, in connection with the securitization of mortgage loans secured by second liens, the levels of subordination required as credit enhancement for the more senior classes of securities issued in connection therewith are higher than those with respect to its mortgage loans secured by first liens. Thus, to the extent that the Company retains any of the subordinated securities created in connection with such securitizations and losses with respect to such pools of "B" and "C" grade loans or mortgage loans secured by second liens are higher than expected, the Company's future earnings could be adversely affected.

  Seller Eligibility Requirements. The mortgage loans acquired by the Conduit Operations are originated by various sellers, including savings and loan associations, banks, mortgage bankers and other mortgage brokers. Sellers are required to meet certain regulatory, financial, insurance and performance requirements established by ICIFC before they are eligible to participate in its mortgage loan purchase program, and must submit to periodic reviews by ICIFC to ensure continued compliance with these requirements. ICIFC's current criteria for seller participation generally include a minimum tangible net worth requirement ($300,000 in its non-delegated program, $500,000 in its partially delegated program and at least $1 million in its fully delegated program, as described below), approval as a FNMA or FHLMC Seller/Servicer in good standing and a HUD-approved mortgagee in good standing or a financial institution that is insured by the FDIC or comparable federal or state agency, and that the seller is examined by a federal or state authority. In addition, sellers are required to have comprehensive loan origination quality control procedures. In connection with its qualification, each seller enters into an agreement that generally provides for recourse by ICIFC against the seller in the event of a breach of representations or warranties made by the seller with respect to mortgage loans sold to ICIFC, any fraud or misrepresentation during the mortgage loan origination process, and upon early payment default on such loans. As of September 30, 1996, 245 sellers had been approved by ICIFC as being eligible to participate in the Conduit Operations.

 PURCHASE COMMITMENT PROCESS AND PRICING

  Master Commitments. As part of its marketing strategy, ICIFC has established mortgage loan purchase commitments ("Master Commitments") with sellers that, subject to certain conditions, entitle the seller to sell and obligate ICIFC to purchase a specified dollar amount of non-conforming mortgage loans over a period generally ranging from six months to one year. The terms of each Master Commitment specify whether a seller may sell loans to ICIFC on a mandatory, best efforts or optional basis, or a combination thereof. Master Commitments do not generally obligate ICIFC to purchase loans at a specific price, but rather provide the seller with a future outlet for the sale of its originated loans based on ICIFC's quoted prices at the time of purchase. Master Commitments specify the types of mortgage loans the seller is entitled to sell to ICIFC and generally range from $2 million to $50 million in aggregate committed principal amount. The provisions of ICIFC's Seller/Servicer Guide are incorporated in each of the Conduit Operations' Master Commitments and may be modified by negotiations between the parties. In addition, there are individualized Master Commitment options available to sellers, which include alternative pricing structures or specialized loan products. In order to obtain a Master Commitment, a seller may be asked to pay a non-refundable up front or non-delivery fee, or both, to the Company. As of September 30, 1996, ICIFC had outstanding Master Commitments with 62 sellers to purchase mortgage loans in the aggregate principal amount of $774.0 million over periods generally ranging from six months to one year, of which $79.9 million were committed to be purchased pursuant to rate-locks (as defined below).

  Sellers who have entered into the aforementioned Master Commitments may sell mortgage loans to the Conduit Operations by executing individual, bulk or other rate-locks (each, a "rate-lock"). Each rate-lock, in conjunction with the related Master Commitment, specifies the terms of the related sale, including the quantity and price of the mortgage loans or the formula by which the price will be determined, the rate-lock type and the delivery requirements. Historically, the up front fee paid by a seller to ICIFC to obtain a Master Commitment on a mandatory delivery basis is often refunded pro rata as the seller delivers loans pursuant to rate-locks. Any remaining fee after the Master Commitment expires is retained by the Conduit Operations.

  Following the issuance of a specific rate-lock, ICIFC is subject to the risk of interest rate fluctuations and enters into hedging transactions to diminish such risk. Hedging transactions may include mandatory or optional forward sales of mortgage loans or mortgage-backed securities, interest rate caps, floors and swaps, mandatory forward sales, mandatory or optional sales of futures and other financial futures transactions. The nature and quantity of hedging transactions are determined by the management of ICIFC based on various factors, including market conditions and the expected volume of mortgage loan purchases. Gains and losses on hedging transactions are recorded as incurred.

  Bulk and Other Rate-Locks. ICIFC also acquires mortgage loans from sellers that are not purchased pursuant to Master Commitments. These purchases may be made on a bulk or individual rate-lock basis. Bulk rate-locks obligate the seller to sell and ICIFC to purchase a specific group of loans, generally ranging from $1 million to $125 million in aggregate committed principal amount, at set prices on specific dates. Bulk rate-locks enable ICIFC to acquire substantial quantities of loans on a more immediate basis. The specific pricing, delivery and program requirements of these purchases are determined by negotiation between the parties but are generally in accordance with the provisions of ICIFC's Seller/Servicer Guide. Due to the active presence of investment banks and other substantial investors in this area, bulk pricing is extremely competitive. Loans are also purchased from individual sellers (typically smaller originators of mortgage loans) who do not wish to sell pursuant to either a Master Commitment or bulk rate-lock. The terms of these individual purchases are based primarily on ICIFC's Seller/Servicer Guide and standard pricing provisions, and are offered on a mandatory basis.

  Mandatory, Best Efforts and Optional Rate-Locks. Mandatory rate-locks require the seller to deliver a specified quantity of loans to ICIFC over a specified period of time regardless of whether the loans are actually originated by the seller or whether circumstances beyond the seller's control prevent delivery. ICIFC is required to purchase all loans covered by the rate-lock at prices established at the time of rate-lock. If the seller is unable to deliver the specified loans, it may instead deliver comparable loans approved by ICIFC within the specified delivery time. Failure to deliver the specified mortgage loans or acceptable substitute loans under a mandatory rate-lock obligates the seller to pay ICIFC a penalty, and, if ICIFC's mortgage loan yield requirements have declined, the present value of the difference in yield ICIFC would have obtained on the mortgage loans that the seller agreed to deliver and the yield available on similar mortgage loans subject to mandatory rate-lock issued at the time of such failure to deliver. In contrast, mortgage loans sold on a best efforts basis must be delivered to ICIFC only if they are actually originated by the seller. The best efforts rate-lock provides sellers with an effective way to sell loans during the origination process without any penalty for failure to deliver. Optional rate-locks gives the seller the option to deliver mortgage loans to ICIFC at a fixed price on a future date and requires the payment of up front fees to ICIFC. Any up front fees paid in connection with best efforts and optional rate-locks are retained by ICIFC whether or not the loans are delivered.

  Pricing. ICIFC sets purchase prices at least once every business day for mortgage loans it acquires for its Conduit Operations based on prevailing market conditions. Different prices are established for the various types of loans, rate-lock periods and types of rate-locks (mandatory, best efforts or optional). ICIFC's standard pricing is based on the anticipated price it receives upon sale or securitization of the loans, the anticipated interest spread realized during the accumulation period, the targeted profit margin and the anticipated issuance, credit enhancement and ongoing administrative costs associated with such sale or securitization. The credit enhancement cost component of ICIFC's pricing is established for individual mortgage loans or pools of mortgage loans based upon the characteristics of such loan or loan pool. As the characteristics of the loan or loan pool vary, this cost component is correspondingly adjusted upward or downward to reflect the variation. ICIFC's adjustments are reviewed periodically by management to reflect changes in the costs of credit enhancement. Adjustments to ICIFC's standard pricing may also be negotiated on an individual basis under Master Commitments or bulk or individual rate-locks with sellers. See "--Securitization and Sale Process."

 UNDERWRITING AND QUALITY CONTROL

  Purchase Guidelines. ICIFC has developed comprehensive purchase guidelines for the acquisition of mortgage loans by the Conduit Operations. Subject to certain exceptions, each loan purchased must conform to the loan eligibility requirements specified in ICIFC's Seller/Servicer Guide with respect to, among other things, loan amount, type of property, loan-to-value ratio, type and amount of insurance, credit history of the borrower, income ratios, sources of funds, appraisals and loan documentation. ICIFC also performs a legal documentation review prior to the purchase of any mortgage loan. ICIFC either delegates the underwriting function to its correspondents or performs the function itself. Additionally, for mortgage loans that are underwritten by contract underwriters (as explained below), ICIFC does not perform a full underwriting review prior to purchase, but instead relies on the credit review and analysis performed by the contract underwriter, as well as its own pre-purchase eligibility process to ensure that the loan meets the program acceptance guidelines and a post-purchase quality control review.

  Underwriting Methods. ICIFC has established a delegated underwriting program, which is similar in concept to the delegated underwriting programs established by FNMA and FHLMC. Under this program, qualified sellers are required to underwrite loans in compliance with ICIFC's underwriting guidelines as set forth in ICIFC's Seller/Servicer Guide or an individual Master Commitment. As part of the approval process for a seller to become a delegated underwriter, the seller must submit a small sample of loans for a pre-purchase quality control review by ICIFC. If the submitted loans comply with the Company's underwriting guidelines and the seller meets ICIFC's financial and performance criteria, the seller will be approved for the delegated underwriting program. In connection with its approval, the seller must represent and warrant to ICIFC that all mortgage loans sold to ICIFC will comply with ICIFC's underwriting guidelines. The current financial, historical loan quality and other criteria for seller participation in this program generally include a minimum net worth requirement and verification of the seller's good standing with FNMA and FHLMC. As of September 30, 1996, 158 correspondents had qualified by ICIFC for participation in the delegated underwriting program.

  The delegated underwriting program consists of two separate subprograms. ICIFC's principal delegated underwriting subprogram is a fully delegated program designed for loan sellers that meet higher financial and performance criteria than those applicable to sellers generally. Qualifying sellers have delegated underwriting authority for all mortgage products under this subprogram, except for "B" and "C" grade loans. The second subprogram is a partially delegated program pursuant to which sellers only have delegated underwriting authority for ICIFC's conforming mortgage loan products.

  Mortgage loans acquired under ICIFC's non-delegated underwriting program are either fully underwritten by ICIFC's underwriting staff or involve the use of contract underwriters. ICIFC has contracted with several national mortgage insurance firms that conduct contract underwriting for mortgage loan acquisitions by ICIFC. Under these contracts, ICIFC relies on the credit review and analysis of the contract underwriter, as well as its own pre-purchase eligibility review to ensure that the loan meets program acceptance, its own follow-up quality control procedures and the representations and warranties of the contract underwriter.

  Loans that are not acquired under either delegated or contract underwriter methods are fully underwritten by ICIFC's underwriting staff. In such cases, ICIFC performs a full credit review and analysis to ensure compliance with its loan eligibility requirements. This review specifically includes, among other things, an analysis of the underlying property and associated appraisal and an examination of the credit, employment and income history of the borrower. Under all of these methods, loans are purchased only after completion of a legal documentation and eligibility criteria review.

  Although the delegated underwriting program could be deemed to present inherently greater risks due to the lower level of individual loan review, the Company believes that this risk is mitigated by the higher net worth requirements applicable to loan sellers eligible for the delegated underwriting program and ICIFC's eligibility control prior to purchase, thereby enhancing the financial support for the representations and warranties made by such sellers. ICIFC also relies on such sellers' experience and demonstrated performance with the government-sponsored entities referred to above with respect to the delegated underwriting program.

  Under all of ICIFC's underwriting methods, loan documentation requirements for verifying the borrowers' income and assets vary according to loan-to-value ratios and other factors. This variation is necessary to be competitive and responsive to the needs of the non-conforming mortgage loan sellers. Generally, as the standards for required documentation are lowered, borrowers' down payment requirements are increased and the required loan-to-value ratios are decreased. These types of loans with less documentation are reviewed on a risk analysis underwriting basis, similar to the underwriting analysis utilized by mortgage insurance companies. Reduced documentation loans require the borrower to have a stronger credit history and larger cash reserves to show a savings pattern history, and the appraisal of the property is validated by either an enhanced desk or field review. Within the underwriting philosophy of the ICIFC guidelines, the underwriters utilize a risk analysis approach to determine the borrower's ability and willingness to repay the debt and to determine if the property taken as security has sufficient value to recover the debt in the event that the loan defaults. Each loan is reviewed for compensating factors (i.e., credit reports, sufficient assets, appraisal, job stability, savings pattern), and overall compensating factors are reviewed to fully analyze the risk. Full documentation is requested if it is the judgment of the underwriter that the compensating factors are insufficient for loan approval.

  Quality Control. Ongoing quality control reviews are conducted by ICIFC to ensure that the mortgage loans purchased meet its quality standards. The type and extent of the quality control review depend on the nature of seller and the characteristics of the loans. Loans acquired under the delegated underwriting program are reviewed in accordance with the quality control procedures described above. ICIFC reviews on a post-purchase basis a portion of all loans submitted with delegated underwriting to determine that the loans were purchased in compliance with the guidelines set forth by ICIFC. ICIFC reviews a higher portion of certain categories of mortgage loans, such as loans with reduced documentation, loans with higher loan-to-value ratios (above 80%) and cash out refinances. In performing a quality control review on a loan, ICIFC analyzes the underlying property appraisal and examines the credit and income history of the borrower. In addition, all documents submitted in connection with the purchase of the loans, including insurance policies, title policies, deeds of trust or mortgages and promissory notes, are examined for compliance with ICIFC's guidelines and to ensure compliance to state and federal regulations.

 SECURITIZATION AND SALE PROCESS

  General. The Conduit Operations primarily uses a warehouse line of credit from IWLG and equity to finance the acquisition of mortgage loans from correspondents. When a sufficient volume of mortgage loans with similar characteristics has been accumulated, generally $100 million to $300 million, ICIFC will securitize them through the issuance of mortgage-backed securities in the form of a REMIC or resell them in bulk whole loan sales. The period between the time ICIFC commits to purchase a mortgage loan and the time it sells or securitizes such mortgage loan generally ranges from 10 to 90 days, depending on certain factors, including the length of the purchase commitment period, the loan volume by product type and the securitization process.

  Any decision by ICIFC to form REMICs or to sell the loans in bulk is influenced by a variety of factors. REMIC transactions are generally accounted for as sales of the mortgage loans and can eliminate or minimize any long-term residual investment in such loans. REMIC securities consist of one or more classes of "regular interests" and a single class of "residual interest." The regular interests are tailored to the needs of investors and may be issued in multiple classes with varying maturities, average lives and interest rates. These regular interests are predominantly senior securities but, in conjunction with providing credit enhancement, may be subordinated to the rights of other regular interests. The residual interest represents the remainder of the cash flows from the mortgage loans (including, in some instances, reinvestment income) over the amounts required to be distributed to the regular interests. In some cases, the regular interests may be structured so that there is no significant residual cash flow, thereby allowing ICIFC to sell its entire interest in the mortgage loans. As a result, in some cases, all of the capital originally invested in the mortgage loans by the Company is redeployed in the Conduit Operations.

  As part of its operations, ICIFC may retain regular and residual interests on a short-term or long-term basis. In the nine months ended September 30, 1996, ICIFC issued $645.9 million in REMIC securities backed by $658.2 million of principal balance mortgage loans. The following table sets forth the REMIC securities issued by the Conduit Operations for the nine months ended September 30, 1996:

                                                                        ISSUANCE
                      ISSUE DATE                       ISSUANCE NAME     AMOUNT
                      ----------                       -------------    --------
   February 28, 1996............................... Bear Stearns 1996-1  $171.9
   June 28, 1996................................... Bear Stearns 1996-3  $213.0
   September 30, 1996.............................. Bear Stearns 1996-4  $261.0

  Credit Enhancement. REMICs created by the Conduit Operations are structured so that one or more of the classes of such securities are rated investment grade by at least one nationally recognized rating agency. In contrast to Agency Certificates in which the principal and interest payments are guaranteed by the U.S. government or an agency thereof, securities created by the Conduit Operations do not benefit from any such guarantee. The ratings for the Conduit Operations' REMICs are based upon the perceived credit risk by the applicable rating agency of the underlying mortgage loans, the structure of the securities, and the associated level of credit enhancement. Credit enhancement is designed to provide protection to the security holders in the event of borrower defaults and other losses including those associated with fraud or reductions in the principal balances or interest rates on mortgage loans as required by law or a bankruptcy court.

  The Conduit Operations can utilize multiple forms of credit enhancement, including special hazard insurance, private mortgage pool insurance reserve funds, letters of credit, surety bonds, over-collateralization and subordination or any combination thereof. In determining whether to provide credit enhancement through subordination or other credit enhancement methods, the Conduit Operations takes into consideration the costs associated with each method.

  Each series of mortgage-backed securities is typically fully payable from the mortgage assets underlying such series, and the recourse of investors is limited to such assets and any associated credit enhancement features, such as senior/subordinated structures. To the extent the Company holds subordinated securities, the Company generally bears all losses prior to the related senior security holders. Generally, any losses in excess of the credit enhancement obtained are borne by the security holders. Except in the case of a breach of the standard representations and warranties made by the Company when mortgage loans are securitized, such securities are non-recourse to the Company. Typically, the Company has recourse to the sellers of loans for any such breaches, but there are no assurance of the sellers' abilities to honor their respective obligations.

  Ratings of mortgage-backed securities are based primarily upon the characteristics of the pool of underlying mortgage loans and associated credit enhancement. A decline in the credit quality of such pools (including delinquencies and/or credit losses above initial expectations), or of any third party credit enhancer, or adverse developments in general economic trends affecting real estate values or the mortgage industry, could result in downgrades of such ratings.

WAREHOUSE LENDING OPERATIONS

  The Company's third line of business is its Warehouse Lending Operations. Such operations primarily consist of warehouse lending for approved mortgage banks acting as correspondents of ICIFC and other mortgage banks. Generally, the non-conforming mortgage loans funded with such warehouse lines of credit are acquired by ICIFC. Warehouse lending facilities provide warehouse and repurchase financing for mortgage loans from the time of closing the loan to the time of its sale or other settlement with the pre-approved investor. IWLG's warehouse lines are non-recourse and IWLG can only look to the sale or liquidation of the mortgage loans as a source of repayment. Any claim of IWLG as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay. Borrowings under the warehouse facilities are presented on the Company's balance sheets as finance receivables.

  IWLG provides a $600 million warehouse line to ICIFC. The ICIFC warehouse line balance outstanding on IWLG's balance sheet is structured to qualify under the REIT asset tests and to generate income qualifying under the 75% gross income test. The terms of the warehouse line are based on Bank of America's prime rate with advance rates between 90% and 98% of the fair value of the mortgage loans outstanding. The terms of IWLG's other warehouse lines of credit, including the amount, are determined based upon the financial strength, historical performance and other qualifications of the borrower. See "--Long-Term Investment Operations--Financing--Reverse Repurchase Agreements."

  At September 30, 1996, IWLG had $673.5 million of warehouse lines of credit available to 16 borrowers, of which $183.4 million was outstanding thereunder, including $169.0 million outstanding to ICIFC. IWLG finances its Warehouse Lending Operations through reverse repurchase agreements and equity. At September 30, 1996, IWLG had entered into repurchase facilities with three investment banks.

HEDGING

  The Company conducts certain hedging activities in connection with both its Long-Term Investment Operations and its Conduit Operations.

  Long-Term Investment Operations. To the extent consistent with IMH's election to qualify as a REIT, the Company follows a hedging program intended to protect against interest rate changes and to enable the Company to earn net interest income in periods of generally rising, as well as declining or static, interest rates. Specifically, the Company's hedging program is formulated with the intent to offset the potential adverse effects resulting from (1) interest rate adjustment limitations on its mortgage loans and securities backed by mortgage loans and (2) the differences between the interest rate adjustment indices and interest rate adjustment periods of its adjustable rate mortgage loans and mortgage-backed securities secured by such loans and related borrowings. As part of its hedging program, the Company also monitors on an ongoing basis the prepayment risks that arise in fluctuating interest rate environments.

  The Company's hedging program encompasses a number of procedures. First, the Company structures its commitments to purchase mortgage loans so that the mortgage loans purchased will have interest rate adjustment indices and adjustment periods that, on an aggregate basis, correspond as closely as practicable to the interest rate adjustment indices and interest rate adjustment periods of the anticipated financing source. In addition, the Company structures its borrowing agreements to have a range of different maturities (although substantially all have maturities of less than one year). As a result, the Company adjusts the average maturity of its borrowings on an ongoing basis by changing the mix of maturities as borrowings come due and are renewed. In this way, the Company minimizes any differences between interest rate adjustment periods of mortgage loans and related borrowings that may occur due to prepayments of mortgage loans or other factors.

  The Company may from time-to-time purchase interest rate caps to limit or partially offset adverse changes in interest rates associated with its borrowings. In a typical interest rate cap agreement, the cap purchaser makes an initial lump sum cash payment to the cap seller in exchange for the seller's promise to make cash payments to the purchaser on fixed dates during the contract term if prevailing interest rates exceed the rate specified in the contract. In this way, the Company generally hedges as much of the interest rate risk arising from lifetime rate caps on its mortgage loans and from periodic rate and/or payment caps as the Company determines is in the best interests of the Company, given the cost of such hedging transactions and the need to maintain IMH's status as a REIT. Such periodic caps on the Company's mortgage loans may also be hedged by the purchase of mortgage derivative securities. Mortgage derivative securities can be effective hedging instruments in certain situations as the value and yields of some of these instruments tend to increase as interest rates rise and tend to decrease in value and yields as interest rates decline, while the experience for others is the converse. The Company intends to limit its purchases of mortgage derivative securities to investments that qualify as Qualified REIT Assets or Qualified Hedges so that income from such investments will constitute qualifying income for purposes of the 95% and 75% gross income tests. See "Federal Income Tax Considerations--Taxation of IMH--Income Tests." To a lesser extent, the Company, through its Conduit Operations, may enter into interest rate swap agreements, buy and sell financial futures contracts and options on financial futures contracts and trade forward contracts as a hedge against future interest rate changes; however, the Company will not invest in these instruments unless the Company and the Manager are exempt from the registration requirements of the Commodity Exchange Act or otherwise comply with the provisions of that Act. The REIT provisions of the Code may restrict the Company's ability to purchase certain instruments and may severely restrict the Company's ability to employ other strategies. See "Federal Income Tax Considerations." In all its hedging transactions, the Company intends to deal only with counterparties that the Company believes are sound credit risks. During the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company had not purchased any interest rate caps, swaps or other hedging instruments.

  Conduit Operations. In conducting its Conduit Operations, ICIFC is subject to the risk of rising mortgage interest rates between the time it commits to purchase mortgage loans at a fixed price and the time it sells or securitizes those mortgage loans. To mitigate this risk, ICIFC enters into transactions designed to hedge interest rate risks, which may include mandatory and optional forward selling of mortgage loans or mortgage-backed securities, interest rate caps, floors and swaps, and buying and selling of futures and options on futures. The nature and quantity of these hedging transactions are determined by the management of ICIFC based on various factors, including market conditions and the expected volume of mortgage loan purchases.

  Costs and Limitations. The Company has implemented a hedging program designed to provide a level of protection against interest rate risks. However, an effective hedging strategy is complex, and no hedging strategy can completely insulate the Company from interest rate risks. Moreover, as noted above, certain of the federal income tax requirements that IMH must satisfy to qualify as a REIT limit the Company's ability to fully hedge its interest rate risks. The Company monitors carefully, and may have to limit, its hedging strategies to assure that it does not realize excessive hedging income or hold hedging assets having excess value in relation to total assets, which would result in IMH's disqualification as a REIT or, in the case of excess hedging income, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Code, provided such failure was for reasonable cause. See "Federal Income Tax Considerations."

  In addition, hedging involves transaction and other costs, and such costs increase dramatically as the period covered by the hedging protection increases and also increase in periods of rising and fluctuating interest rates. Therefore, the Company may be prevented from effectively hedging its interest rate risks without significantly reducing the Company's return on equity.

SERVICING AND MASTER SERVICING

  ICIFC currently acquires substantially all of its mortgage loans on a "servicing-released" basis and thereby acquires the servicing rights. ICIFC subcontracts all of its servicing obligations under such loans to independent third parties pursuant to sub-servicing agreements. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, if applicable, making required inspections of the mortgaged property, contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of unremedied defaults in accordance with the Company's guidelines. Servicing fees generally range from 0.250% to 0.500% per annum on the declining principal balances of the loans serviced.

  The following table sets forth certain information regarding ICIFC's servicing portfolio of loans for the periods shown.

                                                                 PERIOD FROM
                                                              NOVEMBER 20, 1995
                                           NINE MONTHS ENDED       THROUGH
                                           SEPTEMBER 30, 1996 DECEMBER 31, 1995
                                           ------------------ -----------------
                                                      (IN MILLIONS)
Beginning servicing portfolio.............      $  512.1           $  -- (1)
Loans added to the servicing portfolio....       1,025.8            540.6
Loans sold servicing released and
 principal paydowns.......................        (363.5)           (28.5)
                                                --------           ------
Ending servicing portfolio................      $1,174.4           $512.1
                                                ========           ======

--------
(1) Pursuant to the Contribution Transaction, ICII retained ICIFC's servicing portfolio at November 20, 1995.

  In the future, ICIFC expects to offer its sellers of mortgage loans the right to retain servicing. However, in connection with its warehouse line from IWLG, any such servicers of the mortgage loans would have to be approved by IWLG. In the case of servicing retained mortgage loans, the Company will enter into agreements (the "Servicing Agreements") with the sellers of mortgage loans to service the mortgage loans they sell to the Company. Each Servicing Agreement will require the servicer to service the Company's mortgage loans in a manner generally consistent with FNMA and FHLMC guidelines and procedures and with any servicing guidelines promulgated by the Company. Each servicer will collect and remit principal and interest payments, administer mortgage escrow accounts, submit and pursue insurance claims and initiate and supervise foreclosure proceedings on the mortgage loans so serviced. Each servicer will also provide accounting and reporting services required by the Company for such loans. The servicer will be required to follow such collection procedures as are customary in the industry. The servicer may, at its discretion, arrange with a defaulting borrower a schedule for the liquidation of delinquencies, provided primary mortgage insurance coverage is not adversely affected. Each Servicing Agreement will provide that the servicer may not assign any of its obligations with respect to the mortgage loans serviced for the Company, except with the Company's consent.

  Each servicer will be required to pay all expenses related to the performance of its duties under its Servicing Agreement. The servicer will be required to make advances of principal and interest, taxes and required insurance premiums that are not collected from borrowers with respect to any mortgage loan, only if the servicer determines that such advances are recoverable from the mortgagor, insurance proceeds or other sources with respect to such mortgage loan. If such advances are made, the servicer generally will be reimbursed prior to the Company receiving the remaining proceeds. The servicer also will be entitled to reimbursement by the Company for expenses incurred by it in connection with the liquidation of defaulted mortgage loans and in connection with the restoration of mortgaged property. If claims are not made or paid under applicable insurance policies or if coverage thereunder has ceased, the Company suffers a loss to the extent that the proceeds from liquidation of the mortgaged property, after reimbursement of the servicer's expenses in the sale, are less than the principal balance of the related mortgage loan. The servicer will be responsible to the Company for any loss suffered as a result of the servicer's failure to make and pursue timely claims or as a result of actions taken or omissions made by the servicer which cause the policies to be canceled by the insurer. Each servicer will be required to represent and warrant that the mortgage loans it services comply with any loan servicing guidelines promulgated by the Company and agree to repurchase, at the request of the Company, any mortgage loan it services in the event that the servicer fails to make such representations or warranties or any such representation or warranty is untrue.

  The Company may terminate a Servicing Agreement with any servicer upon the happening of one or more of the events specified in the Servicing Agreement. Such events relate generally to the servicer's proper and timely performance of its duties and obligations under the Servicing Agreement and the servicer's financial stability. In addition, the Company will have the right to terminate any Servicing Agreement without cause upon 30 days' notice and upon payment of a termination fee that is competitive with that which is obtainable generally in the industry. The termination fee will be based on the aggregate outstanding principal amount of the loans then serviced under the agreement. With respect to mortgage loans that support CMOs or other mortgage-backed securities, the Company may not be able to terminate a servicer without the approval of the trustee or bond insurer for such securities.

  As is customary in the mortgage loan servicing industry, servicers will be entitled to retain any late payment charges, penalties and assumption fees collected in connection with the mortgage loans. The servicers will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds. The servicer will generally be required to remit to the Company no later than the 18th day of each month all principal and interest due from borrowers on the first day of such month.

  The Company expects from time to time to retain master servicing fees receivable. See"--Servicing and Master Servicing." Master servicing fees receivable have characteristics similar to "interest-only" securities; accordingly, they have many of the same risks inherent in "interest-only" securities, including the risk that they will lose a substantial portion of their value as a result of rapid prepayments occasioned by declining interest rates. Master servicing fees receivable represent the present value of the difference between the interest rate on mortgage loans purchased by the Conduit Operations and the interest rate received by investors who purchase the securities backed by such loans, in excess of the normal loan servicing fees charged by either (1) the Conduit Operations on loans acquired "servicing released" or (2) correspondents who sold loans to the Conduit Operations with the "servicing retained" (the "Excess Servicing Fees"). At September 30, 1996 and December 31, 1995, the Company had no master servicing fees receivable.

  To the extent that servicing fees on a mortgage loan exceed a "normal" servicing fee (typically ranging from 0.250% to 0.500% per annum of the mortgage loan principal amount), the Conduit Operations will generate master servicing fees receivable as an asset that represents an estimated present value of those excess fees assuming a certain prepayment rate on the mortgage loan. In determining present value of future cash flows, the Conduit Operations will use a market discount rate. Prepayment assumptions will be based on recent evaluations of the actual prepayments of the Conduit Operations' servicing portfolio or on market prepayment rates on new portfolios on which the Conduit Operations has no experience and the interest rate environment at the time the master servicing fees receivable are created. There can be no assurance of the accuracy of management's prepayment estimates. If actual prepayments with respect to sold mortgage loans occur more quickly than was projected at the time such mortgage loans were sold, the carrying value of the master servicing fees receivable may have to be written down through a charge to earnings in the period of adjustment. If actual prepayments with respect to sold mortgage loans occur more slowly than estimated, the carrying value of master servicing fees receivable on the Company's statement of financial condition would not increase, although total income would exceed previously estimated amounts.

  Management of the Company believes that, depending upon the level of interest rates from time to time, investments in current coupon master servicing fees receivable may be prudent, and if interest rates rise, these investments will mitigate declines in income that may occur in the Conduit Operations. ICIFC intends to hold the master servicing fees receivable for investment. Currently the secondary market for master servicing fees receivable is limited. Accordingly, if ICIFC had to sell these receivables, the value received may or may not be at or above the values at which ICIFC carried them on its balance sheet.

  When the Conduit Operations purchases loans which include the associated servicing rights, the allocated price paid for the servicing rights is reflected on its financial statements as MSRs. MSRs differ from master servicing fees receivable primarily by the required amount of servicing to be performed, the loss exposure to the owner of the instrument and the financial liquidity of the instrument. In contrast to MSRs, where the owner of the instrument acts as the servicer, master servicing fees receivable do not require the owner of the instrument to service the underlying mortgage loan. In addition, master servicing fees receivable subject their owners to greater loss exposure from delinquencies or foreclosure on the underlying mortgage loans than MSRs because a master servicer stands behind the servicer (or sub-servicer) and potentially the owner of the mortgage loan in priority of payment. Both MSRs and master servicing fees receivable are purchased and sold in the secondary markets. However, MSRs are generally more liquid and can be sold at less of a discount as compared to master servicing fees receivable. At September 30, 1996 and December 31, 1995, ICIFC had $7.5 million and none, respectively, of MSRs.

  ICIFC generally performs the function of master servicer with respect to mortgage loans it sells or securitizes. The master servicer's function includes collecting loan payments from servicers of loans and remitting loan payments, less master servicing fees receivable and other fees, to a trustee or other purchaser for each series of mortgage-backed securities or loans master serviced. In addition, as master servicer, ICIFC monitors compliance with its servicing guidelines and is required to perform, or to contract with a third party to perform, all obligations not adequately performed by any servicer. A master servicer typically employs servicers to carry out servicing functions. Servicers typically perform servicing functions for the master servicer as independent contractors. ICIFC is the master servicer for $658.2 million of loans collateralizing fixed rate REMIC securities and $567.0 million of loans collateralizing CMOs issued in 1996. In addition, ICIFC acts as the servicer for all such loans and all other loans acquired by the Long-Term Investment Operations. With respect to its function as a servicer for loans owned by IMH, ICIFC and IMH have entered into a Servicing Agreement effective on November 20, 1995 having terms substantially similar to those described above for servicing agreements.

  The following table shows ICIFC's delinquency statistics for its servicing portfolio at the dates presented.

                                          AT SEPTEMBER 30,     AT DECEMBER 31,
                                                1996                1995
                                         ------------------- -------------------
                                                     % OF                % OF
                                         NUMBER OF SERVICING NUMBER OF SERVICING
                                           LOANS   PORTFOLIO   LOANS   PORTFOLIO
                                         --------- --------- --------- ---------
Loans delinquent for:
  30-59 days............................    402      4.67%       26      0.74%
  60-89 days............................    99       1.15        --        --
  90 days+..............................    120      1.39        --        --
                                            ---      ----       ---      ----
    Total Delinquencies.................    621      7.21%       26      0.74%
                                            ===      ====       ===      ====

  The loans purchased by the Company since the Contribution Transaction and thereafter securitized and sold in the secondary market have not been outstanding for any periods commencing earlier than November 20, 1995. Consequently, the Company's delinquency and foreclosure experience to date may not be indicative of future results.

  During periods of declining interest rates, prepayments of mortgage loans increase as homeowners look to refinance at lower rates, resulting in a decrease in the value of the Company's mortgage servicing rights. Mortgage loans with higher interest rates are more likely to result in prepayments. For a discussion regarding how prepayments may affect the Company's operations, see "Risk Factors--Changes in Interest Rates; Prepayment Risks." The following table sets forth certain information regarding the number of and aggregate principal balance of the mortgage loans, net of premium, serviced by ICIFC, including both fixed and adjustable rate loans, at various mortgage interest rates.

                               AT SEPTEMBER 30, 1996             AT DECEMBER 31, 1995
                         --------------------------------- --------------------------------
                                  AGGREGATE    WEIGHTED             AGGREGATE   WEIGHTED
                          NUMBER  PRINCIPAL     AVERAGE     NUMBER  PRINCIPAL    AVERAGE
INTEREST RATES(%)        OF LOANS  BALANCE   INTEREST RATE OF LOANS  BALANCE  INTEREST RATE
-----------------        -------- ---------- ------------- -------- --------- -------------
                              (DOLLARS IN THOUSANDS)            (DOLLARS IN THOUSANDS)
 Less than 5.00%........      1   $       48      4.75%       --    $    --         -- %
 5.00-5.49..............      2          261      5.08        --         --         --
 5.50-5.99..............      3          600      5.67          6        976       5.74
 6.00-6.49..............      2          265      6.33         84     12,014       6.22
 6.50-6.99..............     14        1,868      6.71         85     13,693       6.68
 7.00-7.49..............     44        7,604      7.28        146     29,157       7.22
 7.50-7.99..............    239       40,948      7.76        505     96,681       7.71
 8.00-8.49..............  1,293      237,856      8.25        727    132,122       8.20
 8.50-8.99..............  2,269      372,165      8.69        797    133,324       8.70
 9.00-9.49..............  1,525      237,337      9.17        218     33,031       9.17
 9.50-9.99..............    978      132,044      9.65        108     16,939       9.68
 10.00-10.49............    326       39,529     10.15         49      6,240      10.14
 10.50-10.99............    257       26,403     10.67         55      6,832      10.66
 11.00-11.49............    103        9,296     11.18         11      1,481      11.11
 11.50 and above........  1,561       68,210     13.28        742     29,637      13.53
                          -----   ----------                -----   --------
                          8,617   $1,174,434      9.14%     3,533   $512,127       8.58%
                          =====   ==========                =====   ========

  The following table sets forth the geographic distribution of ICIFC's servicing portfolio.

                         AT SEPTEMBER 30, 1996         AT DECEMBER 31, 1995
                     ----------------------------- ----------------------------
                                           % OF                         % OF
                              AGGREGATE  AGGREGATE          AGGREGATE AGGREGATE
                      NUMBER  PRINCIPAL  PRINCIPAL  NUMBER  PRINCIPAL PRINCIPAL
STATES               OF LOANS  BALANCE    BALANCE  OF LOANS  BALANCE   BALANCE
------               -------- ---------- --------- -------- --------- ---------
                        (DOLLARS IN THOUSANDS)        (DOLLARS IN THOUSANDS)
 California.........  4,154   $  664,004   56.54%   2,175   $356,931    69.70%
 Florida............  1,010      107,734    9.17      181     19,958     3.90
 New Jersey.........    755       98,384    8.38      152     18,848     3.68
 Washington.........    329       31,686    2.70      186     21,522     4.20
 Oregon.............    290       26,463    2.25      159     17,433     3.40
 Colorado...........    235       28,345    2.41      155     20,634     4.03
 New York...........    239       44,729    3.81       39      5,663     1.11
 Utah...............    141       15,345    1.31       71      5,404     1.06
 Nevada.............    176       15,204    1.29       41      4,458     0.87
 Maryland...........    121       13,534    1.15       64      6,008     1.17
 North Carolina.....    126       15,387    1.31       21      2,406     0.45
 Others (1).........  1,041      113,619    9.68      289     32,862     6.43
                      -----   ----------  ------    -----   --------   ------
                      8,617   $1,174,434  100.00%   3,533   $512,127   100.00%
                      =====   ==========  ======    =====   ========   ======

--------
(1) No other state accounted for greater than 1% of the Company's mortgage loan servicing portfolio.

REGULATION

  The rules and regulations applicable to the Conduit Operations, among other things, prohibit discrimination and establish underwriting guidelines that include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. Mortgage loan acquisition activities are subject to, among other laws, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder that prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs.

  ICIFC is an approved FNMA and FHLMC seller/servicer. The Conduit Operations is subject to the rules and regulations of FNMA and FHLMC with respect to acquiring, processing, selling and servicing conforming mortgage loans. In addition, ICIFC is required annually to submit to FNMA and FHLMC audited financial statements, and each regulatory entity has its own financial requirements for sellers/servicers. For any conforming mortgage loan activities, ICIFC's affairs are also subject to examination by FNMA and FHLMC at any time to assure compliance with the applicable regulations, policies and procedures.

  Additionally, there are various state and local laws and regulations affecting the Conduit Operations. ICIFC is licensed in those states requiring such a license. Mortgage operations also may be subject to applicable state usury statutes. The Company is presently in material compliance with all material rules and regulations to which it is subject.

COMPETITION

  In purchasing non-conforming mortgage loans and issuing securities backed by such loans, the Company competes with established mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, insurance companies, other lenders and other entities purchasing mortgage assets. Continued consolidation in the mortgage banking industry may also reduce the number of current sellers to the Conduit Operations, thus reducing the Company's potential customer base, resulting in ICIFCs purchasing a larger percentage of mortgage loans from a smaller number of sellers. Such changes could negatively impact the Conduit Operations. Mortgage-backed securities issued by the Conduit Operations and the Long-Term Investment Operations face competition from other investment opportunities available to prospective investors.

  The Company faces competition in its Conduit Operations and Warehouse Lending Operations from other financial institutions, including but not limited to banks and investment banks. Many of the institutions with which the Company competes in its Conduit Operations and Warehouse Lending Operations have significantly greater financial resources than the Company.

  The Company's operations may be affected by the activities of ICII and its affiliates. As an end-investor in non-conforming mortgage loans, SPTL may compete with the Company as this activity is not restricted by the Non-Compete Agreement. Also, SPFC is a subsidiary of ICII whose business is primarily to act as a wholesale originator and a bulk purchaser of non-conforming mortgage loans. These activities are not restricted by the Non-Compete Agreement. In addition, after the expiration of the Non-Compete Agreement in November, 1997, ICII or any 25% entity may compete with the Company's Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations. While the Company believes such activities will not have a material adverse effect on the Company's operations there can be no assurance of this. See "Certain Transactions--The Contribution Transaction."

EMPLOYEES

  As of September 30, 1996, ICIFC and IWLG employed 91 and five persons, respectively. As part of the transition from a division or subsidiary of ICII to ICIFC, some employees are shared by ICII and ICIFC, although ICII and ICIFC expect such sharing to end prior to December 31, 1996. Expenses associated with these employees are shared by both parties in relation to the time spent working for each entity. The Company believes that relations with its employees are good. The Company is not a party to any collective bargaining agreement.

FACILITIES

  The Company's executive offices and administrative facilities occupy approximately 10,000 square feet of space in Santa Ana Heights, California. The Company subleases its facilities from ICII pursuant to a sublease agreement expiring in 2002 at an aggregate monthly rental of approximately $12,900. The terms of the sublease allow for increases in rent as dictated by the master lease. Management believes that the terms of the sublease are at least as favorable as could have been obtained from an unaffiliated third party. Management believes that these facilities are adequate for the Company's foreseeable needs and that alternate space at comparable rental rates is available, if necessary.

LEGAL PROCEEDINGS

  ComUnity National Asset Corporation, a Maryland corporation v. Thomas O. Markel, Jr., an individual; Homemac Mortgage Bankers, a business association of unknown form; Homemac Corporation, a California corporation; Homemac Finance Corporation; Homemac Institutional Mortgage Corporation, a California corporation; Imperial Credit Mortgage Holdings, Inc., a Maryland corporation; and DOES 1 through 100, inclusive, Orange County Superior Court Case No. 761786.

  On April 1, 1996, ComUnity National Asset Corporation ("ComUnity") filed a lawsuit in Orange County Superior Court against Thomas O. Markel, Jr., several Homemac entities, and IMH. The complaint seeks damages for statutory and common law misappropriation of trade secrets, restitution for unfair competition, and damages for negligence and conversion.

  ComUnity seeks damages in an unspecified amount, but in no event less than $200,000, alleging that said amount is not less than the amount spent and/or obligations incurred by ComUnity in setting up its business and organizational plan to become a REIT dealing primarily in B and C grade mortgage loans and to take ComUnity public in an initial public offering, together with punitive damages. ComUnity is also seeking attorneys' fees and costs. ComUnity alleges that IMH wrongfully received consideration in the form of, among other things, reduced expenses and legal fees, salary, wages, stock options, and other forms of consideration arising out of the commercial exploitation of ComUnity confidential information, and that ComUnity is also entitled to an order of restitution compelling IMH and the other defendants to pay to ComUnity all profits from the commercial exploitation of information allegedly received from ComUnity. The Company believes that the complaint is without merit and intends to vigorously defend the action.

  Michele Perrin, an individual doing business as Perrin and Associates vs. Thomas O. Markel, an individual; H. Wayne Snavely, an individual; Homemac Mortgage Bankers, a business association of unknown form; Homemac Corporation, a California corporation; Homemac Finance Corporation, a California corporation; Homemac Institutional Mortgage Corporation, a California corporation; Imperial Credit Mortgage Holdings, Inc., a Maryland corporation; Imperial Credit Industries, Inc., a California corporation and DOES 1 through 100, Orange County Superior Court Case No. 768878.

  On September 12, 1996, Michele Perrin ("Perrin") filed the aforementioned complaint seeking damages for statutory and common law misappropriation of trade secrets, restitution for unfair competition, and damages for negligence and conversion.

  Perrin seeks damages in an unspecified amount, but in no event less than $200,000, alleging that said amount is not less than the amount spent and/or obligations incurred by Perrin in setting up her business and organizational plan to become a REIT dealing primarily in "B" and "C" grade mortgage loans and to take Perrin's business public in an initial public offering, together with punitive damages. Perrin is also seeking attorneys' fees and costs. Perrin alleges that IMH wrongfully received consideration in the form of, among other things, reduced expenses and legal fees, salary, wages, stock options, and other forms of consideration arising out of the commercial exploitation of Perrin's confidential information, and that Perrin is also entitled to an order of restitution compelling IMH and the other defendants to pay to Perrin all profits from the commercial exploitation of information allegedly received from Perrin. The Company believes that the complaint is without merit and intends to vigorously defend the action.

  Other than the foregoing, the Company is not a party to any material legal proceedings.

                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.

DIRECTORS AND EXECUTIVE OFFICERS

  The Company was incorporated in the State of Maryland on August 28, 1995. The following table sets forth certain information with respect to the directors and executive officers of IMH, ICIFC and IWLG:

 NAME                                 AGE POSITION
 ----                                 --- --------
 H. Wayne Snavely....................  54 Chairman of the Board of IMH
 Joseph R. Tomkinson.................  49 Vice Chairman of the Board and Chief
                                          Executive Officer of IMH and Chairman
                                          of the Board and Chief Executive
                                          Officer of ICIFC and IWLG
 William S. Ashmore..................  46 President and Chief Operating Officer
                                          of IMH, Executive Vice President and
                                          Director of ICIFC
                                          and President and Director of IWLG
 Richard J. Johnson..................  34 Senior Vice President, Chief
                                          Financial Officer, Treasurer and
                                          Secretary of IMH, ICIFC and IWLG and
                                          Director of ICIFC
 Mary C. Glass.......................  42 Vice President of IMH and Senior Vice
                                          President, Operations, of ICIFC and
                                          IWLG
 James Walsh+........................  45 Director of IMH
 Frank P. Filipps+...................  48 Director of IMH
 Stephan R. Peers+...................  43 Director of IMH

--------
+Unaffiliated Director

  H. WAYNE SNAVELY has been Chairman of the Board of IMH since its formation. He has been Chairman of the Board and Chief Executive Officer of ICII since December 1991. Mr. Snavely is also Chairman of the Board of ICAI, the Manager and SPFC, a subsidiary of ICII. He has been a Director of Imperial Bancorp and Imperial Bank since 1993, and was also a Director of Imperial Bank from 1975 to 1983. From 1983 to February 1991, Mr. Snavely served as Executive Vice President of Imperial Bancorp and Imperial Bank with direct management responsibility for the following bank subsidiaries and divisions: Imperial Bank Mortgage, Southern Pacific Thrift and Loan, Imperial Trust Company, Wm. Mason & Company, Imperial Ventures, Inc. and The Lewis Horwitz Organization. From 1983 through 1986, Mr. Snavely was employed as Chief Financial Officer of Imperial Bancorp and Imperial Bank.

  JOSEPH R. TOMKINSON has been Vice Chairman of the Board and Chief Executive Officer of IMH and Chairman of the Board and Chief Executive Officer of ICIFC and IWLG since their formation. Mr. Tomkinson is also Vice Chairman of the Board of ICAI, the Manager. Mr. Tomkinson served as President of ICII from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, a subsidiary of Imperial Bank, one of the companies that combined to become ICII in 1992. Mr. Tomkinson has been a Director of ICII since December 1991. From 1984 to 1986, he was employed as Executive Vice President of Loan Production for American Mortgage Network, a privately owned mortgage banker. Mr. Tomkinson brings 21 years of combined experience in real estate, real estate financing and mortgage banking to the Company.

  WILLIAM S. ASHMORE has been President and Chief Operating Officer of IMH and Executive Vice President and a Director of ICIFC and IWLG since their formation. From August 1993 to February 1996, he was Executive Vice President and a Director of Secondary Marketing at ICII, having been its Senior Vice President of Secondary Marketing since January 1988. From 1985 to 1987, he was Chief Executive Officer and Vice Chairman of the Board of Century National Mortgage Corporation, a wholesale mortgage banking company. From 1978 to 1985, Mr. Ashmore was President and co-owner of Independent Homes Real Estate Company, which evolved in 1980 into a mortgage banking firm that was sold to Century National Bank in 1985. Mr. Ashmore has over 20 years of combined experience in real estate, real estate financing and mortgage banking.

  RICHARD J. JOHNSON has been Senior Vice President, Chief Financial Officer, Treasurer and Secretary of IMH, IWLG, and ICIFC since their formation. In March of 1996, Mr. Johnson was appointed as a Director of ICIFC. From March 1995 to March 1996, Mr. Johnson was Chief Financial Officer of ICAI, the Manager. From September 1992 to March 1995, Mr. Johnson was Senior Vice President and Chief Financial Officer of ICII. From November 1989 to September 1992, Mr. Johnson was Vice President and Controller of ICII. From February 1988 to October 1989, he was Vice President and Chief Financial Officer of Bayhill Service Corporation, a mortgage banking company, and Vice President of Capital Savings and Loan, the parent of Bayhill Service Corporation. From January 1987 to February 1988, Mr. Johnson was Vice President of Finance for Merrill Lynch Huntoon Paige, Inc., a mortgage banking subsidiary of Merrill Lynch Capital Markets. Mr. Johnson is a Certified Public Accountant.

  MARY C. GLASS has been Vice President of IMH and Senior Vice President, Operations, of ICIFC and IWLG since their formation. From April 1995 through November 1996, Ms. Glass was the Senior Vice President and Managing Director of Imperial Capital Markets Group, a division of ICII, and from February 1993 to April 1995, she was Senior Vice President of ICIFC, a division of ICII. From 1991 through 1993, Ms. Glass acted as a mortgage banking consultant. From 1990 through 1991, she was an Executive Vice President at PriMerit Mortgage Corporation. From 1988 to 1990, Ms. Glass was President of SCS Mortgage. From September 1984 through September 1988, Ms. Glass was Senior Vice President of Concor Financial Services.

  JAMES WALSH has been a Director of the Company since August 1995. Mr. Walsh is an Executive Vice President of Walsh Securities, Inc. where he directs mortgage loan production, sales and securitization. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitization, servicing brokerage and mortgage banking services. From February 1987 to December 1988, Mr. Walsh was an executive in the mortgage banking department at Bear Stearns & Company. From December 1985 to February 1987, Mr. Walsh was a senior banking officer at Carteret Savings Bank.

  FRANK P. FILIPPS has been a Director of the Company since August 1995. Mr. Filipps was elected President of CMAC Investment Corporation and Chairman, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company ("CMAC") in January 1995. Mr. Filipps joined CMAC in 1992 as Senior Vice President and Chief Financial Officer, where he was responsible for the company's financial, investment and data processing operations, as well as the legal and human resources functions. In 1994, Mr. Filipps was promoted to Executive Vice President and Chief Operating Officer for both CMAC Investment Corporation and CMAC, where his additional responsibilities included the company's sales, marketing, underwriting and risk management. In 1975, Mr. Filipps joined American International Group and, from 1989 to 1992, he was Vice President and Treasurer. Prior to that, he was a Second Vice President for Chase Manhattan Bank, N.A., in New York.

  STEPHAN R. PEERS has been a Director of the Company since October 1995. Since April 1993, Mr. Peers has been an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performs corporate finance services for overseas issuers. From April 1989 to April 1993, Mr. Peers was a Vice President in corporate finance at Montgomery Securities where he specialized in financial services institutions. From March 1987 to March 1989, Mr. Peers was a Vice President at The First Boston Corporation in mortgage finance specializing in mortgage related products. Mr. Peers has served as a Managing Director of Resource Bancshares Corporation since August 1995.

  All directors are elected at each annual meeting of the Company's stockholders until the next annual meeting of stockholders and until their successors are elected and qualify. Replacements for vacancies occurring among the Unaffiliated Directors will be elected by a majority vote of the remaining Directors, including a majority of the Unaffiliated Directors. All officers are elected and may be removed by the Board of Directors. The Company pays an annual director's fee to each Unaffiliated Director equal to $20,000 and reimburses such Directors' costs and expenses for attending Board meetings.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

  The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company has entered into indemnification agreements with all of its officers and directors which provide for the indemnification of such officers and directors to the fullest extent permitted under Maryland law. Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnity agreements referenced herein or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

  From November 20, 1995 to December 31, 1995, none of the executive officers of the Company earned more than $100,000 in total compensation. However, the following table contains information on the annual cash compensation to be paid to the executive officers of the Company for the year ending December 31, 1996 for services rendered.

 NAME OF INDIVIDUAL             CAPACITIES IN WHICH SERVED              CASH COMPENSATION (1)
 ------------------             --------------------------              ---------------------
 Joseph R. Tomkinson Vice Chairman of the Board and Chief Executive           $250,000 (2)(3)(4)
                     Officer of IMH and Chairman of the Board and
                     Chief Executive Officer of ICIFC and IWLG
 William S. Ashmore  President and Chief Operating Officer of IMH and         $200,000 (2)(3)(4)
                     Executive Vice President of ICIFC and IWLG
 Richard J. Johnson  Senior Vice President, Chief Financial Officer,          $100,000 (2)(3)
                     Treasurer and Secretary of IMH, ICIFC and IWLG
 Mary C. Glass       Vice President of IMH and Senior Vice-President,         $ 90,000 (2)(3)
                     Operations, of ICIFC and IWLG

--------
(1) Pursuant to the Management Agreement, the Company will reserve up to 1/5 of the Company's 25% Incentive Payment (see "Imperial Credit Advisors, Inc.--The Management Agreement--Management Fees") for distribution as bonuses to its employees in amounts to be determined by the Company's Board of Directors. Such payment shall be made in lieu of payment of a like amount to the Manager under the Management Agreement.
(2) On November 20, 1995, each of the persons in the above table entered into a five-year employment agreement at an annual salary as stated in the table, subject to adjustment for inflation, plus bonuses described in footnote (3) and in the case of Messrs. Tomkinson and Ashmore those additional bonuses described in footnote (4).
(3) Each of the persons in the above table is entitled to be paid a quarterly bonus equal to the aggregate dividend such person would have received from the Company on all shares of Common Stock underlying unexercised stock options held by such person which were outstanding as of the date of the Initial Public Offering and on the date of payment of said bonus, provided however that (i) quarterly bonuses will be paid for the fourth calendar quarter of 1996 and the first three next calendar quarters of 1997 and thereafter only if the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter after payment of all such quarterly bonuses equals or exceeds fifteen percent (15%) (on an annualized basis) of $13.00 and (ii) quarterly bonuses will be paid for each calendar quarter thereafter, if the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter equals or exceeds such level as determined by a majority of the Unaffiliated Directors. Such persons will not be required to refund any portion of such bonuses previously earned regardless of the level of dividends in subsequent quarters. For the nine months ended September 30, 1996, Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass were entitled to bonuses of $129,200, $68,000, $34,000 and $34,000, respectively, related to such stock options.
(4) Messrs. Tomkinson and Ashmore are each entitled to performance and profitability bonuses, in no event to exceed their respective base salaries. For the nine months ended September 30, 1996, Messrs. Tomkinson and Ashmore received bonuses of $249,847 and $99,939.

STOCK OPTIONS

  The Company has adopted a Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan"), which provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Code, stock options not so qualified ("NQSOs") and deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights awards ("Awards"). The Stock Option Plan is administered by a committee of directors appointed by the Board of Directors (the "Committee"). ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers and key employees of the Company or any of its subsidiaries, to the directors, officers and key employees of the Manager, or to the Manager itself, and to the directors, officers and key employees of ICIFC. The exercise price for any option granted under the Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the Stock Option Plan was August 31, 1995.

  Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Stock Option Plan authorizes the grant of options to purchase, and Awards of, up to 800,000 shares. If an option granted under the Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option Plan.

  Under the Stock Option Plan, the Company may make loans available to stock option holders, subject to Board of Directors' approval, in connection with the exercise of stock options granted under the Stock Option Plan. If shares of Common Stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the Stock Option Plan.

  Unless previously terminated by the Board of Directors, no options or Awards may be granted under the Stock Option Plan after August 31, 2005.

  Options granted under the Stock Option Plan will become exercisable in accordance with the terms of the grant made by the Committee. Awards will be subject to the terms and restrictions of the award made by the Committee. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and, in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

  Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company. To ensure that IMH qualifies as a REIT, the Stock Option Plan provides that no options may be granted under the Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.5% of the outstanding shares of Common Stock of IMH.

  Each option must terminate no more than 10 years from the date it is granted (or 5 years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Committee.

  The exercise price of any option granted under the Stock Option Plan is payable in full (1) in cash, (2) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the Stock Option Plan, (3) by cancellation of indebtedness owed by the Company to the option holder, (4) by a full recourse promissory note executed by the option holder, or (5) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable Service or Commission regulations or other relevant pronouncements.

  The Board of Directors may from time to time revise or amend the Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without his consent or may, without stockholder approval, increase the number of shares subject to the Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Stock Option Plan, materially increase the benefits accruing to participants under the Stock Option Plan or extend the maximum option term under the Stock Option Plan.

  The following table sets forth the stock options granted to the Company's current executive officers under the Stock Option Plan as of December 31, 1995:

                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                                                                          POTENTIAL
                                                                      REALIZABLE VALUE
                                                                      AT ASSUMED ANNUAL
                                                                       RATES OF STOCK
                          NUMBER OF                                         PRICE
                           SHARES    PERCENTAGE                       APPRECIATION FOR
                         UNDERLYING  OF OPTIONS  EXERCISE              OPTION TERM (4)
                           OPTIONS   GRANTED TO   PRICE    EXPIRATION -----------------
NAME                     GRANTED (1) EMPLOYEES  ($/SH) (2)  DATE (3)   5%($)   10%($)
----                     ----------- ---------- ---------- ---------- ------- ---------
Joseph R. Tomkinson.....   95,000       48.7%     11.25    8/30/2005  672,131 1,703,312
William S. Ashmore......   50,000       25.7      11.25    8/30/2005  353,753   896,480
Richard J. Johnson......   25,000       12.8      11.25    8/30/2005  176,877   448,240
Mary C. Glass...........   25,000       12.8      11.25    8/30/2005  176,877   448,240

--------
(1) Such stock options vest 100% on the third anniversary of the date of grant.
(2) The exercise price for all options equals the fair market value of such shares at the date of grant as determined by the Committee.
(3) Such stock options expire seven years from the date of vesting or earlier upon termination of employment.
(4) Amounts reflect assumed rates of appreciation set forth in the Commission's executive compensation disclosure requirements.

  The Company has granted to Messrs. Snavely, Shugerman and Markel, officers or Directors of the Manager, options to purchase 20,000, 20,000, and 15,000 shares of Common Stock, respectively, at a per share exercise price of $11.25, which was equal to the fair market value of such shares at the date of grant as determined by the Committee, with the same terms as the options set forth above. On the effective date of the Company's Initial Public Offering, the Company also granted to each of the Unaffiliated Directors options to purchase 15,000 shares of Common Stock at a per share exercise price equal to $13.00, vesting 100% on the first anniversary of the date of grant.

  In addition, on September 30, 1996, the Company granted options to purchase an aggregate of 115,500 shares of Common Stock at a per share exercise price of $20.625, vesting one-third per year on the anniversary date of the option grant; none of such options were granted to the Company's executive officers or directors.

401(K) PLAN

  On the effective date of the Initial Public Offering, the Company commenced participation in the ICII contributory retirement plan ("401(k) Plan") for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute from 2% to 14% of his or her salary, and the Company will contribute to the participant's plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months.

  Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional Company contribution may be made at the discretion of the Company, as determined by the Unaffiliated Directors. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. Should discretionary contribution funds remain following the allocation outlined above, any remaining Company matching funds would be allocated as a 50% match of employee contributions, on the first 4% of the employee's deferrals. Company matching contributions will be made as of December 31st each year. No contributions for any period presented herein are considered by management to be material.

                        IMPERIAL CREDIT ADVISORS, INC.

THE MANAGER

  The Manager, ICAI, commenced operations as of January 23, 1995. Prior to November 20, 1995, ICAI had no prior experience in managing or operating a REIT. Each of the executive officers of the Manager has significant experience in purchasing, financing, servicing and investing in mortgage loans and mortgage securities; however, they have not previously managed a REIT. ICAI is a wholly-owned subsidiary of ICII.

  The Company has selected an outside advisor and in particular an advisor associated with ICII in order to efficiently and economically coordinate, assist and manage the duties and responsibilities of the Company. The Company believes that ICAI is more adequately suited than the Company to provide or advise it with contract negotiation, market information, implementation of cost controls, asset/liability modeling and management, servicing systems and management information systems. In addition, the Company believes that ICAI is better equipped than the Company to manage human resources and facilities because ICAI and ICII, with which ICAI has entered into a submanagement agreement to perform such administrative services for the Company as ICAI deems necessary, has experienced teams in these areas. The Company believes that ICAI, as an affiliate of ICII, is particularly appropriate to act as the Company's advisor because ICAI provides continuity to those businesses contributed pursuant to the Contribution Transaction and because of ICII's familiarity with such businesses.

  The address of the Manager is 20371 Irvine Avenue, Santa Ana Heights, California 92707, telephone (714) 474-8500.

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Manager are as follows:

      NAME                       POSITION
      ----                       --------
      H. Wayne Snavely*          Chairman of the Board
      Joseph R. Tomkinson*       Vice Chairman of the Board
      Thomas O. Markel, Jr.      President and Director
      Stephen Shugerman          Executive Vice President
      Glenn R. Wilson, Jr.       Director

--------
*Each of these persons also serve as directors or executive officers of the Company.

  For biographical information on Messrs. Snavely and Tomkinson, see "Imperial Credit Mortgage Holdings, Inc.--Directors and Executive Officers."

  THOMAS O. MARKEL, JR. has been President and a Director of ICAI since March 1995. He has been President and Chief Executive Officer of HomeMac Corporation since August 1993. Prior to August 1993, he had been Executive Vice President, Chief Operating Officer and a Director of HomeMac since 1990. Mr. Markel is also Chairman of the Board, Chief Executive Officer and a Director of Homeowners' Mortgage Acceptance Corporation, the parent of HomeMac Corporation, which is currently inactive. Since 1990, Mr. Markel has primarily been involved in activities related to the analysis, financing and acquisition of mortgage banking entities and related assets. From March 1986 to March 1990, Mr. Markel was a Senior Vice President of Lepercq Capital Partners, responsible for capital market activities in the Western United States. Mr. Markel is a member of the Mortgage Bankers Association Educational and Loan Administration and Legislative Committees.

  STEPHEN SHUGERMAN has been Executive Vice President of ICAI since August 1995 and was a Director of ICAI from August 1995 through October 1995. Mr. Shugerman has been a Director of ICII since December 1991 and has been President of SPTL since June 1987. From June 1985 to May 1987, Mr. Shugerman was President of ATI Thrift & Loan Association, a privately owned thrift and loan association, and, from 1979 to 1985, he was

Senior Vice President of Imperial Thrift and Loan Association, a former subsidiary of Imperial Bank. Mr. Shugerman has recently served as president of the California Association of Thrift & Loan Companies.

  GLENN R. WILSON, JR. has been a Director of ICAI since October 1995. He has been Chairman since May 1995, and President and Chief Executive Officer of Knutson Mortgage Corporation since June 1988. From February 1987 to June 1988, Mr. Wilson served as President and Chief Executive Officer of FirsTier Mortgage Company. From May 1985 through February 1987, Mr. Wilson served as President of the Government National Mortgage Association. Mr. Wilson has served on the Board of Governors of the Mortgage Bankers Association of America since March 1993.

MANAGEMENT AGREEMENT

  The Company has entered into a Management Agreement with the Manager effective on November 20, 1995, for an initial term expiring on January 31, 1997. The Company currently intends to negotiate a renewal of the Management Agreement containing more favorable terms than the current Management Agreement. While there can be no assurance that such negotiations will be successfully completed, management believes that such renewal will not be on terms less favorable than the current Management Agreement. Successive extensions, each for a period not to exceed one year, may be made by agreement between the Company and the Manager. The Management Agreement may be terminated by the Company or the Manager without cause at any time upon 60 days' written notice. Any such termination or failure to extend by the Company without cause shall result in the payment of a termination or non-renewal fee to the Manager determined by an independent appraisal. In addition, the Company and the Manager will have the right to terminate the Management Agreement upon the occurrence of certain specified events, including a breach by the other party of any provision contained in the Management Agreement which remains uncured for 30 days. The Company may renew or terminate the Management Agreement by a majority vote of its Unaffiliated Directors or by a vote of the holders of a majority of the outstanding shares of Common Stock. The Manager may terminate the Management Agreement by a majority vote of its Board of Directors.

  The terms of the Management Agreement, including the management fees, were determined by arms-length discussion based upon what management of both ICAI and IMH believe are comparable with other advisory relationships and have been approved by the Board of Directors of ICAI and the Unaffiliated Directors of IMH. IMH's Bylaws provide that the Unaffiliated Directors shall determine at least annually that the compensation paid to the Manager is reasonable in relation to the nature and quality of the services performed by the Manager.

  The Manager is at all times subject to the supervision of the Company's Board of Directors and provides advisory services to the Company in accordance with the terms of the Management Agreement. The Manager is involved in three primary activities: (1) capital management--primarily the oversight of the Company's structuring, analysis, capital raising and investor relations activities; (2) asset management--primarily the analysis and oversight of the acquisition, management and disposition of Company assets; and (3) operations management--primarily the oversight of IMH's operating subsidiaries. Specifically, the Manager performs such services and activities relating to the assets and operations of the Company as may be appropriate, including:

    (1) serving as the Company's consultant with respect to formulation of investment criteria by its Board of Directors;

    (2) advising as to the issuance of commitments on behalf of the Company to purchase mortgage loans or purchasing mortgage loans and Agency Certificates meeting the investment criteria set from time to time by the Company's Board of Directors;

    (3) advising the Company in connection with and assisting in its Long-Term Investment Operations;

    (4) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

    (5) monitoring and providing to the Board of Directors on an on-going basis price information and other data, obtained from certain nationally-recognized dealers who maintain markets in mortgage loans identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

    (6) providing the executive and administrative personnel, office space and services required in rendering services to the Company;

    (7) overseeing the day-to-day operations of IMH and supervising the performance of such other administrative functions necessary in the management of IMH as directed by the Board of Directors of IMH;

    (8) advising on the negotiation of agreements on behalf of the Company with banking institutions and other lenders to provide for the short-term borrowing of funds by the Company;

    (9) communicating on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

    (10) subject to an agreement executed by the Company, advising as to the designation of a servicer for those loans sold by ICIFC whereby ICIFC elected not to service such loans;

    (11) counseling the Company in connection with policy decisions to be made by its Board of Directors; and

    (12) upon request by and in accordance with the direction of the Board of Directors of the Company, investing or reinvesting any money of the Company.

  The Manager has entered into a submanagement agreement with ICII to perform such administrative services for the Company as the Manager deems necessary. The Manager may enter into additional contracts with other parties, including ICII, to provide any such services for the Manager, which third party shall be approved by the Company's Board of Directors.

  As of September 30, 1996, ICAI had a total of seven officers and directors who participate in the oversight of the Company's operations.

 MANAGEMENT FEES

  The Manager is currently entitled to a per annum base management fee payable monthly in arrears of an amount equal to (1) 3/8 of 1% of Gross Mortgage Assets of IMH comprised of other than Agency Certificates, conforming mortgage loans or mortgage-backed securities secured by or representing interests in conforming mortgage loans, plus (2) 1/8 of 1% of the remainder of Gross Mortgage Assets of IMH plus (3) 1/5 of 1% of the average daily asset balance of the outstanding amounts under IWLG's warehouse lending facilities. A base management fee of $1.4 million (unaudited) and $37,888 was accrued for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively.

  As incentive compensation, the Manager is currently entitled to receive for each fiscal quarter, an amount equal to 25% of the net income of the Company, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity equal to the daily average Ten Year U.S. Treasury Rate plus 2%. The term "Return on Equity" is calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Net Worth for the quarter. For such calculations, the "Net Income" of the Company means the income of the Company determined in accordance with GAAP before the Manager's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. A deduction for all of the Company's interest expenses for borrowed money is also taken in calculating Net Income. "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus the Company's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period. The definition "Return on Equity" is only for purposes of calculating the incentive compensation payable, and is not related to the actual distributions received by stockholders. The 25% Incentive Payment to the Manager will be calculated quarterly in arrears before any income distributions are made to stockholders for the corresponding period. For the nine months ended September 30, 1996 and for the year ended December 31, 1995, the Manager earned $749,000 and zero, respectively, for the Manager's Incentive Payment. Pursuant to the Management Agreement, the Company reserves up to 1/5 of the Company's 25% Incentive Payment for distribution as bonuses to its employees in amounts to be determined by the Company's Board of Directors. Such payment is made in lieu of payment of a like amount to the Manager under the Management Agreement. For the nine months ended September 30, 1996, the Company accrued $187,000 pursuant to this provision of the Management Agreement.

  The Manager's base and incentive fees are calculated by the Manager within 60 days after the end of each calendar quarter, with the exception of the fourth quarter for which compensation will be computed within 30 days, and such calculation shall be promptly delivered to the Company. The Company is obligated to pay the base fee within 90 days after the end of each calendar quarter.

 EXPENSES

  Pursuant to the Management Agreement, the Company also pays all operating expenses except those specifically required to be borne by the Manager under the Management Agreement. The operating expenses generally required to be borne by the Manager include the compensation and other employment costs of the Manager's officers in their capacities as such and the cost of office space and out-of-pocket costs, equipment and other personnel required for oversight of the Company's operations. The expenses paid by the Company include issuance and transaction costs incident to the acquisition, disposition and financing of investments, regular legal and auditing fees and expenses of the Company, the fees and expenses of the Company's Directors, premiums for directors' and officers' liability insurance, premiums for fidelity and errors and omissions insurance, servicing and sub-servicing expenses, the costs of printing and mailing proxies and reports to stockholders, and the fees and expenses of the Company's custodian and transfer agent, if any. Reimbursements of expenses incurred by the Manager which are the responsibility of the Company are made monthly. For the nine months ended September 30, 1996 and for the year ended December 31, 1995, there were no monies paid to the Manager as reimbursement of expenses.

 STOCK OPTION PLAN

  The Company has adopted the Stock Option Plan and the Manager and the directors, officers and employees of the Manager have been granted certain options or rights under the Stock Option Plan, and may in the future be granted additional options or rights under the Stock Option Plan. See "Imperial Credit Mortgage Holdings, Inc.--Stock Options."

 LIMITS OF RESPONSIBILITY

  Pursuant to the Management Agreement, the Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of the Company's Board of Directors in following or declining to follow its advice or recommendations. The Manager, its directors, officers, shareholders and employees are not liable to the Company, any mortgage security issuer, any subsidiary of the Company, the Unaffiliated Directors, the Company's stockholders or any subsidiary's shareholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Manager is a recently formed company and does not have significant assets. Consequently, there can be no assurance that the Company would be able to recover any damages for claims it may have against the Manager. The Company has agreed to indemnify the Manager, and its directors, officers, shareholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the Manager made in good faith in the performance of its duties under the Management Agreement. See "Risk Factors-- Relationship with ICII and its Affiliates; Conflicts of Interest."

                         RELATIONSHIPS WITH AFFILIATES

  ICII is a publicly traded company whose shares of common stock are listed on the Nasdaq National Market. ICAI, a wholly-owned subsidiary of ICII, is the Manager and provides advisory services to IMH in accordance with the terms of the Management Agreement. As previously described, IMH utilizes the mortgage banking experience, management expertise and resources of ICII and ICAI in conducting its business. At October 15, 1996, ICII and SPTL, its wholly-owned subsidiary, owned in the aggregate 424,538 shares of the Common Stock of IMH. In addition, a number of Directors and officers of IMH and ICIFC also serve as Directors and/or officers of ICII and ICAI. See "Imperial Credit Mortgage Holdings, Inc." and "Imperial Credit Advisors, Inc." IMH currently utilizes ICII as a resource for technology, human resources services and management information services. However, the amount of services provided by ICII are expected to decrease as IMH takes on certain of these responsibilities. As of September 30, 1996, ICII owned all of the voting common stock and a 1% economic interest in ICIFC, and IMH owned all of the non-voting preferred stock of ICIFC, representing 99% of the economic interest in ICIFC. ICII has the power to elect all of the directors of ICIFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of ICIFC is required.

  With a view toward protecting the interests of IMH's stockholders, the Charter and the Bylaws of IMH provide that a majority of the Board of Directors (and at least a majority of each committee of the Board of Directors) must not be "Affiliates" of ICAI, as that term is defined in the Bylaws, and that the investment policies of IMH must be reviewed annually by the Unaffiliated Directors. Such policies and restrictions thereon may be established from time to time by the Board of Directors, including a majority of the Unaffiliated Directors. In addition, any transaction between IMH and any Affiliated Person requires the affirmative vote of a majority of the Unaffiliated Directors. Moreover, approval, renewal or termination of the Management Agreement requires the affirmative vote of a majority of the Unaffiliated Directors. The Management Agreement may be terminated by either IMH or the Manager upon 60 days' notice. Any such termination or failure to extend by IMH without cause shall result in the payment of a termination or non-renewal fee to the Manager determined by an independent appraisal.

  Certain activities of ICII and its affiliates may adversely affect IMH's operations. For a further description of such activities and the possible effects to IMH therefrom, including the terms and conditions of the Non-Compete Agreement and the Right of First Refusal Agreement, see "Certain Transactions--The Contribution Transaction" and "Risk Factors--Relationship with ICII and its Affiliates; Conflicts of Interest."

                             CERTAIN TRANSACTIONS

THE CONTRIBUTION TRANSACTION

  On November 20, 1995, ICII contributed to ICIFC certain of the operating assets and certain customer lists of ICII's mortgage conduit operations including all of ICII's mortgage conduit operations' commitments to purchase mortgage loans subject to rate locks from correspondents (having a principal balance of $44.3 million at November 20, 1995), in exchange for shares representing 100% of the common stock and 100% of the outstanding non-voting preferred stock of ICIFC. Simultaneously, on November 20, 1995, in exchange for 500,000 shares of Common Stock, ICII (1) contributed to IMH all of the outstanding non-voting preferred stock of ICIFC, which represents 99% of the economic interest in ICIFC, (2) caused SPTL to contribute to IMH certain of the operating assets and certain customer lists of SPTL's warehouse lending division, and (3) executed the Non-Compete Agreement and the Right of First Refusal Agreement, each having a term of two years from November 20, 1995. Of the 500,000 shares issued pursuant to the Contribution Transaction, 450,000 shares were issued to ICII and 50,000 shares were issued to SPTL. All of the outstanding shares of common stock of ICIFC were retained by ICII. Lastly, IMH contributed all of the aforementioned operating assets of SPTL's warehouse lending operations contributed to it by SPTL to IWLG in exchange for shares representing 100% of the common stock of IWLG thereby forming it as a wholly owned subsidiary. At November 20, 1995, the net tangible book value of the assets contributed pursuant to the Contribution Transaction was $525,000. ICII and SPTL retained all other assets and liabilities related to the contributed operations which at November 20, 1995 consisted mostly of $11.7 million of MSRs, $22.4 million of finance receivables and $26.6 million in advances made by ICII and SPTL to fund mortgage conduit loan acquisitions and to fund finance receivables, respectively.

  Pursuant to the Non-Compete Agreement, ICII, except as set forth below, and any 25% entity may not compete with the Warehouse Lending Operations and may not establish a network of third party correspondent loan originators or another end-investor in non-conforming mortgage loans. ICII has also agreed
(1) that, in addition to any other remedy that may be available to the Company, it will sell all of the outstanding shares of common stock of ICIFC retained by ICII pursuant to the Contribution Transaction to any third party reasonably acceptable to the Company in the event that ICII or a 25% entity establishes a network of third party correspondent loan originators during the term of the Non-Compete Agreement and (2) that any sale by ICIFC of shares of its capital stock or sale or transfer by ICII of any shares of the common stock of ICIFC which ICII owns may only be made to a party reasonably acceptable to the Company. Pursuant to the Non-Compete Agreement, SPTL may continue to act as an end-investor in non-conforming mortgage loans and SPFC, a subsidiary of ICII, may continue its business, which is primarily to act as a wholesale originator and bulk purchaser of non-conforming mortgage loans. Pursuant to the Right of First Refusal Agreement, ICII has granted ICIFC a right of first refusal to purchase all non-conforming mortgage loans that ICII or any 25% entity originates or acquires and subsequently offers for sale, and ICIFC has granted ICII, or any 25% entity designated by ICII, a right of first refusal to purchase all conforming mortgage loans that ICIFC acquires and subsequently offers for sale.

ARRANGEMENTS AND TRANSACTIONS WITH ICII

  The Company and ICII have entered into agreements for the purpose of defining their ongoing relationships. These agreements were developed in the context of a parent/subsidiary relationship and therefore were not the result of arms length negotiations between independent parties. It is the intention of the Company and ICII that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements. However, there can be no assurance that each of such agreements, or the transactions provided for therein, have been effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  The Company has entered into a sublease with ICII to lease a portion of its facilities as the Company's executive offices and administrative facilities. The Company believes that the terms of the sublease are at least as favorable as could have been obtained from an unaffiliated third party. For the nine months ended September 30, 1996 and for the Interim Period, $116,100 and $12,900, respectively, were paid by the Company to ICII under the sublease. See "Business--Facilities."

  Additional or modified arrangements and transactions may be entered into by the Company, ICII, and their respective subsidiaries, in the future. Any such future arrangements and transactions will be determined through negotiation between the Company and ICII, and it is possible that conflicts of interest will be involved. The Unaffiliated Directors, consisting of directors independent of the Company, any manager of the Company (including ICAI) and ICII and its Affiliated Persons, must independently approve all transactions by and between the Company and ICII.

  The following is a summary of certain arrangements and transactions between the Company and ICII.

 TAX AGREEMENT

  IMH has entered into an agreement (the "Tax Agreement") effective November 20, 1995 with ICII for the purposes of (1) providing for filing certain tax returns, (2) allocating certain tax liability and (3) establishing procedures for certain audits and contests of tax liability.

  Under the Tax Agreement, ICII has agreed to indemnify and hold IMH harmless from any tax liability attributable to periods ending on or before November 20, 1995, in excess of such taxes as IMH has already paid or provided for. For periods ending after November 20, 1995, IMH will pay its tax liability directly to the appropriate taxing authorities. To the extent (1) there are audit adjustments that result in a tax detriment to IMH or (2) IMH incurs losses that are carried back to an earlier year and any such adjustment described in (1) or loss described in (2) results in a tax benefit to ICII or its affiliates, then ICII will pay to IMH an amount equal to the tax benefit as that benefit is realized. ICII will also agree to indemnify IMH for any liability associated with the contribution of the preferred stock of ICIFC and certain operational assets of SPTL's warehouse lending division or any liability arising out of the filing of a federal consolidated return by ICII or any return filed with any state or local counterpart liability. To the extent there are audit adjustments that result in any tax detriment to ICII or any of its affiliates with respect to any period ending on or before November 20, 1995, as a result thereof, IMH for any taxable period after November 20, 1995 realizes a tax benefit, then IMH shall pay to ICII the amount of such benefit at such time or times as IMH actually realizes such benefit.

  ICII generally controls audits and administrative and judicial proceedings with respect to periods ending on or before November 20, 1995, although ICII cannot compromise or settle any issue that increases IMH's liability without first obtaining the consent of IMH. IMH generally controls all other audits and administrative and judicial proceedings.

 SERVICES AGREEMENT

  Prior to November 20, 1995, the predecessors of ICIFC and IWLG were historically allocated expenses of various administrative services provided by ICII. The costs of such services were not directly attributable to a specific division or subsidiary and primarily included general corporate overhead, such as accounting and cash management services, human resources and other administrative functions. These expenses were calculated as a pro rata share of certain administrative costs based on relative assets and liabilities of the division or subsidiary, which management believed was a reasonable method of allocation. The allocations of expenses for the period January 1, 1995 to November 19, 1995, and for the years ended December 31, 1994 and 1993 were $269,000, $517,000, and $459,000, respectively, for ICIFC and IWLG combined.

  The Company and ICII have entered into a services agreement effective as of November 20, 1995 (the "Services Agreement") under which ICII provides various services to the Company, including data processing, human resource administration, general ledger accounts, check processing and payment of accounts payable. ICII charges fees for each of the services which it provides under the Services Agreement based upon usage. The Services Agreement has an initial term that ends on December 31, 1996 and is renewable annually thereafter. The Company may terminate the Services Agreement, in whole or in part, upon one month's written notice. As part of the services to be provided under the Services Agreement, ICII provides the Company with insurance coverage and self-insurance programs, including health insurance. The charge to the Company for coverage will be based upon a pro rata portion of the costs to ICII for the various policies. Management believes that the terms of the Services Agreement are as favorable to the Company as could be obtained from independent third parties. For the nine months ended September 30, 1996 and for the Interim Period, total expenses allocated to the Company related to these services were $358,000 and $29,000, respectively.

LOAN PURCHASE AND ADMINISTRATIVE SERVICES AGREEMENT

  To facilitate the acquisition of mortgage loans and to monitor loans not serviced by ICIFC, the Company entered into an agreement (the "Loan Purchase and Administrative Services Agreement") with ICIFC effective as of November 20, 1995.

  To assure a source of mortgage loans for the Long-Term Investment Operations, ICIFC granted the Company an option to purchase all non-conforming mortgage loans meeting the Company's investment criteria and policies. Commitments to acquire loans will obligate the Company to purchase such loans from ICIFC upon the closing and funding of the loans, pursuant to the terms and conditions specified in the commitment.

Commitment fees to be paid by ICIFC in connection with the loans purchased by the Company shall be determined based on criteria established from time to time by ICIFC's Board of Directors, including a majority of the Unaffiliated Directors, at amounts which, in its judgment, are comparable to commitment fees then generally paid by other mortgage loan originators for loans of similar size and credit characteristics to those being acquired.

  To provide additional protection for the Company's investments, ICIFC monitors and administers the servicing of the Company's mortgage loans which it is not then servicing. Such monitoring and administrative services include, but are not limited to, the following activities: serving as the Company's consultant with respect to the servicing of loans; collection of information and submission of reports pertaining to the mortgage loans and to monies remitted to ICIFC or the Company by servicers; periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of each servicing agreement and, if deemed appropriate, recommending to the Company the termination of such servicing agreement; acting as a liaison between servicers and the Company and working with servicers to the extent necessary to improve their servicing performance; review of and recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the mortgage loans; review of servicers' delinquency, foreclosure and other reports on mortgage loans; supervising claims filed under any mortgage insurance policies; enforcing the obligation of any servicer to repurchase mortgage loans from the Company; and coordinating and overseeing the performance of the servicing of the mortgage loans by the servicers to ensure that the mortgage loans meet the Company's eligibility requirements.

  Under the terms of the Loan Purchase and Administrative Services Agreement, ICIFC advances and remits to the Company any payment of principal and interest and any principal prepayments which another servicer fails to advance or remit on a timely basis, excluding certain nonrecoverable advances. In addition, if a servicer defaults in the performance of its servicing duties or, with the consent of the Company, assigns such duties to the Company, ICIFC assumes the servicing function of that servicer and all responsibilities set forth in the related servicing agreement, for the same fee the servicer was receiving at the time of such default.

  Pursuant to the terms of the Loan Purchase and Administrative Services Agreement, ICIFC receives a monthly administrative services fee equal to 0.02% of the outstanding principal balance, as of the last day of the month for which the fee is paid, of the mortgage loans monitored and administered under the agreement on which principal and interest remittances for such month have been made in full to the Company. Additionally, ICIFC is paid for services rendered under any master servicing agreement which it may enter into with the Company or any subsidiary of the Company that has issued CMOs or other mortgage collateralized debt, an amount equal to 0.02% of the average CMO assets for each fiscal quarter. For the nine months ended September 30, 1996 and the year ended December 31, 1995, no fees associated with the Loan Purchase and Administrative Service Agreement were paid or earned.

  The Loan Purchase and Administrative Services Agreement remains in force until November 20, 1996 and thereafter it will be automatically renewed unless written notice is delivered by either the Company or ICIFC 30 days prior to the end of the term or any renewal term of the agreement.

  The Company may terminate the Loan Purchase and Administrative Services Agreement upon 30 days' notice following the happening of one or more events specified in the agreement. Such events relate generally to ICIFC's proper and timely performance of its duties and obligations under the agreement. In addition, either party may terminate the Loan Purchase and Administrative Services Agreement without cause upon 30 days' notice.

OTHER TRANSACTIONS

 MANAGEMENT AND SUB-SERVICING AGREEMENTS

  ICAI, a wholly-owned subsidiary of ICII, oversees the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors, pursuant to the Management Agreement which became effective on November 20, 1995. For a description of the terms of the Management Agreement, see "Imperial Credit Advisors, Inc.--Management Agreement."

  ICIFC acts as a servicer of mortgage loans acquired on a "servicing-released" basis by the Company in its Long-Term Investment Operations pursuant to the terms of a Servicing Agreement which became effective on November 20, 1995. For a general description of the terms of such a Servicing Agreement, see "Business-- Servicing and Master Servicing." ICIFC subcontracts all of its servicing obligations under such loans to independent third parties pursuant to sub-servicing agreements.

 BULK MORTGAGE LOAN PURCHASES

  During the nine months ended September 30, 1996, ICIFC purchased from ICII bulk mortgage loans packages of 30-year fully amortizing six-month adjustable LIBOR and 30- and 15-year fixed rate first and second trust deed mortgages having a principal balance of $215.2 million with net premiums paid of $3.8 million. Servicing rights on all mortgage loans were released to ICIFC.

  On December 5, 1995 and December 13, 1995, ICIFC purchased from ICII two bulk mortgage loan packages of 30-year fully amortizing six-month adjustable LIBOR and one-year adjustable Treasury Bill rate loans and 30- and 15-year fixed rate second trust deed mortgages with servicing rights on all mortgage loans released to ICIFC. The principal balances of the mortgages at the time of purchase was $172.9 million, with net premiums paid of $3.7 million.

  On December 29, 1995, ICIFC purchased from SPTL two bulk mortgage loan packages of 30-year fully amortizing six-month adjustable LIBOR, one-year adjustable Treasury Bill rate loans and 30- and 15-year fixed rate fully amortizing mortgage loans. The principal balances of the loans in the servicing released and servicing retained bulk packages, respectively, at the time of purchase was $328.5 million with net premiums paid of $3.5 million.

  During the nine months ended September 30, 1996, ICIFC purchased from Walsh Securities, Inc. bulk mortgage loan packages of primarily 30-year fully amortizing non-conforming six-month adjustable LIBOR having a principal balance of $16,725,254 with net premiums paid of $877,484. James Walsh, a Director of the Company, is an Executive Vice President of Walsh Securities, Inc.

 PURCHASE OF MORTGAGE-BACKED SECURITIES

  On December 29, 1995, the Company purchased DLJ Mortgage Acceptance Corp. Pass-Through Certificates Series 1995-4, Class B-1 and Class B-2 from SPTL. These certificates are backed primarily by a pool of certain conventional, 11th District Cost of Funds adjustable rate, one-to-four family, first lien mortgage loans, with terms to maturity of not more than 30 years. The mortgage loans underlying the certificates were originated or acquired by ICII. All of the mortgage loans are serviced by ICII in its capacity as master servicer. The Company purchased Class B-1 certificates having a current principal balance of $4.8 million and Class B-2 certificates having a current principal balance of $2.3 million, at a discount of $1.0 million and $0.7 million, respectively. The Class B-1 certificates are "B" rated and the Class B-2 are "BB" rated. There was no gain or loss recorded by either party as a result of this transaction.

 PURCHASE OF OTHER INVESTMENTS

  On December 29, 1995, IMH purchased a subordinated interest in a lease receivable securitization from IBC, a wholly-owned subsidiary of ICII. The lease receivables underlying the security were originated by IBC. IMH purchased the subordinated lease receivables at the present value of estimated cash flows based on a discount rate of 12% amounting to a purchase price of $8.4 million. As a result of this transaction, IBC recorded a gain of $164,000. The discount rate used in determining the purchase price of the asset was confirmed by an independent third party. On May 31, 1996, IMH sold the security back to IBC at no gain or loss.

  On March 28, 1996, the Company purchased from ICII the beneficial interest in the Class A Trust Certificate for the Franchise Loan Receivable Trust 1995-
B. The trust is securitized by loans originated by Franchise Mortgage Acceptance Corporation LLC, a subsidiary of ICII. The purchase price was $2.8 million based upon a discount rate of 16%.

  On March 8, 1996, the Company purchased from ICII $5.0 million of its Senior Note obligations at a price of $4.5 million plus accrued interest. The obligations are currently unregistered debt of ICII and cannot be traded or sold by the Company. ICII has agreed to register the notes under the Securities Act so the Company has the ability to sell them in the future.

  The Company may, from time to time, enter into additional transactions in the ordinary course of business with institutions with which certain of the Unaffiliated Directors are employed.

 RELATED PARTY LOAN

  In September 1996, ICIFC issued a $1.25 million secured residential first mortgage loan to the Chairman of IMH. Terms of the loan include monthly interest-only payments at 8% per annum, with the principal balance due in full on October 1, 1997.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have outstanding 9,267,500 shares of Common Stock, of which 500,000 shares will be "restricted securities" as that term is defined in Rule 144, which will not become eligible for sale under Rule 144 until November 20, 1997, at the earliest. As described below, Rule 144 permits resales of restricted securities subject to certain restrictions. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who beneficially owned shares for at least two years, including any person who may be deemed an "affiliate" of the Company, would be entitled to sell within any three-month period a number of such shares that does not exceed the greater of 1% of the shares of the Company's Common Stock then outstanding or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. A person who is not deemed to have been an "affiliate" of the Company at any time during the three months immediately preceding a sale and who has beneficially owned shares for at least three years would be entitled to sell such shares under Rule 144 without regard to the volume limitation described above.

  The Company, ICII, SPTL and the Manager have agreed with the Underwriters that, for a period of 120 days following the commencement of this Offering, they will not sell, contract to sell or otherwise dispose of any of shares of Common Stock or rights to acquire such shares (other than pursuant to employee plans) without the prior written consent of PaineWebber Incorporated.

  Additionally, there are outstanding stock options for 250,000 shares of Common Stock which have been granted at a per share exercise price of $11.25 per share, to executive officers and Directors of the Company or of the Manager, none of which, except in the event of a change of control of the Company, is exercisable until November 1998; stock options for an additional 45,000 shares of Common Stock have been granted to Unaffiliated Directors of the Company at a per share exercise price of $13.00, all of which become exercisable on November 20, 1996; stock options on an additional 115,500 shares of Common Stock have been granted to officers and employees of ICIFC at a per share exercise price of $20.625, none of which, except in the event of a change of control of the Company, is exercisable until September 1997; and an additional 389,500 shares of Common Stock are reserved for future issuance pursuant to the Company's Stock Option Plan. The Company intends to register under the Securities Act shares reserved for issuance pursuant to the Stock Option Plan.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of October 15, 1996, and as adjusted to reflect the sale of 2,500,000 shares by the Company by (1) each person known to the Company to beneficially own more than five percent of the Company's Common Stock, (2) each Director, (3) the Company's executive officers, and (4) all Directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                           PERCENTAGE OF
                                                        SHARES BENEFICIALLY
                                                               OWNED
                                                        -----------------------
                                           NUMBER OF
                                             SHARES
                                          BENEFICIALLY   BEFORE         AFTER
   NAME OF BENEFICIAL OWNER                  OWNED      OFFERING      OFFERING
   ------------------------               ------------  ---------     ---------
   Imperial Credit Industries, Inc. (1).    374,538             5.5%          4.0%
   Southern Pacific Thrift and Loan As-
    sociation (2).......................     50,000               *             *
   H. Wayne Snavely.....................        --               --            --
   Joseph R. Tomkinson..................     27,613               *             *
   William S. Ashmore...................      7,787               *             *
   Richard J. Johnson...................     10,676               *             *
   Mary C. Glass........................        --               --            --
   James Walsh..........................     15,000(3)            *             *
   Frank P. Fillips.....................     15,000(3)            *             *
   Stephan R. Peers.....................     15,000(3)            *             *
   All directors and executive officers
    as a group (8 persons)..............     91,076(4)          1.3%            *

--------
* less than 1%
(1) ICII's address is 23550 Hawthorne Boulevard, Building One, Suite 110, Torrance, California 90505. ICII disclaims beneficial ownership of all 50,000 shares of the Company held by SPTL.

(2) SPTL's address is 12300 Wilshire Boulevard, Los Angeles, California 90025. SPTL is a wholly-owned subsidiary of ICII.

(3) Represents stock options exercisable within 60 days of October 15, 1996.

(4) Includes 45,000 stock options exercisable within 60 days of October 15, 1996.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized stock of IMH consists of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. It is expected that meetings of the stockholders of IMH will be held annually. Special meetings of the stockholders may be called by the President, Chief Executive Officer, a majority of the entire Board of Directors or a majority of the Unaffiliated Directors and must be called upon the written request of holders of shares entitled to cast at least 25% of all the votes entitled to be cast at the meeting. The Charter reserves to IMH the right to amend any provision thereof in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

COMMON STOCK

  Each share of Common Stock is entitled to participate equally in dividends when and as authorized by the Board of Directors and in the distribution of assets of IMH upon liquidation. Each share of Common Stock is entitled to one vote, subject to the provisions of the Charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable by IMH upon issuance. Shares of Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights. The authorized stock of IMH may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. The Charter authorizes the Board of Directors to reclassify any unissued shares of its Common Stock in one or more classes or series of stock.

PREFERRED STOCK

  The Charter authorizes the Board of Directors to issue shares of Preferred Stock and to classify or reclassify any unissued shares of Preferred Stock into one or more classes or series. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, IMH and for general corporate purposes without further stockholder authorization. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of IMH by means of a merger, tender offer, proxy contest or otherwise. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to IMH to make distributions to the common stockholders. As of the date hereof, no shares of Preferred Stock have been issued.

REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

  For IMH to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, a REIT's stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because IMH expects to continue to qualify as a REIT, the Charter contains restrictions on the transfer of Common Stock which are intended to assist IMH in complying with these requirements. The Ownership Limit set forth in the Charter prohibits any person, subject to certain specified exceptions discussed below, from owning, actually or constructively, shares of Common Stock in excess of 9.5% (in value or in number, whichever is more restrictive) of the outstanding shares of Common Stock. The constructive ownership rules are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.5% of the shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Common Stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.5% of the outstanding shares of Common Stock and thus violate the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, exempt a person from the Ownership Limit if it determines that such person's ownership of shares of Common Stock will not jeopardize IMH's status as a REIT. As a condition of such waiver, the Board of Directors may require a ruling from the Internal Revenue Service or opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to IMH's status as a REIT.

  IMH's Charter further prohibits (a) any person from actually or constructively owning shares of Common Stock that would result in IMH being "closely held" under Section 856(h) of the Code or otherwise cause IMH to fail to qualify as a REIT, and (b) any person from transferring shares of Common Stock if such transfer would result in shares of Common Stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of IMH that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to IMH and provide IMH with such other information as it may request in order to determine the effect of such transfer on its status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of IMH to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may from time to time increase or, subject to certain limitations, decrease the Ownership Limit.

  Pursuant to the Charter, if any purported transfer of Common Stock or any other event would otherwise result in any person owning shares of Common Stock in excess of the Ownership Limit or in IMH being "closely held" as described above or otherwise failing to qualify as a REIT, then that number of shares of Common Stock the actual or constructive ownership of which otherwise would cause such person to violate such restrictions (rounded to the nearest whole share) will be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee will not acquire any rights in such shares. Shares held by the Trustee will constitute issued and outstanding shares of Common Stock. The intended transferee will not benefit economically from ownership of any shares held in the Trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by IMH that shares of Common Stock have been transferred to the Trustee will be paid with respect to such shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the Trustee, the Trustee will have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by an intended transferee prior to the discovery by IMH that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary.

  Within 20 days of receiving notice from IMH that shares of Common Stock have been transferred to the Trust, the Trustee will sell the shares held in the Trust to a person designated by the Trustee whose ownership of the shares will not violate the ownership restrictions set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows: the intended transferee will receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the Charitable Beneficiary.

  In addition, shares of Common Stock held in Trust will be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price (as defined in the Charter) at the time of such devise or gift) and (ii) the Market Price on the date IMH, or its designee, accepts such offer. IMH will have the right to accept such offer until the Trustee has sold the shares held in the Trust. Upon such a sale to IMH, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee.

  The Charter defines the term "Market Price" on any date, with respect to any class or series of outstanding shares of IMH's stock, as the Closing Price (as defined below) for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

  If any purported transfer of shares of Common Stock would cause IMH to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to such shares.

  All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

  Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, including shares of Common Stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on IMH's status as a REIT and to ensure compliance with the Ownership Limit.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is Boston EquiServe, L.P., North Quincy, Massachusetts.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND

                   OF THE COMPANY'S CHARTER AND BYLAWS

  The following summary of certain provisions of the MGCL and of the Charter and the Bylaws of IMH does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and the Bylaws of IMH, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information." For a description of additional restrictions on transfer of the Common Stock, see "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer."

REMOVAL OF DIRECTORS

  The Charter provides that a director may be removed from office at any time but only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of directors.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Since ICII now beneficially owns less than 10.0% of IMH's voting shares (excluding 50,000 shares of Common Stock issued to SPTL in the Contribution Transaction as to which ICII disclaims beneficial ownership), ICII is not subject to the business combination provisions of the MGCL. However, pursuant to the statute, IMH has exempted any business combinations involving ICII and, consequently, the five-year prohibition and the super-majority vote requirements of the statute will not in any event apply to business combinations between ICII and IMH. As a result, ICII may be able to enter into business combinations with IMH, which may not be in the best interest of the stockholders, without compliance by IMH with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

  The Bylaws of IMH contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of IMH's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE CHARTER

  IMH reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights as expressly set forth in the Charter, of any shares of outstanding stock. The Charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter; provided, however, that provisions on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

DISSOLUTION OF THE COMPANY

  The dissolution of IMH must be approved by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or
(3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in IMH's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only
(1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or
(3) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

  The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of IMH that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of material federal income tax considerations regarding the Company and the offering described herein is based on current law, is for general information only and is not tax advice. This summary does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers of Common Stock in light of such purchasers' particular investment or tax circumstances, or to certain types of purchasers subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, certain financial institutions, broker-dealers, stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations (except to the extent discussed under the heading "--Taxation of Tax-Exempt Stockholders"), or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to prospective purchasers of Common Stock.

  PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF IMH

  General. IMH elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1995. IMH believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and IMH intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.

  The sections of the Code and Treasury Regulations governing REITs are highly technical and complex. The following summary sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  Latham & Watkins has acted as tax counsel to IMH in connection with the Offering. In the opinion of Latham & Watkins, commencing with IMH's taxable year ended December 31, 1995, IMH has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various factual assumptions relating to the organization and operation of IMH and is conditioned upon certain representations made by IMH as to factual matters. In addition, this opinion is based upon the factual representations of IMH concerning its business and assets as set forth in this Prospectus. Furthermore, this opinion relies on, and assumes the accuracy of, the opinions of Thacher Proffitt & Wood with respect to the characterization, as debt, of the CMOs issued by Imperial CMB Trust Series 1996-1 ("CMB Trust") on behalf of IMH Assets in August 1996, and with respect to the classification of CMB Trust for federal income tax purposes. Moreover, such qualification and taxation as a REIT depends upon IMH's ability to meet (through actual annual operating results, distribution levels and diversity of stock owenership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of IMH's operation for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "Risk Factors--Consequences of Failure to Maintain REIT Status; IMH Subject to Tax as a Regular Corporation" and "Failure to Qualify."

  If IMH qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, IMH will be subject to federal income tax as follows: First, IMH will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, IMH may be subject to the "alternative minimum tax" on its items of tax preference. Third, if IMH has
(i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired through foreclosure or otherwise as a result of a default on a loan secured by the property or a lease of such property) which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if IMH has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if IMH should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which IMH fails the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. Sixth, if IMH should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if IMH has excess inclusion income (attributable to its interest, if any, in a residual interest in a REMIC or if all or a portion of IMH, IMH Assets, or IWLG is treated as a taxable mortgage pool) and a disqualified organization (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations) holds shares of stock in IMH, IMH will be taxed at the highest corporate tax rate on the amount of excess inclusion income for the taxable year allocable to the shares held by such disqualified organization. Eighth, with respect to any asset (a "Built-In Gain Asset") acquired by IMH from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of IMH is determined by reference to the basis of the asset in the hands of the C corporation, if IMH recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by IMH, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) IMH's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that IMH will make an election pursuant to IRS Notice 88-19 and that such treatment is not modified by certain revenue proposals in President Clinton's 1997 budget proposal.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

  The Company believes that it has previously issued sufficient shares of Common Stock with sufficient diversity of ownership to allow IMH to satisfy conditions (v) and (vi). In addition, the Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist IMH in

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

continuing to satisfy the share ownership requirements described in (v) and
(vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer." These restrictions, however, may not ensure that IMH will, in all cases, be able to satisfy the share ownership requirements described above. If IMH fails to satisfy such share ownership requirements, IMH's status as a REIT will terminate. See "--Failure to Qualify."

  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. IMH has a calendar taxable year.

  Ownership of IWLG and IMH Assets. IMH has owned 100% of the stock of IWLG and IMH Assets (the "QRSs") at all times such QRSs have been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries." Code
Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and such items (as the case may be) of the REIT for all purposes of the Code including the REIT qualification tests. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of IMH. For this reason, references under "Federal Income Tax Considerations" to the income and assets of IMH shall include the income and assets of the QRSs. Because the QRSs will be treated as a "qualified REIT subsidiaries" they will not be subject to federal income tax. In addition, IMH's ownership of the voting stock of the QRSs will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of IMH's total assets, described below under "-- Asset Tests."

  Income Tests. In order to maintain its qualification as a REIT, IMH annually must satisfy three gross income requirements. First, at least 75% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from: (i) rents from real property; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) not held primarily for sale to customers in the ordinary course of business; (iv) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares in other real estate investment trusts; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property; (vii) amounts (other than amounts the determination of which depend in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (a) to make loans secured by mortgages on real property or on interests in real property or (b) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (viii) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction; and (ix) qualified temporary investment income. Second, at least 95% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the sources described above with respect to the 75% gross income test, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, subject to certain exceptions in the year in which IMH is liquidated, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales or other dispositions of foreclosure property) must represent less than 30% of IMH's gross income (including gross income from prohibited transactions) for each taxable year.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property

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

qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date (generally, the date on which the REIT's obligation to make the loan becomes binding) equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property as of the commitment date, the interest income allocated to the real property is an amount equal to the interest income multiplied by a fraction, the numerator of which is the fair market value of the real property as of the commitment date, and the denominator of which is the amount of the loan. The interest income allocated to the personal property is an amount equal to the excess of the total interest income over the interest income allocated to the real property.

  Interest earned on mortgage loans, and mortgage-backed securities secured by or representing an interest in such loans, will qualify as "interest" for purposes of both the 95% and 75% gross income tests to the extent such assets are treated as obligations secured by mortgages on real property or on interests in real property. However, income attributable to securities or other obligations that are not treated as obligations secured by mortgages on real property or on interests in real property (and which are not otherwise qualified REIT Assets), dividends on stock (including any dividends IMH receives from ICIFC, but not including dividends IMH receives from other qualifying REITs or from the QRSs), and gains from the sale or disposition of such stock or such securities or other obligations will not qualify under the 75% gross income test. Such income will qualify under the 95% gross income test, however, if such income constitutes interest, dividends or gain from the sale or disposition of stock or securities. Income from loan guarantee fees, mortgage servicing contracts or other contracts will not qualify under either the 95% or 75% gross income test if such income constitutes fees for services rendered by IMH or is not treated as interest (on obligations secured by mortgages on real property or on interests in real property for purposes of the 75% gross income test). Similarly, income from hedging, including the sale of hedges, will not qualify under the 75% or 95% gross income tests unless such hedges constitute Qualified Hedges, in which case such income will qualify under the 95% gross income test.

  Furthermore, ICIFC receives servicing and processing fees and income from gain on the sale of certain mortgage loans and mortgage securities. Such fees do not accrue to IMH, but IMH receives dividends on its nonvoting preferred stock in ICIFC. Such dividends will qualify under the 95% gross income test, but will not qualify under the 75% gross income test.

  In order to comply with the 95% and 75% gross income tests, IMH has limited and will continue to limit substantially all of the assets that it acquires to mortgage loans or other securities or obligations that are treated as obligations secured by mortgages on real property or on interests in real property or to other Qualified REIT Assets. As a result, IMH may limit the type of assets, including hedging contracts, that it otherwise might acquire and, therefore, the type of income it otherwise might receive, including income from hedging, other than income from Qualified Hedges. See "Business-- Hedging."

  In addition, to comply with the 30% gross income test, IMH may have to hold mortgage loans and mortgage-backed securities for four or more years and other securities and hedges for one year or more at times when IMH might otherwise have opted for the disposition of such assets for short term gains.

  In order to comply with the REIT gross income tests, IMH has monitored and will continue to monitor its income, including income from dividends, warehouse lending, hedging transactions, futures contracts, servicing and sales of Mortgage Assets, gains on the sale of securities, and other income not derived from Qualified REIT Assets. IMH believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

  If IMH fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if IMH's failure to meet such tests was due to reasonable cause and not due to willful neglect, IMH attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible,

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

however, to state whether in all circumstances IMH would be entitled to the benefit of these relief provisions. For example, if IMH fails to satisfy the gross income tests because nonqualifying income that IMH intentionally incurs exceeds the limits on such income, the Service could conclude that IMH's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving IMH, IMH will not qualify as a REIT. As discussed above in "Federal Income Tax Considerations--Taxation of IMH--General," even if these relief provisions apply and IMH retains its status as a REIT, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which IMH failed the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. There can be no assurance that IMH will always be able to maintain compliance with the gross income tests for REIT qualification despite its periodic monitoring procedures. No similar mitigation provision provides relief if IMH fails the 30% gross income test. In such case, IMH would cease to qualify as a REIT. See "--Failure to Qualify."

  Any gain realized by IMH on the sale of any property (including mortgage loans and mortgage-backed securities) held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon IMH's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. ICIFC securitizes mortgage loans and sells the resulting mortgage securities. See "Business--Conduit Operations-- Securitization and Sale Process." If IMH were to sell such mortgage securities on a regular basis, there is a substantial risk that such sales would constitute prohibited transactions and that all of the profits therefrom would be subject to a 100% tax. Therefore, such sales have been made and will be made only by ICIFC. ICIFC is not subject to the 100% penalty tax on income from prohibited transactions, which is only applicable to a REIT.

  Asset Tests. IMH, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of IMH's total assets must be represented by Qualified REIT Assets, cash, cash items and government securities. Second, not more than 25% of IMH's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by IMH may not exceed 5% of the value of IMH's total assets and IMH may not own more than 10% of any one issuer's outstanding voting securities. IMH believes that substantially all of its assets, other than the nonvoting preferred stock of ICIFC, are Qualified REIT Assets.

  As described above, IMH will be treated as owning all assets, liabilities and items of income, deduction, and credit of the QRSs. IWLG provides short-term lines of credit ("warehouse loans") to ICIFC and approved mortgage banks, most of which are correspondents of ICIFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors, including IMH. IWLG's warehouse loans are secured by pledges of mortgage notes owned by the borrowers that in turn are secured by mortgages on real property. The Service has ruled that similar warehouse loans are Qualified REIT Assets and that interest received on such loans is qualifying interest under the 95% and 75% gross income tests.

  As described above, IMH owns 100% of the nonvoting preferred stock of ICIFC. IMH does not and will not own any of the voting securities of ICIFC, and therefore IMH will not be considered to own more than 10% of the voting securities of ICIFC. In addition, IMH believes that the aggregate value of its securities of ICIFC has not at any time exceeded 5% of the total value of IMH's assets, and will not exceed such amount in the future. Latham & Watkins, in rendering its opinion as to the qualification of IMH as a REIT, is relying on the representation of IMH to such effect. No independent appraisals have been obtained to support this conclusion. There can be no assurance that the Service will not contend that the value of the securities of ICIFC held by IMH exceeds the 5% value limitation.

  The 5% value test requires that IMH revalue its assets at the end of each calendar quarter in which IMH acquires additional securities in ICIFC for the purpose of applying such test. Although IMH plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can

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

be no assurance that such steps will always be successful, or will not require a reduction in IMH's overall interest in ICIFC.

  IMH has taken and will continue to take measures to prevent the value of securities issued by any one entity that do not constitute Qualified REIT Assets from exceeding 5% of the value of IMH's total assets as of the end of each calendar quarter. In particular, as of the end of each calendar quarter, IMH has limited and diversified and will continue to limit and diversify its ownership of securities of ICIFC and other securities that do not constitute Qualified REIT Assets as necessary to satisfy the REIT asset tests described above.

  When purchasing mortgage-related securities, IMH and its counsel may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute Qualified REIT Assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests discussed above.

  A regular or residual interest in a REMIC will be treated as a Qualified REIT Asset for purposes of the REIT asset tests and income derived with respect to such interests will be treated as interest on obligations secured by mortgages on real property, assuming that at least 95% of the assets of the REMIC are Qualified REIT Assets. If less than 95% of the assets of the REMIC are Qualified REIT Assets, only a proportionate share of the assets of and income derived from the REMIC will be treated as qualifying under the REIT asset and income tests. IMH believes that its REMIC interests fully qualify for purposes of the REIT gross income and asset tests.

  If IMH invests in a partnership, it will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of IMH for purposes of the REIT gross income and asset tests.

  After initially meeting the asset tests at the close of any quarter, IMH will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. IMH intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If IMH fails to cure noncompliance with the asset tests within such time period, IMH would cease to qualify as a REIT.

  Annual Distribution Requirements. IMH, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of IMH's "REIT taxable income" (generally, income of IMH computed without regard to the dividends paid deduction and by excluding its net capital gain) and (b) 95% of the excess of the net income, if any, from foreclosure property over the tax imposed on such income, minus (ii) the excess of the sum of certain items of noncash income over 5% of "REIT taxable income." In addition, if IMH disposes of any Built-In Gain Asset during its Recognition Period, IMH will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before IMH timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration and if IMH so elects and specifies the dollar amount on its tax return. Such distributions are taxable to holders of Common Stock (other than certain tax-exempt entities, as discussed below) in the year in which paid, even if such distributions relate to the prior year for purposes of IMH's 95% distribution requirement. The amount distributed must not be preferential (e.g., each holder of shares of Common Stock must receive the same distribution per share). To the extent that IMH does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted,

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

it will be subject to tax on the undistributed portion at regular ordinary and capital gain corporate tax rates. Furthermore, if IMH should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed. IMH intends to make timely distributions sufficient to satisfy these annual distribution requirements.

  IMH anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that IMH, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of IMH. For instance, IMH may realize income without a corresponding cash payment, as in the case of original issue discount or accrued interest on defaulted mortgage loans. In the event that such timing differences occur, in order to meet the distribution requirements, IMH may find it necessary to sell assets, arrange for short-term, or possibly long-term, borrowings, or pay dividends in the form of taxable stock dividends.

  The Service has ruled that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions reinvested pursuant to such a plan qualify under the 95% distribution test. The terms of IMH's DRP will comply with this ruling. See "Dividend Reinvestment Plan."

  Under certain circumstances, IMH may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in IMH's deduction for dividends paid for the earlier year. Thus, IMH may be able to avoid being taxed on amounts distributed as deficiency dividends; however, IMH will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

  A REIT is required to maintain certain records, including records regarding the actual and constructive ownership of its shares, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares (e.g., if IMH has 2,000 or more stockholders of record, from persons holding 5% or more of IMH's outstanding shares of Common Stock; if IMH has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of IMH's outstanding shares of Common Stock; and if IMH has 200 or fewer shareholders of record, from persons holding 1/2% or more of IMH's outstanding shares of Common Stock) regarding their ownership of shares. In addition, IMH must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. IMH has maintained and will continue to maintain the records and demand statements as required by Treasury Regulations.

FAILURE TO QUALIFY

  If IMH fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, IMH will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which IMH fails to qualify will not be deductible by IMH nor will they be required to be made. As a result, IMH's failure to qualify as a REIT would substantially reduce the cash available for distribution by IMH to its stockholders. In addition, if IMH fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of IMH's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, IMH

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will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances IMH would be entitled to such statutory relief. Failure to qualify for even one year could result in the IMH's incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

  As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

  As long as IMH qualifies as a REIT, distributions made by IMH out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. Distributions made by IMH that are properly designated by IMH as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed IMH's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of Common Stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that IMH makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as long-term capital gains (or short-term capital gains if the shares have been held for one year or less), provided that the shares have been held as a capital asset. IMH will notify stockholders at the end of each year as to the portions of the distributions which constitute ordinary income, net capital gain or return of capital. Dividends declared by IMH in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by IMH and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by IMH on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of IMH.

  Distributions made by IMH and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by IMH (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to such Common Stock.

  Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any other property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from IMH which were required to be treated as long-term capital gains.


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

  IMH has not acquired and does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, could generate excess inclusion income taxable to the REIT's stockholders in proportion to the dividends received from the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder of a REIT holding a residual interest in a REMIC is a tax-exempt entity, the excess inclusion income is fully taxable to such stockholder as unrelated business taxable income. If allocated to a Non-U.S. Stockholder (as defined below), the excess inclusion income is subject to federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Potential investors, and in particular, tax-exempt entities, are urged to consult with their tax advisors concerning this issue. A REIT, rather than its stockholders, will be taxed (at the highest corporate tax rate) on the amount of excess inclusion income for the taxable year allocable to shares of Common Stock held by disqualified organizations (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations).

  IMH (either directly or through its QRSs) has financed and intends to continue to finance the acquisition of mortgage assets by entering into secured lending transactions or reverse repurchase agreements, which are essentially loans secured by IMH's mortgage assets. If the Service were to successfully take the position that such secured lending transactions or reverse repurchase agreements result in IMH having issued debt instruments (i.e., the secured loans or the reverse repurchase agreements) with differing maturity dates secured by a pool of mortgage loans, IMH or either of the QRSs could be treated, in whole or in part, as a taxable mortgage pool. In this case, a portion of IMH's income could be characterized as excess inclusion income which would subject stockholders (or IMH, to the extent Common Stock is held by disqualified organizations) to the tax treatment described above with respect to residual interests in REMICs. IMH intends to take the position that such arrangement does not create a taxable mortgage pool or excess inclusion income. In the absence of any definitive authority on this issue, there can be no assurance regarding whether the secured loans or reverse repurchase agreements will not cause IMH to realize excess inclusion income.

WITHHOLDING

  IMH will report to its U.S. Stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide IMH with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, IMH may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to IMH.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account (IRA) or a 401(k) plan, that holds Common Stock as an investment will not be subject to tax on dividends paid by IMH. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends from the Common Stock will be subject to tax. In addition, under some circumstances certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of IMH's outstanding stock, including Common Stock, could be subject to tax on a portion of their Common Stock dividends even if their Common Stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit (see "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer"), however, should prevent this result. Tax-exempt investors may also be subject to tax on distributions from IMH to the extent IMH has excess inclusion income. See "--Taxation of Taxable U.S. Stockholders."

TAXATION OF NON-U.S. STOCKHOLDERS

  The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of Common Stock by persons that are not U.S. Stockholders ("Non-U.S. Stockholders"). In general, Non-U.S. Stockholders may be subject to special tax withholding requirements on distributions from IMH and with respect to their sale or other disposition of Common Stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Stockholder's country. A Non-U.S. Stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with IMH in order to claim such treatment. Non-U.S. Stockholders should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of IMH's Common Stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, IMH.

OTHER TAX CONSEQUENCES

  ICIFC will not qualify as a REIT and will pay federal, state and local income taxes on its taxable income at normal corporate rates. As a result, ICIFC is able to distribute only its net after-tax earnings to its shareholders, including IMH, as dividend distributions, thereby reducing the cash available for distribution by IMH to its stockholders.

  IMH and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of IMH and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in IMH.

                                ERISA INVESTORS

  A fiduciary of a pension, profit-sharing, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan (collectively, a "Plan") subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), should consider (1) whether the ownership of the Common Stock is in accordance with the documents and instruments governing the Plan, (2) whether the ownership of the Common Stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA (if applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA, (3) the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary with respect to plan assets, and (4) the need to value the assets of the Plan annually.

                                 UNDERWRITING

  Under the terms of and subject to the conditions contained in the underwriting agreement (the "Underwriting Agreement") between the Company, and the Underwriters named below (the "Underwriters"), for whom PaineWebber Incorporated, Oppenheimer & Co., Inc., Stifel, Nicolaus & Company, Incorporated and EVEREN Securities, Inc. are acting as representatives (the "Representatives"), the Underwriters have severally agreed to purchase from the Company and the Company has agreed to sell to the Underwriters severally the respective number of shares set forth opposite its name below:

                                                                       NUMBER OF
      UNDERWRITERS                                                      SHARES
      ------------                                                     ---------
      PaineWebber Incorporated........................................
      Oppenheimer & Co., Inc. ........................................
      Stifel, Nicolaus & Company, Incorporated........................
      EVEREN Securities, Inc..........................................
                                                                       ---------
        Total......................................................... 2,500,000
                                                                       =========

  In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement (other than those covered by the over-allotment option described below), if any shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares in part to the public at the public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers (who may include Underwriters) at such price less a
concession not in excess of $   per share, and that the Underwriters and such
dealers may reallow to certain dealers a discount not in excess of $   per
share. After commencement of the public offering, the public offering price, concessions to selected dealers and the discount to other dealers may be changed by the Representatives.

  The Company has granted an option to the Underwriters, exercisable during the 45-day period after the date of this Prospectus, to purchase, at the Offering price less the underwriting discount and commissions set forth on the cover page of this Prospectus, 375,000 additional shares of Common Stock. The Underwriters may exercise such option only to cover over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such option shares as it was obligated to purchase pursuant to the Underwriting Agreement.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Federal securities laws, or to contribute to payments which the Underwriters may be required to make in respect thereof.

  The Company, ICII, SPTL and the Manager have also agreed with the Underwriters that, for a period of 120 days following the commencement of this Offering, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares (other than pursuant to employee plans) without the prior written consent of PaineWebber Incorporated.

  Certain of the Underwriters, including the Representatives, have in the past performed, and may continue to perform investment banking services for the Company and its affiliates and have received customary compensation therefor. In addition, an affiliate of PaineWebber Incorporated has, in the ordinary course of business, extended to the Company a secured warehouse and repurchase credit facility.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed on for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, Beverly Hills, California, certain legal matters, including certain tax matters, will be passed on for the Company by Latham & Watkins, Los Angeles, California, and certain legal matters with respect to Maryland law will be passed on for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters will be passed on for the Underwriters by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

  The financial statements of Imperial Credit Mortgage Holdings, Inc. and ICI Funding Corporation as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Each of the reports of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements contain an explanatory paragraph that states the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" for the year ended December 31, 1995.

                                   GLOSSARY

  As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

  "Affiliated Person" means of any entity: (1) any person directly or indirectly owning, controlling, or holding with the power to vote, five percent (5%) or more of the outstanding voting securities of such entity;
(2) any person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such entity; (3) any person directly or indirectly controlling, controlled by, or under common control with, such entity or (4) any officer, director or employee of such entity or any person set forth in (1), (2) or (3) above. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of any entity shall be presumed to control such entity. Any person who does not so own more than twenty-five percent (25%) of the voting securities of any entity shall be presumed not to control such entity. A natural person shall be presumed not to be a controlled entity.

  "Agency" means FNMA, FHLMC or GNMA.

  "Agency Certificates" means Pass-Through Certificates guaranteed by FNMA, FHLMC or GNMA.

  "AMEX" means American Stock Exchange, Inc.

  "ARM" means a mortgage loan or any mortgage loan underlying a Mortgage Security that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

  "Average Net Worth" means the arithmetic average of the sum of the gross proceeds from any sale of equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus the Company's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period.

  "Bankruptcy Code" means Title 11, United States Code, as amended.

  "Charter" means the Articles of Incorporation of IMH and amendments thereto.

  "CMO" means an adjustable or fixed-rate debt obligation (bond) that is collateralized by mortgage loans or mortgage certificates and issued by private institutions or issued or guaranteed by FNMA, FHLMC or GNMA.

  "CMT Index" means the one year constant maturity Treasury index.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Company" means IMH, ICIFC and IWLG as a combined entity unless the context requires otherwise.

  "Conduit Operations" means ICIFC.

  "Conforming loan" or "conforming mortgage loan" means a mortgage loan that complies with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA which are secured by first or second mortgages or deeds of trust on single-family (one to four units) residences.

  "11th District Cost of Funds" means the index made available monthly by the Federal Home Loan Bank Board of the cost of funds to members of the Federal Home Loan Bank 11th District.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "ERISA Plan" or "Plan" means a pension, profit-sharing, retirement or other employee benefit plan which is subject to ERISA.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "5/25 mortgage loan" means a loan that adjusts on a one-time basis approximately five years following origination to an interest rate based upon a defined index plus a spread.

  "FHA" means the United States Federal Housing Administration.

  "FHLMC" means the Federal Home Loan Mortgage Corporation.

  "FMAC" means Franchise Mortgage Acceptance Company LLC.

  "FNMA" means the Federal National Mortgage Association.

  "GAAP" means generally accepted accounting principles.

  "GNMA" means Government National Mortgage Association.

  "Gross Mortgage Assets" means for any month the weighted average aggregate book value of the Mortgage Assets, before reserves for depreciation or bad debts or other similar noncash reserves, computed at the end of such month.

  "HUD" means the Department of Housing and Urban Development.

  "ICIFC" means ICI Funding Corporation, a California corporation that conducts the Conduit Operations.

  "IMH" means Imperial Credit Mortgage Holdings, Inc., a Maryland corporation.

  "IMH Assets" means IMH Assets Corp., a California corporation.

  "Interim Period" means the period from November 20, 1995 through December 31, 1995.

  "Investment Company Act" means the Investment Company Act of 1940, as amended.

  "ISOs" means qualified incentive stock options granted under the Stock Option Plan, which meet the requirements of Section 422 of the Code.

  "IWLG" means Imperial Warehouse Lending Group, Inc., a California corporation that is treated as a Qualified REIT Subsidiary of IMH.

  "Keogh Plans" means H.R. 10 Plans.

  "LIBOR" means the London interbank offered rate.

  "Long-Term Investment Operations" means IMH.

  "LTV" or "loan-to-value ratio" means the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

  "Master Commitments" means commitments issued by the Company which will obligate the Company to purchase Mortgage Assets from the holders of the commitment for a specified period of time, in a specified aggregate principal amount and at a specified price.

  "MGCL" means the Maryland General Corporation Law, as amended from time to time.

  "Mortgage Assets" means (1) mortgage loans, (2) mortgage-backed securities and (3) other mortgage interests, in each case which constitute Real Estate Assets.

  "mortgage-backed securities" means (1) pass-through certificates, (2) CMOs and (3) REMICs.

  "mortgage loans" means both conforming mortgage loans and non-conforming mortgage loans.

  "MSRs" means mortgage servicing rights.

  "Net Income" means the net income of the Company determined in accordance with GAAP before the Manager's incentive compensation, the deduction for dividends paid, and any net operating loss deductions arising from losses in prior periods. The Company's interest expenses for borrowed money shall be deducted in calculating Net Income.

  "non-conforming loan" or "non-conforming mortgage loan" means a mortgage loan that does not qualify for purchase by government-sponsored entities such as FNMA and FHLMC.

  "Ownership Limit" means 9.5% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, as may be increased or, subject to limitations, reduced by the Board of Directors of IMH.

  "Pass-Through Certificates" means securities (or interests therein) which are Qualified REIT Assets evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective, undivided interests in the pool. Pass-Through Certificates evidence interests in loans secured by single family, but not multifamily or commercial, real estate properties.

  "Privately-Issued Certificates" means privately-issued Pass-Through Certificates issued by the Company or an affiliate of the Company or other non-Agency third party issuer.

  "Qualified Hedge" means a bona fide interest rate swap or cap agreement entered into by IMH to hedge variable rate indebtedness only, that IMH incurred or expects to incur to acquire or carry Qualified REIT Assets.

  "Qualified REIT Assets" means (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares (or transferable certificates of beneficial interest) in other REITs which meet the requirements of Sections 856-859 of the Code, (iii) stock or debt instruments (not otherwise described in (i), (ii) or (iv)) held for not more than one year that were purchased with the proceeds of (a) an offering of stock in IMH (other than amounts received pursuant to a dividend reinvestment plan) or (b) a public offering of debt obligations of IMH which have maturities of at least 5 years, and (iv) a regular or residual interest in a REMIC, but only if 95% or more of the assets of such REMIC are assets described in (i) through (iii).

  "Qualified REIT Subsidiary" means a corporation whose stock is entirely owned by the REIT at all times during such corporation's existence.

  "Qualifying Interests" means "mortgages and other liens on and interests in real estate," as defined in Section 3(c)(5)(C) under the Investment Company Act.

  "Real Estate Asset" means interests in real property, interests in mortgages on real property, and regular interests in REMICS.

  "REIT" means a real estate investment trust as defined under Section 856 of the Code.

  "REMIC" means serially maturing debt securities secured by a pool of mortgage loans, the payments on which bear a relationship to the debt securities and the issuer of which qualifies as a Real Estate Mortgage Investment Conduit as defined under Section 860D of the Code.

  "Return on Equity" means return calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Net Worth for the quarter.

  "reverse repurchase agreement" means a borrowing device by an agreement to sell securities or other assets to a third party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the interest on the borrowing.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Service" means the United States Internal Revenue Service.

  "SPFC" means Southern Pacific Funding Corporation, a California corporation and a subsidiary of ICII.

  "SPTL" means Southern Pacific Thrift and Loans Association, a state chartered industrial loan law.

  "Tax-Exempt Entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh Plan, bank commingled trust fund for such plans, an IRA or other similar entity intended to be exempt from federal income taxation.

  "Ten Year U.S. Treasury Rate" means the average of the weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of 10 years) as published weekly by the Federal Reserve Board during a quarter.

  "25% entity" means any entity of which ICII owns 25% or more of the voting securities.

  "25% Incentive Payment" means incentive compensation for each fiscal quarter, in an amount equal to 25% of the Net Income of the Company, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity equal to the Ten Year U.S. Treasury Rate plus 2%.

  "UBTI" means "unrelated trade or business taxable income" as defined in
Section 512 of the Code.

  "Unaffiliated Director" means a Director who is independent of the Company, any manager of the Company (including ICAI) and ICII and its Affiliated Persons.

  "VA" means the United States Department of Veterans Affairs.

  "Warehouse Lending Operations" means IWLG.

                         INDEX TO FINANCIAL STATEMENTS

            IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

 Independent Auditors' Report............................................... F-2
 Consolidated Balance Sheets................................................ F-3
 Consolidated Statements of Operations...................................... F-4
 Consolidated Statements of Changes in Stockholders' Equity................. F-5
 Consolidated Statements of Cash Flows...................................... F-6
 Notes to Consolidated Financial Statements................................. F-7

                            ICI FUNDING CORPORATION

 Independent Auditors' Report.............................................. F-28
 Balance Sheets............................................................ F-29
 Statements of Operations.................................................. F-30
 Statements of Changes in Shareholders' Equity............................. F-31
 Statements of Cash Flows.................................................. F-32
 Notes to Financial Statements............................................. F-33

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Imperial Credit Mortgage Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Imperial Credit Mortgage Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imperial Credit Mortgage Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" for the year ended December 31, 1995.

                                KMPG Peat Marwick LLP


Orange County, California
January 25, 1996

            IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                DECEMBER 31,
                            SEPTEMBER 30,  ------------------------
                                1996           1995         1994
                            -------------  ------------  ----------
                             (UNAUDITED)
          ASSETS
          ------
Cash and cash equivalents.  $  4,988,223   $  2,284,482  $      --
Investment securities
 available-for-sale.......    47,942,144     17,378,238         --
Loan Receivables:
 CMO collateral...........   544,212,602            --          --
 Finance receivables......   183,426,929    583,021,113   3,119,814
 Mortgage loans held for
  investment..............     1,238,391            --          --
 Allowance for loan loss-
  es......................    (3,838,684)      (100,000)    (95,374)
Lease payment receivables
 held for sale............           --       8,440,644         --
Accrued interest receiv-
 able.....................     6,986,645      1,645,414       5,136
Due from affiliates.......       669,826        113,089         --
Investment in ICI Funding
 Corporation..............     9,712,334        865,839   6,335,058
Other assets..............       103,549         39,512         --
                            ------------   ------------  ----------
                            $795,441,959   $613,688,331  $9,364,634
                            ============   ============  ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
CMO borrowings............  $517,875,338   $        --   $      --
Reverse-repurchase agree-
 ments....................   191,128,817    567,727,361         --
Borrowings from SPTL......           --             --    2,511,379
Accrued dividends.........     3,519,100            --          --
Other liabilities.........     1,690,412        725,146         --
Due to affiliates.........        41,246            --          --
                            ------------   ------------  ----------
  Total liabilities.......   714,254,913    568,452,507   2,511,379
                            ------------   ------------  ----------
Commitments and contingen-
 cies
Stockholders' equity:
 Preferred stock, $0.1 par
  value;
  10 million shares
  authorized; none issued
  or outstanding at
  September 30, 1996
  (unaudited) and at
  December 31, 1995 and
  1994....................           --             --          --
 Common stock, $.01 par
  value;
  50 million shares
  authorized; 6,767,500
  shares issued and
  outstanding at September
  30, 1996 (unaudited),
  and 4,250,000 and no
  shares issued and
  outstanding at
  December 31, 1995 and
  1994, respectively......        67,675         42,500         --
 Additional paid-in capi-
  tal.....................    81,947,386     44,970,544         --
 Contributed capital......           --             --      357,558
 Investment securities
  valuation allowance.....    (1,107,995)       (92,663)        --
 Cumulative dividends de-
  clared..................    (7,429,100)           --          --
 Retained earnings........     7,709,080        315,443   6,495,697
                            ------------   ------------  ----------
  Total stockholders' eq-
   uity...................    81,187,046     45,235,824   6,853,255
                            ------------   ------------  ----------
                            $795,441,959   $613,688,331  $9,364,634
                            ============   ============  ==========

          See accompanying notes to consolidated financial statements.

            IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          FOR THE NINE MONTHS    FOR THE YEAR ENDED DECEMBER
                          ENDED SEPTEMBER 30,                31,
                         ---------------------- -------------------------------
                            1996        1995       1995      1994       1993
                         ----------- ---------- ---------- --------  ----------
                              (UNAUDITED)
Revenues:
  Interest income....... $44,338,108 $  784,787 $2,851,216 $292,665  $  766,875
  Equity in net income
   of ICI Funding
   Corporation..........     718,595  1,118,238  1,489,276  531,688   4,191,701
  Fee income............     606,543    165,851    243,155   82,742     320,173
                         ----------- ---------- ---------- --------  ----------
                          45,663,246  2,068,876  4,583,647  907,095   5,278,749
                         ----------- ---------- ---------- --------  ----------
Expenses:
  Interest on CMO
   borrowings and
   reverse repurchase
   agreements...........  31,371,946        --   1,116,287      --          --
  Interest on borrowings
   from SPTL............         --     423,418    598,421  126,524     334,220
  Provision for loan
   losses...............   3,738,684    387,505    487,505   95,374         --
  Advisory fee..........   2,157,105        --      37,888      --          --
  General and adminis-
   trative
   expense..............     266,201     40,484     64,249   67,396      69,253
  Professional services.     433,016     12,915     54,336   14,460      17,590
  Personnel expense.....     302,657     66,678     90,737  143,308     110,269
                         ----------- ---------- ---------- --------  ----------
                          38,269,609    931,000  2,449,423  447,062     531,332
                         ----------- ---------- ---------- --------  ----------
Income before income
 taxes..................   7,393,637  1,137,876  2,134,224  460,033   4,747,417
Income taxes (benefit)..         --       8,248     75,849  (30,095)    233,401
                         ----------- ---------- ---------- --------  ----------
  Net income............   7,393,637 $1,129,628 $2,058,375 $490,128  $4,514,016
                         =========== ========== ========== ========  ==========
  Net income per share.. $      1.40        --  $      .07      --          --
                         =========== ========== ========== ========  ==========

          See accompanying notes to consolidated financial statements.

            IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                          NUMBER OF          ADDITIONAL              SECURITIES   CUMULATIVE                    TOTAL
                           SHARES    COMMON    PAID-IN   CONTRIBUTED  VALUATION    DIVIDENDS    RETAINED    STOCKHOLDERS'
                         OUTSTANDING  STOCK    CAPITAL     CAPITAL    ALLOWANCE    DECLARED     EARNINGS       EQUITY
                         ----------- ------- ----------- ----------- -----------  -----------  -----------  -------------
Balance, December 31,
 1992..................         --   $   --  $       --   $     --   $       --   $       --   $ 1,491,553   $ 1,491,553
Net income, 1993.......         --       --          --         --           --           --     4,514,016     4,514,016
                          ---------  ------- -----------  ---------  -----------  -----------  -----------   -----------
Balance, December 31,
 1993..................         --       --          --         --           --           --     6,005,569     6,005,569
Capital contribution...         --       --          --     357,558          --           --           --        357,558
Net income, 1994.......         --       --          --         --           --           --       490,128       490,128
                          ---------  ------- -----------  ---------  -----------  -----------  -----------   -----------
Balance, December 31,
 1994..................         --       --          --     357,558          --           --     6,495,697     6,853,255
Contribution
 Transaction...........     500,000    5,000     514,750   (357,558)         --           --    (8,238,629)   (8,076,437)
Net proceeds, from
 initial
 public offering.......   3,750,000   37,500  44,455,794        --           --           --           --     44,493,294
Net income, 1995.......         --       --          --         --           --           --     2,058,375     2,058,375
Securities valuation
 allowance, net........         --       --          --         --       (92,663)         --           --        (92,663)
                          ---------  ------- -----------  ---------  -----------  -----------  -----------   -----------
Balance, December 31,
 1995..................   4,250,000   42,500  44,970,544        --       (92,663)         --       315,443    45,235,824
Cumulative dividends
 declared ($1.44 per
 share) (unaudited)....         --       --          --         --           --    (7,429,100)         --     (7,429,100)
Net proceeds from
 public stock offering
 (unaudited)...........   2,500,000   25,000  36,716,442        --           --           --           --     36,741,442
Sale of common stock
 (unaudited)...........      17,500      175     260,400        --           --           --           --        260,575
Net income, nine months
 ended September 30,
 1996 (unaudited)......         --       --          --         --           --           --     7,393,637     7,393,637
Change in securities
 valuation allowance
 (unaudited)...........         --       --          --         --    (1,015,332)         --           --     (1,015,332)
                          ---------  ------- -----------  ---------  -----------  -----------  -----------   -----------
Balance, September 30,
 1996 (unaudited)......   6,767,500  $67,675 $81,947,386  $     --   $(1,107,995) $(7,429,100) $ 7,709,080   $81,187,046
                          =========  ======= ===========  =========  ===========  ===========  ===========   ===========

         See accompanying notes to consolidated financial statements.

            IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            FOR THE NINE MONTHS ENDED
                                  SEPTEMBER 30,             FOR THE YEAR ENDED DECEMBER 31,
                            ---------------------------  ---------------------------------------
                                1996           1995          1995          1994         1993
                            -------------  ------------  -------------  -----------  -----------
                                   (UNAUDITED)
 Cash flows from operat-
  ing activities:
  Net income.............   $   7,393,637  $  1,129,628  $   2,058,375  $   490,128  $ 4,514,016
  Adjustments to
   reconcile net income
   to net cash provided
   by (used in) operating
   activities:
  Equity in net income of
   ICI Funding
   Corporation...........        (718,595)   (1,118,238)    (1,489,276)    (531,688)  (4,191,701)
  Provision for loan
   losses................       3,738,684       387,505        487,505       95,374          --
  Net change in accrued
   interest on loans and
   investments...........      (5,341,231)      (56,686)    (1,701,133)       4,565       (9,701)
  Net change in other
   assets and
   liabilities...........         385,738           --         572,545          --           --
                            -------------  ------------  -------------  -----------  -----------
   Net cash provided by
    (used in) operating
    activities...........       5,458,233       342,209        (71,984)      58,379      312,614
                            -------------  ------------  -------------  -----------  -----------
 Cash flows from invest-
  ing activities:
  Change in CMO
   collateral............    (544,212,602)          --             --           --           --
  Change in finance
   receivables...........     399,594,184   (15,340,762)  (602,737,414)   5,015,658      886,512
  Change in mortgage
   loans held for
   investment............      (1,238,391)          --             --           --           --
  Purchases of investment
   securities available-
   for-sale..............     (31,579,238)          --     (17,470,901)         --           --
  Net decrease (increase)
   in lease payment
   receivables...........       8,440,644           --      (8,440,644)         --           --
  Contributions to ICIFC.      (8,127,900)          --        (495,000)         --           --
                            -------------  ------------  -------------  -----------  -----------
   Net cash provided by
    (used in) investing
    activities...........    (177,123,303)  (15,340,762)  (629,143,959)   5,015,658      886,512
                            -------------  ------------  -------------  -----------  -----------
 Cash flows from financ-
  ing activities:
  Proceeds from public
   stock offerings, net..      36,741,442           --      44,493,294          --           --
  Net change in
   borrowings from SPTL..             --     14,998,553     19,279,770   (5,074,037)  (1,199,126)
  Net change in reverse-
   repurchase agreements.    (376,598,544)          --     567,727,361          --           --
  Net change in CMO
   borrowings............     517,875,338           --             --           --           --
  Dividends paid.........      (3,910,000)          --             --           --           --
  Proceeds from sale of
   additional common
   shares................         260,575           --             --           --           --
                            -------------  ------------  -------------  -----------  -----------
   Net cash provided by
    (used in) financing
    activities...........     174,368,811    14,998,553    631,500,425   (5,074,037)  (1,199,126)
                            -------------  ------------  -------------  -----------  -----------
 Net change in cash and
  cash equivalents.......       2,703,741           --       2,284,482          --           --
 Cash and cash
  equivalents at
  beginning of period....       2,284,482           --             --           --           --
                            -------------  ------------  -------------  -----------  -----------
 Cash and cash
  equivalents at end of
  period.................   $   4,988,223  $        --   $   2,284,482  $       --   $       --
                            =============  ============  =============  ===========  ===========
 Supplementary informa-
  tion:
  Interest paid..........   $  31,346,716  $    423,418  $   1,714,708  $   126,524  $   334,220
  Income taxes paid
   (refunded)............             --            --             --       (30,095)     233,401
                            =============  ============  =============  ===========  ===========
 Non-cash transactions:
 Contribution Transaction
 on November 20, 1995:
 Net assets reverted to
 ICII and SPTL:
  Finance receivables....   $         --   $        --   $  22,353,236  $       --   $       --
  Investment in ICIFC....             --            --       7,973,245          --           --
  Accrued interest
   receivable............             --            --          60,855          --           --
  Borrowings from SPTL...             --            --      21,791,149          --           --
  Contributed capital....             --            --         357,558          --           --
  Retained earnings......             --            --       8,238,629          --           --
 Contribution by ICII of
 100% of the preferred
 stock
 of ICI Funding
 Corporation
 (representing
 a 99% economic
 interest)...............             --            --         519,750          --           --
 Unrealized losses on
  investment securities
  available-for-sale.....      (1,107,995)          --         (92,663)         --           --
 Accrued dividends.......       3,519,100           --             --           --           --

         See accompanying notes to consolidated financial statements.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)
               AND THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1995

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 BUSINESS

  Imperial Credit Mortgage Holdings, Inc. and its wholly-owned subsidiaries, Imperial Warehouse Lending Group (IWLG) and IMH Assets Corp. (IMH Assets), (IMH or the Company) is a Maryland corporation formed on August 28, 1995 that operates three businesses, two of which were formerly owned and operated by Imperial Credit Industries, Inc. (ICII), a leading diversified financial services company and mortgage bank. IMH intends to operate so as to qualify as a real estate investment trust (REIT) under the requirements of the Internal Revenue Code. The business objectives are discussed in the succeeding three paragraphs.

  The Long-Term Investment Operations, a newly created business, invests primarily in non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans. The Long-Term Investment Operations also invest, to a lesser extent, in second mortgages.

  The Conduit Operations, conducted in ICI Funding Corporation (ICIFC), primarily purchases non-conforming mortgage loans and, to a lesser extent, second mortgage loans from its network of third party correspondents and subsequently securitizes or sells such loans to permanent investors. ICIFC, in addition to its ongoing securitizations and sales to third party investors, supports the Long-Term Investment Operations of the Company by supplying IMH with non-conforming mortgage loans and securities backed by non-conforming mortgage loans.

  The Warehouse Lending Operations provides short-term lines of credit to ICIFC and other approved mortgage banks, most of which are correspondents of ICIFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors.

 CONTRIBUTION TRANSACTION

  On November 20, 1995, the effective date of IMH's initial public offering (Initial Public Offering), ICII contributed to ICIFC certain operating assets and certain customer lists of ICII's mortgage conduit operations, including all of ICII's mortgage conduit operations' commitments to purchase mortgage loans, subject to rate locks from correspondents, in exchange for shares representing 100% of the common stock and 100% of the non-voting preferred stock of ICIFC. Simultaneously, on the effective date of the Initial Public Offering, in exchange for 500,000 shares of IMH Common Stock, ICII (1) contributed to IMH all of the outstanding non-voting preferred stock of ICIFC, which represents 99% of the economic interest in ICIFC, (2) caused Southern Pacific Thrift and Loan Association (SPTL), a wholly owned subsidiary of ICII, to contribute to IMH certain operating assets and certain customer lists of SPTL's warehouse lending division, and (3) executed an agreement not to compete and a right of first refusal agreement, each having a term of two years from the effective date of the Initial Public Offering. This contribution is known as the "Contribution Transaction." All of the outstanding shares of common stock of ICIFC were retained by ICII. Lastly, IMH contributed all of the aforementioned operating assets of SPTL's warehouse lending operations contributed to it by SPTL to IWLG in exchange for shares representing 100% of the common stock of IWLG thereby forming it as a wholly owned subsidiary. On the effective date of the Initial Public Offering, the net tangible book value of the assets contributed pursuant to the Contribution Transaction was $525,000. The assets contributed were recorded by IMH at the net book value of SPTL and ICII. ICII and SPTL retained all other assets and liabilities related to the contributed operations which consist of mortgage servicing rights (MSRs), finance receivables and advances made by ICII and SPTL to fund mortgage conduit loan acquisitions and to fund finance receivables.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

 BASIS OF FINANCIAL STATEMENT PRESENTATION

  Prior to the Contribution Transaction, the operations of IWLG are combined with the Company in a manner similar to a "pooling-of-interests" and the Company's investment in ICIFC is recorded using the equity method of accounting, with the accompanying consolidated financial statements and notes reflecting the historical operations of IWLG for those periods presented.

  The historical operations of IWLG, formerly a division of SPTL, have been presented in the consolidated financial statements for the period January 1, 1995 to November 19, 1995 and for the years ended December 31, 1994 and 1993 as a stand-alone company. Certain adjustments, as described below, were made to historical operations in order to provide fair presentation of the financial operations of IWLG.

  The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

  All material intercompany balances and transactions with IMH's consolidated subsidiaries (IWLG and IMH Assets) have been eliminated in consolidation.

 CASH AND CASH EQUIVALENTS

  For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash and money market mutual funds. The Company considers investments with maturities of three months or less at date of acquisition to be cash equivalents.

 BORROWINGS FROM SPTL

  Historical operations of IWLG have been adjusted to reflect the funding of net assets by SPTL. The adjustments are disclosed in the accompanying consolidated balance sheets as "Borrowings from SPTL." These borrowings were recorded at no more than 98% of total finance receivables which is the maximum advance rate allowed under current ICII warehouse lines of credit. Additionally, the historical operations of IWLG have been adjusted to reflect the estimated interest charges on these borrowings. In order to reflect all costs of doing business in the financial statements, interest charges have been allocated to IWLG in the accompanying consolidated statements of operations.

  The interest charges allocated are based upon estimated average borrowings balances of IWLG and SPTL's average cost of funds, which were computed based on a weighted average of SPTL borrowings. The average borrowings and interest rates used to determine the interest on IWLG borrowings are as follows:

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                          ----------------------
                         JANUARY 1,
                            1995
                           THROUGH    FOR THE NINE MONTHS
                          NOVEMBER    ENDED SEPTEMBER 30,
                          19, 1995           1995            1994        1993
                         -----------  ------------------- ----------  ----------
                                          (UNAUDITED)
Estimated average
 borrowings............. $11,258,467      $9,799,729      $3,045,442  $9,821,232
Interest rate...........        5.80%           5.76%           4.15%       3.40%
Interest allocation..... $   598,421      $  423,418      $  126,524  $  334,220

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

 EQUITY

  Prior to the effective date of the offering, IWLG had no capital or retained earnings recorded in its accounts. To properly reflect the historical financial operations of IWLG, retained earnings were recorded as a result of net income or loss from operations on an adjusted historical basis.

 INVESTMENT IN ICI FUNDING CORPORATION

  The Company records its investment in ICIFC on the equity method. ICII owns all of the common stock of ICIFC and is entitled to 1% of the earnings or loss of ICIFC. The Company is entitled to 99% of the earnings or losses of ICIFC through its ownership of all of the non-voting preferred stock in ICIFC. ICIFC is a mortgage loan conduit organization, which purchases mortgage loans and subsequently securitizes or sells such loans to permanent investors, including IMH (see note 16).

 INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  The Company accounts for investment securities in accordance with Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This statement requires the Company to classify investment and mortgage-backed securities as held-to-maturity, available-for-sale, and/or trading securities. Held-to-maturity investment and mortgage-backed securities are reported at amortized cost, available-for-sale securities are reported at fair value with unrealized gains and losses, net of related income taxes, as a separate component of stockholders' equity, and trading securities are reported at fair value with unrealized gains and losses reported in income. Discounts obtained on investment securities are amortized to interest income over the estimated life of the investment securities using the interest method.

  At September 30, 1996, the Company's investment securities available-for-sale included $20.2 million of subordinated securities collateralized by mortgages. In general, subordinated classes of a particular series of securities bear all losses prior to the related senior classes. In connection with ICIFC's REMIC securitizations of $645.9 million in issuance amount for the nine months ended September 30, 1996, IMH has retained $29.6 million of securities as regular interests. At September 30, 1996, such regular interests included $113,000 of "principal-only" and $19.8 million of "interest-only" securities. Such retained securities or investments may subject the Company to credit, interest rate and/or prepayment risks.

  The Company's investment securities are held as available-for-sale, reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. As the Company qualifies as a REIT and no income taxes are paid, the unrealized gains and losses are reported gross in stockholders' equity.

 MORTGAGE LOANS HELD FOR INVESTMENT AND COLLATERALIZED MORTGAGE OBLIGATIONS
(CMO) COLLATERAL

  The Company purchases certain non-conforming mortgage loans to be held as long-term investments or as collateral for CMOs. Mortgage loans held for investment and CMO collateral are recorded at cost at the date of purchase. Mortgage loans held for investment and CMO collateral include various types of adjustable-rate loans secured by mortgages on single-family residential real estate properties and fixed-rate loans secured by second trust deeds on single-family residential real estate properties, accounting for 92.2% (unaudited) and 7.8% (unaudited), respectively, of the long-term investment portfolio and CMO collateral at September 30, 1996. At December 31, 1995 the Company had no mortgage loans held for investment. Approximately 56.8% (unaudited) of the mortgage loans held for investment and CMO collateral at September 30, 1996 were collateralized by properties located in California. Premiums and discounts and the market valuation related to these loans are amortized over their estimated lives using the interest method. Loans are continually evaluated for collectibility and, if appropriate, the loan may be placed on nonaccrual status, generally 90 days past due, and previously

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES accrued interest reversed from income. As of September 30, 1996, there were 46 (unaudited) loans on nonaccrual status with a principal balance of $6.1 million (unaudited).

  The Company maintains an allowance for losses on mortgage loans held for investment and CMO collateral at an amount which it believes is sufficient to provide adequate protection against future losses in the mortgage loans portfolio. The allowance for losses is determined primarily on the basis of management's judgment of net loss potential, including specific allowances for known impaired loans and other factors such as changes in the nature and volume of the portfolio, value of the collateral and current economic conditions that may affect the borrowers' ability to pay. A provision is recorded for all loans or portions thereof deemed to be uncollectible thereby increasing the allowance for loan losses.

 COLLATERALIZED MORTGAGE OBLIGATIONS

  The Company issues CMOs secured primarily by non-conforming mortgage loans as a means of financing its long-term investment operations. For accounting and tax purposes, the mortgage loans financed through the issuance of CMOs are treated as assets of the Company and the CMOs are treated as debt of the Company. Each issue of CMOs is fully payable from the principal and interest payments on the underlying mortgage loans collateralizing such debt and any investment income on such collateral. The maturity of each class of CMO is directly affected by the rate of principal prepayments on the related CMO collateral. Each CMO series is also subject to redemption according to specific terms of the respective indentures. As a result, the actual maturity of any class of a CMO series is likely to occur earlier than the stated maturities of the underlying mortgage loans. The weighted average maturity of the CMO collateral ranges from 14 to 29 years (unaudited). The CMOs are structured as one month LIBOR "floaters" with interest payable monthly at LIBOR plus 0.32% to 0.50%, currently increasing to LIBOR plus 1.00% to 1.32% after seven years (unaudited).

The long-term investment operations earns the net interest spread between the interest income on the mortgage loans and the interest and other expenses associated with the CMO debt. The net interest spread may be directly impacted by the levels of prepayment of the underlying mortgage loans and, to the extent CMO classes have variable rates of interest, may be affected by changes in short-term interest rates. As of September 30, 1996, the Company had outstanding CMO debt of $517.9 million (unaudited) and corresponding mortgage loans held as collateral of $544.2 million (unaudited).

  The Company maintains an allowance for losses on loans held as collateral for CMOs at an amount which it believes is sufficient to provide adequate protection against losses in the portfolio. The allowance for losses is determined primarily on the basis of management's judgment of net loss potential, including specific allowances for known impaired loans. All accounts or portions thereof deemed to be uncollectible are written-off to the allowance for loan losses.

 FINANCE RECEIVABLES

  Finance receivables represent transactions with customers, including ICIFC, involving predominantly residential real estate lending. As a warehouse lender, the Company is a secured creditor of the mortgage bankers and brokers to which it extends credit and is subject to the risks inherent in that status, including the risk of borrower default and bankruptcy. Any claim of the Company as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

  The Company maintains an allowance for losses on financing receivables at an amount which it believes is sufficient to provide adequate protection against future losses in the portfolio. The allowance for losses is determined primarily on the basis of management's judgment of net loss potential, including specific allowances for known impaired loans. A provision is recorded for all accounts or portions thereof deemed to be uncollectible.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

  Finance receivables are stated at the principal balance outstanding. Interest income is recorded on the accrual basis in accordance with the terms of the loans. Finance receivables are continually evaluated for collectibility and, if appropriate, the receivable is placed on non accrual status, generally 90 days past due. Future collections of interest income are included in interest income or applied to the loan balance based on an assessment of the likelihood that the loans will be repaid.

 INCOME TAXES

  IWLG did not record income taxes in its historical operations. The accompanying consolidated financial statements reflect income taxes (benefit) for IWLG as if it had been a separate subsidiary of SPTL for the period January 1, 1995 through November 19, 1995 and the years ended December 31, 1994 and 1993. As a separate subsidiary of SPTL, IWLG would file a consolidated Federal income tax return and a combined California franchise tax return with ICII. ICII's income tax allocation policy for financial statement purposes is to allocate income tax provision or benefit based on income (loss) before income taxes (benefit) of each entity within its consolidated group, adjusted for nontaxable or nondeductible items of income and expense. ICIFC's taxable income is included in ICII's Federal and State income tax returns. Post-Contribution, ICIFC will file its own tax return.

  Effective January 1, 1993, IWLG adopted SFAS 109, resulting in no material adjustment to income. Prior to the Contribution Transaction, deferred tax assets and liabilities were recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  IMH intends to operate so as to qualify as a real estate investment trust
(REIT) under the requirements of the Internal Revenue Code (the Code). Requirements for qualification as a REIT include various restrictions on ownership of IMH's stock, requirements concerning distribution of taxable income and certain restrictions on the nature of assets and sources of income. A REIT must distribute at least 95% of its taxable income to its stockholders, the distribution of which 85% must be within the taxable year and the remaining balance may extend until timely filing of its tax return in its subsequent taxable year. Qualifying distributions of its taxable income are deductible by a REIT in computing its taxable income. Although IMH did not make any distributions during the calendar year of 1995, it can nevertheless retain its qualified REIT status and eliminate its 1995 taxable income by making a qualified distribution after the close of the 1995 taxable year in accordance with the provisions of section 858 of the Code. IMH intends to and has taken steps to satisfy the requirements of section 858 of the Code and to elect to apply amounts out of its first distributions in calendar year 1995 to effectively distribute 100% of its 1995 taxable income. The 1995 provision for income taxes for IMH in the consolidated financial statements pertains to the period prior to the Contribution Transaction. If in any tax year IMH should not qualify as a REIT, it would be taxed as a corporation and distributions to the stockholders would not be deductible in computing taxable income. If IMH were to fail to qualify as a REIT in any tax year, it would not be permitted to qualify for that year and the succeeding four years.

 ADVERTISING

  The Company accounts for its advertising costs as non-direct response advertising. Accordingly, advertising costs are expensed as incurred.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

 NET INCOME PER SHARE

  Net income per share is computed on the basis of the weighted average number of shares and common equivalent shares outstanding for the period.

  Net income per share for nine months ended September 30, 1996 and for the period from November 20, 1995 through December 31, 1995, as if all stock options and ICII ownership interest in IMH were outstanding for the nine months ended September 30, 1996 and after the Offering for the period from November 20, 1995 through December 31, 1995 is:

                                                          NINE      NOVEMBER 20,
                                                      MONTHS ENDED  1995 THROUGH
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1995
                                                      ------------- ------------
                                                       (UNAUDITED)
   Weighted average shares outstanding...............   5,289,483     4,284,015
                                                       ==========    ==========
   Net income........................................  $7,393,637    $  315,443
                                                       ==========    ==========
   Net income per share..............................  $     1.40    $     0.07
                                                       ==========    ==========

  The 1995, 1994 and 1993 net income per share is not presented as the information is not meaningful.

  There were no dividends paid in 1995. An $0.08 cash dividend was paid on January 30, 1996 (unaudited). A $0.39 cash dividend was paid on April 30, 1996 (unaudited). A $0.45 cash dividend was paid on July 2, 1996 (unaudited). A $0.52 cash dividend was declared on September 17, 1996 for stockholders of record on September 30, 1996, and paid on October 15, 1996 (unaudited). A special dividend payable to stockholders of record on November 15, 1996 was authorized by the Board of Directors of the Company (unaudited). The amount of the special dividend will be determined by the Board of Directors prior to the record date and calculated to distribute excess taxable income not previously distributed by IMH as dividends, in order to comply with REIT qualification requirements (unaudited).

 RECLASSIFICATIONS

  Certain items in prior periods have been reclassified to conform to the current presentation.

 MORTGAGE SERVICING RIGHTS

  On May 12, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"), as an amendment to SFAS 65. The Company elected to adopt this standard for the year ended December 31, 1995. The impact on the Company from adoption of SFAS 122 is only to the extent mortgage servicing rights are recognized by ICIFC.

 RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. These standards are based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES transfers that are secured borrowings. SFAS 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interest, if any, based on their relative fair values at the date of the transfers. SFAS 125 includes specific provisions to deal with servicing assets or liabilities. SFAS 125 will be effective for transactions occurring after December 31, 1996. It is not anticipated that the financial impact of this statement will have a material effect on the Company.

  In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS 123 permits the Company to choose either the fair value based method from SFAS 123 or intrinsic value based method of accounting for its stock-based compensation arrangements under APB Opinion 25. SFAS 123 requires pro forma disclosures of net income and income per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under Opinion 25. SFAS 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, i.e., stock option plans, stock purchase plans, restricted stock plans, and stock appreciation rights. The statement also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provision of SFAS 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements may be adopted immediately and will apply to all transactions entered into in fiscal years that begin after December 15, 1995. The disclosure provisions of SFAS 123 are effective for fiscal years beginning after December 15, 1995; however, disclosure of the pro forma net income and income per share, as if the fair value method of accounting for stock-based compensation had been elected, is required for all awards granted in fiscal years beginning after December 31, 1994. The Company will continue to account for stock-based compensation under APB Opinion 25 and, as a result, SFAS 123 will not have a material impact on the Company's operations.

2. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  The Company's mortgage-backed securities are secured by conventional, one-to-four family mortgage loans. The yield to maturity on each security depends on, among other things, the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through rate and interest rate fluctuations. The Company's interest in these securities is subordinated so that, in the event of a loss, payments to senior certificate holders will be made before the Company receives its payments.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

  The amortized cost and estimated fair value of mortgage-backed securities available-for-sale are summarized as follows:

                                              SEPTEMBER 30, 1996
                                                 (UNAUDITED)
                                -----------------------------------------------
                                              GROSS       GROSS
                                 AMORTIZED  UNREALIZED UNREALIZED    ESTIMATED
                                   COST        GAIN       LOSS      FAIR VALUE
                                ----------- ---------- -----------  -----------
Donaldson, Lufkin and Jenrette
Series:
  1995-Q6, Class B-1..........  $ 6,562,326  $   --    $  (165,587) $ 6,396,739
  1995-4, Class B-1...........    3,883,024      --       (397,112)   3,485,912
  1995-4, Class B-2...........    1,694,702      --       (569,905)   1,124,797
                                -----------  -------   -----------  -----------
                                 12,140,052      --     (1,132,604)  11,007,448
Salomon Brothers Series VII
95-A, Class B-2...............    5,332,402   53,603           --     5,386,005
Bear Stearns Mortgage
 Securities, Inc. Series:
  1996-1 X1...................    7,818,903      --        (92,141)   7,726,762
  1996-3 X....................    6,246,829      --       (121,203)   6,125,626
  1996-4 X....................    5,985,632      --            --     5,985,632
  1996-4 PO...................      113,034      --            --       113,034
  1996-3, Class B-4...........    1,068,561      --        (41,725)   1,026,836
  1996-3, Class B-5...........      581,606      --        (80,022)     501,584
  1996-3, Class B-6...........      446,039      --        (94,597)     351,442
  1996-4, Class B-4...........    1,228,345      --            --     1,228,345
  1996-4, Class B-5...........      320,142      --            --       320,142
  1996-4, Class B-6...........      426,831      --            --       426,831
                                -----------  -------   -----------  -----------
                                 24,235,922      --       (429,688)  23,806,234
                                -----------  -------   -----------  -----------
                                $41,708,376  $53,603   $(1,562,292) $40,199,687
                                ===========  =======   ===========  ===========

                                                 DECEMBER 31, 1995
                                   ---------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED  ESTIMATED
                                      COST        GAIN       LOSS    FAIR VALUE
                                   ----------- ---------- ---------- -----------
Donaldson, Lufkin and Jenrette
 Series:
  1995-Q6, Class B-1.............  $ 6,585,440       --    $(36,496) $ 6,548,944
  1995-4, Class B-1..............    3,793,799       --      (7,962)   3,785,837
  1995-4, Class B-2..............    1,641,124       --      (4,321)   1,636,803
Salomon Brothers Series VII 95-A,
 Class B-2.......................    5,450,538       --     (43,884)   5,406,654
                                   -----------  --------   --------  -----------
                                   $17,470,901       --    $(92,663) $17,378,238
                                   ===========  ========   ========  ===========

  The Company purchased two of its mortgage-backed securities from SPTL in December 1995 (see note 10).

  The Company holds other securities available-for-sale with estimated fair values as follows:

                                                SEPTEMBER 30, 1996
                                                    (UNAUDITED)
                                   ---------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED  ESTIMATED
                                      COST        GAIN       LOSS    FAIR VALUE
                                   ----------- ---------- ---------- -----------
Imperial Credit Industries, Inc.
 9 3/4% Senior Notes.............  $ 4,536,459  $400,694   $    --   $ 4,937,153
Franchise Loan Receivables Trust
 1995-B..........................    2,805,304       --         --     2,805,304
                                   -----------  --------   --------  -----------
                                   $ 7,341,763  $400,694   $    --   $ 7,742,457
                                   ===========  ========   ========  ===========

  The equity in the Franchise Loans Receivables Trust 1995-B was purchased from ICII in the first quarter of 1996 (unaudited).

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

3. CMO COLLATERAL

  CMO collateral consists of the following:

                                                              AT SEPTEMBER 30,
                                                                    1996
                                                              ----------------
                                                                (UNAUDITED)
      Loans secured primarily by single-family residential
       real estate properties................................   $528,324,124
      Premiums on loans......................................     13,983,671
      Securitization expenses related to issuance of CMOs....      1,904,807
                                                                ------------
                                                                $544,212,602
                                                                ============

4. FINANCE RECEIVABLES

  The Company's finance receivables represent warehouse lines of credit with mortgage banking companies collateralized by mortgage loans on single family residences. Because of the concentration of mortgage loans underlying the Company's finance receivables located in California, which was 63% at December 31, 1995, a significant decline in regional economic conditions, or some other regional catastrophe, could result in mortgage banking companies being unable to sell mortgage loans and the Company suffering losses on their warehouse lines or in fewer mortgage loans available for warehouse lending by the Company and ultimately a decline in interest income and fee income.

  Finance receivables consist of the following:

                                                            AT DECEMBER 31,
                                       AT SEPTEMBER 30, -----------------------
                                             1996           1995        1994
                                       ---------------- ------------ ----------
                                         (UNAUDITED)
   Due from ICIFC.....................   $168,989,682   $550,290,862 $      --
   Due from other mortgage banking
    companies.........................     14,437,247     32,730,251  3,119,814
                                         ------------   ------------ ----------
                                         $183,426,929   $583,021,113 $3,119,814
                                         ============   ============ ==========

  The Company earns interest rates at prime (8.5% at December 31, 1995) on warehouse lines to ICIFC and prime to prime plus two percent on its warehouse lines to other mortgage banking companies. These lines have maturities which range from on demand to one year and are generally collateralized by mortgages on single family residences.

5. ALLOWANCE FOR LOAN LOSSES

  Activity in the allowance for loan losses was as follows:

                                                               FOR THE YEAR
                                      FOR THE NINE MONTHS     ENDED DECEMBER
                                      ENDED SEPTEMBER 30,           31,
                                      ---------------------  ------------------
                                         1996       1995       1995      1994
                                      ----------  ---------  ---------  -------
                                                   (UNAUDITED)
   Balance, beginning of period...... $  100,000  $  95,374  $  95,374  $   --
   Provision for loan losses.........  3,738,684    387,505    487,505   95,374
   Charge-offs.......................    (60,714)  (482,879)  (482,879)     --
   Recoveries........................     60,714        --         --       --
                                      ----------  ---------  ---------  -------
   Balance, end of period............ $3,838,684  $     --   $ 100,000  $95,374
                                      ==========  =========  =========  =======

  The charge-offs for 1995 reflected in the above table were recorded prior to the effective date of the Initial Public Offering and are related to one borrower.

  There was no allowance for loan losses in 1993.

            IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

6. REVERSE-REPURCHASE AGREEMENTS

  IMH enters into reverse-repurchase agreements with major brokerage firms for its mortgage warehouse lending operations and to fund the purchase of mortgage loans and mortgage-backed securities. Mortgage loans underlying certain of the agreements are delivered to the dealers that arrange the transactions. The following tables present information regarding reverse-repurchase agreements:

                                          SEPTEMBER 30, 1996 (UNAUDITED)
                                    ------------------------------------------
                                      REVERSE
                                     REPURCHASE   UNDERLYING
   UNDERLYING COLLATERAL             LIABILITY    COLLATERAL   MATURITY DATE
   ---------------------            ------------ ------------ ----------------
   PaineWebber:
     Mortgage loans................ $153,153,206 $157,094,236 October 10, 1996
   Morgan Stanley:
     Mortgage loans................   27,785,851   28,105,758 October 30, 1996
   Merrill Lynch:
     Mortgage loans................    1,013,289    5,218,176 October 30, 1996
   Donaldson, Lufkin and Jenrette
    (DLJ):
     MBS DLJ 1995-Q6 B-1...........    4,157,435    5,174,609 October 15, 1996
   Bear Stearns:
     MBS Bear Stearns 1996-1 X1....    5,019,036    7,726,762 October 9, 1996
                                    ------------ ------------
         Total..................... $191,128,817 $203,319,541
                                    ============ ============

                                                  DECEMBER 31, 1995
                                      ------------------------------------------
                                        REVERSE     UNDERLYING
   UNDERLYING COLLATERAL               REPURCHASE   COLLATERAL   MATURITY DATE
   ---------------------              ------------ ------------ ----------------
   PaineWebber:
     Mortgage loans.................. $239,628,464 $251,423,244 January 8, 1996
   Merrill Lynch:
     Mortgage loans..................  323,180,005  332,660,022 January 25, 1996
   Salomon Brothers:
     MBS Salomon 1995-A..............    4,918,892    5,406,654 January 5, 1996
                                      ------------ ------------
         Total....................... $567,727,361 $589,489,920
                                      ============ ============

  There were no reverse-repurchase agreements at December 31, 1994.

  At September 30, 1996 and December 31, 1995, reverse-repurchase agreements includes accrued interest payable of $688,783 (unaudited) and $1,075,511, respectively.

  The following table presents certain information on reverse-repurchase agreements, excluding accrued interest payable:

                                                    SEPTEMBER 30,  DECEMBER 31,
                                                        1996           1995
                                                    -------------  ------------
                                                     (UNAUDITED)
   Maximum Month-End Outstanding Balance........... $613,315,164   $566,651,850
   Average Balance Outstanding.....................  384,530,792     16,343,476
   Weighted Average Rate...........................         5.91%          6.83%

  The maximum amount available under the reverse-repurchase agreement at September 30, 1996 and December 31, 1995 is $750 million (unaudited) and $623 million, respectively.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

7. INCOME TAXES

  The Company, as a qualified REIT for the period from November 20, 1995 to December 31, 1995 is not subject to income taxes. The Company's income taxes (benefit) for the periods it was not a REIT follow:

                                                      1995     1994      1993
                                                     ------- --------  --------
   Current:
     Federal........................................ $36,951 $(10,775) $177,135
     State..........................................   2,054    2,555    57,978
                                                     ------- --------  --------
       Total current................................  39,005   (8,220)  235,113
                                                     ------- --------  --------
   Deferred:
     Federal........................................  26,257  (11,602)   (1,712)
     State..........................................  10,587  (10,273)      --
                                                     ------- --------  --------
       Total deferred...............................  36,844  (21,875)   (1,712)
                                                     ------- --------  --------
   Total income taxes (benefit)..................... $75,849 $(30,095) $233,401
                                                     ======= ========  ========

  The income tax provision prior to the formation of IMH as a REIT differs from statutory Federal corporate income tax rate primarily due to state income taxes and equity in earnings of ICIFC.

  Deferred income taxes arise from differences in the bases of assets and liabilities for tax and financial reporting purposes. The following table shows the primary components of the IWLG's net deferred taxes at December 31, 1994:

      Deferred tax assets:
        Allowance for finance receivable losses........................ $40,057
        Other..........................................................   3,597
                                                                        -------
          Total........................................................  43,654
        Valuation allowance............................................     --
                                                                        -------
        Deferred tax assets, net of valuation allowance................  43,654
      Deferred tax liabilities:
        State taxes....................................................  (2,701)
                                                                        -------
          Total........................................................  (2,701)
                                                                        -------
      Net deferred tax assets (included in borrowings from SPTL)....... $40,953
                                                                        =======

  The Company had no deferred taxes at December 31, 1995.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities and available tax carrybacks in making this assessment. Based upon the schedule of reversals and available tax carrybacks, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets. All deferred tax balances were transferred to ICII on November 20, 1995 as part of the Contribution Transaction.

8. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments as of December 31, 1995 is made in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, and SFAS No. 119, Disclosures About Derivative

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

Financial Instruments and Fair Value of Financial Instruments. The estimated fair value amounts have been determined by IMH using available market information and appropriate valuation methodologies; however, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts IMH could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                             DECEMBER 31, 1995
                                                            -------------------
                                                            CARRYING ESTIMATED
                                                             AMOUNT  FAIR VALUE
                                                            -------- ----------
                                                              (IN THOUSANDS)
   Assets:
     Cash and cash equivalents............................. $  2,284  $  2,284
     Investment securities available-for-sale..............   17,378    17,378
     Finance receivables...................................  582,921   582,921
     Lease payment receivables held for sale...............    8,441     8,441
   Liabilities:
     Reverse-repurchase agreements, net of accrued
      interest.............................................  566,652   566,652
     Off balance-sheet unrealized gains (losses):
       Short-term commitments to extend credit.............      --        --

  The fair value estimates as of December 31, 1995 are based on pertinent information available to management as of that date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  The following describes the methods and assumptions used by IMH in estimating fair values.

 CASH AND CASH EQUIVALENTS

  The carrying amount for cash and cash equivalents approximates fair value because these instruments are demand deposits and money market mutual funds and do not present unanticipated interest rate or credit concerns.

 INVESTMENT SECURITIES AVAILABLE FOR SALE

  The fair value of investment securities is estimated based on quoted market prices from dealers and brokers for similar types of mortgage-backed securities.

 FINANCE RECEIVABLES

  The fair value approximates the carrying amounts because of the short-term nature of the assets and do not present unanticipated interest rate or credit concerns.

 REVERSE-REPURCHASE AGREEMENTS

  Fair values approximate the carrying amounts because of the short-term maturity of the liabilities and do not present unanticipated interest rate or credit concerns.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

 SHORT-TERM COMMITMENTS TO EXTEND CREDIT

  There are no commitment fees associated with IMH's lines of credit extended under the warehouse lending program. Accordingly, these commitments do not have an estimated fair value.

9. EMPLOYEE BENEFIT PLANS

 PROFIT SHARING AND 401(K) PLAN

  Prior to July 1, 1993, Imperial Bancorp (the primary shareholder of ICII) had a noncontributory profit sharing plan in which employees of the Company were eligible to participate at year end if they had been employed for at least 1,000 hours during the year. For 1993, there was no contribution charged to operations.

  Imperial Bancorp also had a 401(k) plan in which all employees of the Company had been eligible to participate. On July 1, 1993, ICII terminated its participation in Imperial Bancorp's 401(k) and profit sharing plans, establishing its own 401(k) plan (the Plan) in which employees of the Company were eligible to participate. On September 30, 1993, Imperial Bancorp transferred all plan assets to ICII.

  Under ICII's 401(k) plan, employees of the Company may contribute up to 14% of their salaries. The Company will match 50% of the first 4% of employee contributions. An additional Company contribution may be made at the discretion of the Company.

  The Company does not have its own 401(K) or profit sharing plan. As such, employees of the Company participate in ICII's 401(K) plan. The Company's matching and discretionary contributions were not significant for any period presented.

10. RELATED PARTY TRANSACTIONS

 RELATED PARTY COST ALLOCATIONS AND CHARGES

  Prior to the Contribution Transaction, IWLG was allocated various costs from SPTL and charged for certain ICII services. The costs of these services were not directly attributable to IWLG and primarily include general corporate overhead such as human resources, data processing, professional services, telephone and other communications, and general and administrative expense including a fixed asset user charge. These expenses were allocated or charged based typically on a per employee basis, which management believes is reasonable. Total related party allocations and charges for the period January 1, 1995 through November 19, 1995, and for the years ended December 31, 1994, and 1993 were $46,865, $56,128 and $52,739, respectively.

  Interest income recorded by the Company, related to finance receivables due from ICIFC, was $25.6 million (unaudited) and $1.3 million for the nine months ended September 30, 1996 (unaudited) and for the year ended December 31, 1995.

  On the effective date of the Initial Public Offering, IMH entered into a services agreement with ICII under which ICII provides various services to the Company, including data processing, human resource administration, general ledger accounts, check processing, remittance processing and payment of accounts payable. ICII charges fees for each of the services based upon usage. As part of the services provided, ICII provides IWLG with insurance coverage and self insurance programs, including health insurance. The charge to IWLG for coverage is based upon a pro rata portion of the costs to ICII for its various policies. Total charges for the nine months ended September 30, 1996 and for the period November 20, 1995 through December 31, 1995 were $51,000 (unaudited) and $4,462, respectively.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

 CASH

  Prior to the Contribution Transaction, IWLG had no cash accounts. All operations were funded directly by SPTL. Adjustments were made to IWLG's financial statements to reflect these fundings as borrowings from SPTL. IWLG did not reflect any accounts receivable or payable on its balance sheet prior to the Contribution Transaction because all transactions of IWLG either increased or decreased its borrowings from SPTL.

 PURCHASE OF MORTGAGE-BACKED SECURITIES

  On December 29, 1995, the Company purchased, at market value, from SPTL, DLJ Mortgage Acceptance Corp. Pass-Through Certificates Series 1995-4, Class B-1 and Class B-2 issued August 29, 1995. These certificates consist primarily of a pool of certain conventional, 11th district cost of funds adjustable rate, one-to-four family, first lien mortgage loans, with terms to maturity of not more than 30 years. The mortgage loans underlying the certificates were originated or acquired by ICII. All of the mortgage loans were serviced by ICII in its capacity as master servicer at December 31, 1995. ICII sold the servicing related to these mortgage loans to an unrelated third party during the first quarter of 1996 (unaudited).

  The Company purchased the Class B-1 certificates having a current certificate principal balance of$4.8 million and the Class B-2 certificates having a current certificate principal balance of $2.3 million for a price of
78.54 and 70.01, respectively, equating to a discount of $1,028,923 and $697,166, respectively.

 PURCHASE OF BULK MORTGAGE LOANS (UNAUDITED)

  On March 29, 1996, IMH purchased from ICIFC bulk mortgage loan packages of 30-year fully amortizing six-month adjustable LIBOR and 15-year fixed rate second trust deed mortgages having a principal balance of $276.3 million and $34.7 million with premiums paid of $2.8 million and $1.2 million, respectively. Servicing rights on all mortgage loans were retained by ICIFC.

  On August 28, 1996, IMH purchased from ICIFC bulk mortgage loan packages of 30-year fully amortizing six-month and two-year adjustable LIBOR and 15-year fixed rate second trust deed mortgages having a principal balance of $255.8 million and $9.6 million with premiums of $10.9 million and $408,000, respectively.

 PURCHASE OF SUBORDINATED LEASE RECEIVABLES

  On December 29, 1995, IMH purchased a subordinated interest in a lease receivable securitization from Imperial Business Credit, Inc. (IBC) a wholly-owned subsidiary of ICII. The lease receivables underlying the security were originated by IBC. IMH purchased the subordinated lease receivable at the present value of estimated cash flows based on a discount rate of 12% amounting to a purchase price of $8,440,644. On May 31, 1996 (unaudited), IMH sold the subordinated interest back to IBC at no gain or loss.

 NON-COMPETE AGREEMENT AND RIGHT OF FIRST REFUSAL AGREEMENT

  Pursuant to the Non-Compete Agreement, ICII and any entity of which ICII owns more than 25% of the voting securities (a 25% entity) may not compete with the Company's Warehouse Lending Operations and may not establish a network of third party correspondent loan originators or another end-investor in non-conforming mortgage loans. The agreement expires two years from the effective date of the Initial Public Offering.

  Pursuant to the Right of First Refusal Agreement, ICII granted ICIFC a right of first refusal to purchase all non-conforming mortgage loans that ICII or any 25% entity originates or acquires and subsequently offers for sale and ICIFC granted ICII, or any 25% entity designated by ICII, a right of first refusal to purchase all non-conforming mortgage loans that ICIFC acquires and subsequently offers for sale. In addition, for a period of the

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES earlier of nine months from the effective date of the Initial Public Offering and that date upon which IMH accumulates $300 million of mortgage loans and/or mortgage-backed securities, neither ICII nor any 25% entity will be permitted to purchase any non-conforming bulk loan package having a principal balance of $50 million or more without first allowing ICIFC the opportunity to bid to purchase said package. Additional related party transactions are described elsewhere in the financial statement footnotes.

11. COMMITMENTS AND CONTINGENCIES

 FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  IMH is a party to financial instruments with off-balance-sheet risk in the normal course of business. Such instruments include short-term commitments to extend credit to borrowers under warehouse lines of credit which involve elements of credit risk. In addition, IMH is exposed to credit loss in the event of nonperformance by the counterparties to the various agreements associated with loan purchases. However, IMH does not anticipate nonperformance by such borrowers or counterparties. Unless noted otherwise, IMH does not require collateral or other security to support such commitments.

  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contract or notional amounts of forward contracts do not represent exposure to credit loss. The Company controls the credit risk of its forward contracts through credit approvals, limits and monitoring procedures.

 LEASE COMMITMENTS

  Minimum rental commitments under a noncancelable premises operating sub-lease with ICII at December 31, 1995 were as follows:

      1996........................................................... $  163,200
      1997...........................................................    170,200
      1998...........................................................    171,600
      1999...........................................................    174,400
      2000...........................................................    180,000
      Thereafter.....................................................    180,000
                                                                      ----------
        Total........................................................ $1,039,400
                                                                      ==========

  The sublease is for the period from December 1, 1995 through January 1, 2002 and calls for rent to be paid based on what ICII pays according to its master lease agreement.

  Rent expense for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994, and 1993, was $7,248 (unaudited), none (unaudited), $9,405, and $19,611, and $24,504, respectively. Rent expense is allocated to ICIFC based on number of employees.

 LOAN COMMITMENTS

  IWLG's warehouse lending program provides secured short-term revolving financing to small- and medium-size mortgage originators and ICIFC to finance mortgage loans from the closing of the loans until sold to permanent investors. As of September 30, 1996, the Company had extended 16 (unaudited) committed lines of credit in the aggregate principal amount of approximately $673.5 million (unaudited), of which $183.4 million (unaudited) was outstanding.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

 LEGAL PROCEEDINGS

  ComUnity National Asset Corporation, a Maryland corporation v. Thomas O.
  ------------------------------------------------------------------------
Markel, Jr., an individual, Homemac Mortgage Bankers, a business association
------------
of unknown form; Homemac Corporation, a California corporation; Homemac Finance Corporation; Homemac Institutional Mortgage Corporation, a California corporation; Imperial Credit Mortgage Holdings, Inc., a Maryland corporation; and DOES 1 through 100, inclusive, Orange County Superior Court Case No. 761786.

  On April 1, 1996, ComUnity National Asset Corporation (ComUnity) filed a lawsuit in Orange County Superior Court against Thomas O. Markel, Jr., several Homemac entities, and IMH. The complaint seeks damages for statutory and common law misappropriation of trade secrets, restitution for unfair competition, damages for negligence and conversion.

  ComUnity seeks damages in an unspecified amount, but in no event less than $200,000, alleging that said amount is not less than the amount spent and/or obligations incurred by ComUnity in setting up its business and organizational plan to become a REIT dealing primarily in B and C grade mortgage loans and to take ComUnity public in an initial public offering, together with punitive damages. ComUnity is also seeking attorneys' fees and costs. ComUnity alleges that IMH wrongfully received consideration in the form of, among other things, reduced expenses and legal fees, salary, wages, stock options, and other forms of consideration arising out of the commercial exploitation of ComUnity's confidential information, and that ComUnity is also entitled to an order of restitution compelling IMH and other defendants to pay to ComUnity all profits from the commerical exploitation of information allegedly received from ComUnity. The Company believes that the complaint is without merit and intends to vigorously defend the action.

  Michele Perrin, an individual doing business as Perrin and Associates vs.
  -------------------------------------------------------------------------
Thomas O. Markel, an individual; H. Wayne Snavely, an individual; Homemac
-----------------
Mortgage Bankers, a business association of unknown form; Homemac Corporation, a California corporation; Homemac Finance Corporation, a California corporation; Homemac Institutional Mortgage Corporation, a California corporation; Imperial Credit Mortgage Holdings, Inc., a Maryland corporation; Imperial Credit Industries, Inc., a California corporation and DOES 1 through 100, Orange County Superior Court Case No. 768878.

  On September 12, 1996, Michele Perrin (Perrin) filed the aforementioned complaint seeking damages for breach of contract, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, negligence, trade secret misappropriation, unfair competition and conversion.

  Perrin seeks damages in an unspecified amount, but in no event less than $200,000, plus punitive and exemplary damages, attorneys' fees and costs, and the profits from the commercial exploitation of Perrin's confidential and proprietary business and organizational plans to be a real estate investment trust dealing primary in sub-A mortgage loans and its plan for going to market with an initial public offering to be disgorged from defendants and paid over to Perrin by way of an order for restitution. The Company believes that the complaint is without merit and intends to vigorously defend the action.

  The Company is involved in additional litigation arising in the normal course of business of which management believes based in part upon the advice of legal counsel, will not have a material effect on the Company.

12. MANAGEMENT CONTRACT

  On the effective date of the Offering, the Company entered into an agreement with Imperial Credit Advisors, Inc. (ICAI) for an initial term of one year, to provide specified management services to the Company. These services include the purchase, financing, servicing and administration of mortgage loans and mortgage loan securities.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

  As manager of the Company, ICAI receives a per annum base management fee payable monthly in arrears of an amount equal to (1) 3/8 of 1% of Gross Mortgage Assets of IMH comprised of other than Agency Certificates, conforming mortgage loans or mortgage-backed securities secured by or representing interests in conforming mortgage loans, plus (2) 1/8 of 1% of the remainder of Gross Mortgage Assets of IMH plus (3) 1/5 of 1% of the average daily asset balance of the outstanding amounts under IWLG's warehouse lending facilities. The Management Agreement expires on January 31, 1997 and the Company currently intends to negotiate a renewal of the Management Agreement containing more favorable terms than the current Management Agreement. While there can be no assurances that such negotiations will be successfully completed. A base management fee of $1.4 million (unaudited) and $37,888 was accrued for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively.

  As incentive compensation, ICAI will be entitled to receive for each fiscal quarter, an amount equal to 25% of the net income of the Company, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity equal to the daily average Ten Year U.S. Treasury Rate plus 2%. The Company's incentive compensation calculation will be made quarterly in arrears before any income distributions are made to stockholders for the corresponding period. Incentive compensation of $749,000 (unaudited) was accrued for the nine months ended September 30, 1996. No incentive compensation was accrued for the period November 20, 1995 through December 31, 1995. Pursuant to the Management Agreement, the Company will reserve up to 1/5 of the Company's 25% Incentive Payment for distribution as bonuses to its employees in amounts to be determined by the Company's Board of Directors. Such payment is made in lieu of payment of a like amount to the Manager under the Management Agreement. For the nine months ended September 30, 1996, the Company accrued $187,000 pursuant to this provision of the Management Agreement.

  Concurrent with the management agreement, ICAI entered into a submanagement agreement with ICII for ICII to perform such management services for the Company as ICAI deems necessary.

13. STOCK OPTION PLAN/EXECUTIVE COMPENSATION

  In August, 1995 the Company adopted a Stock Option, Deferred Stock and Restricted Stock Plan (the Stock Option Plan) which provides for the grant of qualified incentive stock options (ISOs), options not qualified (NQSOs) and deferred stock, restricted stock, stock appreciation, dividend equivalent rights and limited stock appreciation rights awards (Awards). The Stock Option Plan is administered by a committee of directors appointed by the Board of Directors and is composed solely of "disinterested persons." ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers and key employees of the Company or any of its subsidiaries, to the directors, officers and key employees of ICIFC. At September 30, 1996, shares reserved for issuance pursuant to the Company's Stock Option Plan were 800,000 (unaudited). The Company increased the Stock Option Plan's shares available by 400,000 shares pursuant to a vote taken at the stockholders meeting in July 1996 (unaudited).

  The exercise price for any NQSO or ISO granted under the Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the NQSO or ISO is granted.

  Under the Stock Option Plan, the Company may make loans available to stock option holders in connection with the exercise of stock options granted under the Stock Option Plan. If shares of Common Stock are pledged as collateral for such indebtedness, the shares may be returned to the Company in satisfaction of the indebtedness. If returned, the shares become available for issuance in connection with future stock options and Awards under the Stock Option Plan.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

  Unless previously terminated by the Board of Directors, the Stock Option Plan will terminate in August of 2005. Options granted under the Stock Option Plan will become exercisable as directed by a committee of the Board of Directors at the time of grant.

  A summary of stock options outstanding at December 31, 1995 follows:

                                            NUMBER OF EXERCISE
                                             SHARES    PRICE     DATE OF GRANT
                                            --------- -------- -----------------
   Officers of IMH.........................  220,000  $11.25    August 30, 1995
   Officers of ICAI........................   55,000   11.25    August 30, 1995
   Unaffiliated directors..................   45,000   13.00   November 20, 1995
                                             -------
                                             320,000
                                             =======

  No shares were exercisable at September 30, 1996 (unaudited) or December 31, 1995.

  The 220,000 and 55,000 stock options become exercisable three years from the date of grant and expire seven years from the date they become exercisable. The 45,000 stock options become exercisable on the first anniversary of the date of grant and expire nine years from the date they become exercisable.

  On January 31, 1996 (unaudited), 25,000 of the 220,000 stock options were canceled. On October 7, 1996 (unaudited), 115,500 stock options were issued to officers and employees of ICIFC at an exercise price of $20.625 per share. The 114,500 stock options become exercisable at a rate of 1/3 per year on the anniversary of the date of grant and expire three years from the date they were granted (unaudited).

14. STOCKHOLDERS' EQUITY

  On November 20, 1995, the Company completed its initial public offering of 3,750,000 shares of common stock. The Company raised $44.5 million in the initial public offering, net of $4.3 of offering expenses. On June 18, 1996 (unaudited), the Company completed a subsequent stock offering of 2,500,000 (unaudited) shares of common stock. The Company raised $36.7 million (unaudited) in the subsequent stock offering, net of $2.7 million (unaudited) of offering expenses. In July 1996 (unaudited), the Company issued 17,500 shares in connection with the over allotment provision of the subsequent offering. The Company intends to distribute 95% or more of its net taxable income (which does not necessarily equal net income as calculated in accordance with GAAP) to its common stockholders each year so as to comply with the REIT provisions of the Internal Revenue Code. Holders of the common stock are entitled to such dividends as the Company's Board of Directors, in its discretion, may declare out of funds available. In the event of liquidation of the Company, holders of common stock are entitled to receive, pro rata, all of the assets of the Company available for distribution. Holders of the common stock have no conversion or preemptive or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. At September 30, 1996, and December 31, 1995, 50 million (unaudited) and 50 million shares of common stock were authorized 6,767,500 (unaudited) and 4,250,000 shares were issued and outstanding, respectively.

  The Company is authorized to issue shares of preferred stock designated in one or more classes or series. The preferred stock may be issued from time to time with such designations, rights and preferences as shall be determined by the Board of Directors. The preferred stock, if issued, may have a preference on dividend payments which could affect the ability of the Company to make dividend distributions to the common stockholders. As of December 31, 1995, 10 million shares of preferred stock are authorized and no shares have been issued or are outstanding.

           IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

15. SUBSEQUENT EVENTS (UNAUDITED)

  On September 17, 1996, the Board of Directors declared a $0.52 cash dividend, all to be taxable as ordinary income, to be paid on October 15, 1996 to stockholders of record on September 30, 1996.

  A special dividend payable to stockholders of record on November 15, 1996 was authorized by the Board of Directors of the Company. The amount of the special dividend will be determined by the Board of Directors prior to the record date and calculated to distribute excess taxable income not previously distributed by IMH as dividends, in order to comply with REIT qualification requirements.

16. ICI FUNDING CORPORATION

  The following condensed financial information summarizes the financial condition, results of operations and cash flows of ICI Funding Corporation:

                                BALANCE SHEETS

                                                            DECEMBER 31,
                                        SEPTEMBER 30, -------------------------
                                            1996          1995         1994
                                        ------------- ------------  -----------
                                         (UNAUDITED)
                ASSETS
Cash................................... $  4,979,354  $  2,184,344  $       --
Mortgage loans held for sale, net......  171,704,117   544,274,962          --
Accrued interest receivable............      549,341     2,984,867          --
Due from affiliates....................      425,368     2,541,743          --
Mortgage servicing rights..............    7,536,745           --    11,453,240
Premises and equipment, net............      555,632       516,250      643,971
Other assets...........................      393,909       129,205          --
                                        ------------  ------------  -----------
                                        $186,144,466  $552,631,371  $12,097,211
                                        ============  ============  ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings from IWLG................... $168,989,682  $550,290,862  $       --
Borrowings from ICII...................          --            --     5,698,162
Accrued interest expense...............    2,514,202     1,348,424          --
Other liabilities......................    4,160,317       117,500          --
Due to affiliate.......................      669,826           --           --
                                        ------------  ------------  -----------
Total liabilities......................  176,334,027   551,756,786    5,698,162
                                        ------------  ------------  -----------
Commitments and contingencies
Shareholders' equity:
Preferred stock........................    9,142,650     1,014,750          --
Common stock...........................       92,350        10,250          --
Contributed capital....................          --            --       361,170
Retained earnings......................      575,439      (150,415)   6,037,879
                                        ------------  ------------  -----------
Total shareholders' equity.............    9,810,439       874,585    6,399,049
                                        ------------  ------------  -----------
                                        $186,144,466  $552,631,371  $12,097,211
                                        ============  ============  ===========

            IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

                            STATEMENT OF OPERATIONS

                           NINE MONTHS ENDED
                             SEPTEMBER 30,          FOR THE YEAR ENDED DECEMBER 31,
                         -----------------------  -------------------------------------
                            1996         1995        1995         1994         1993
                         -----------  ----------  -----------  -----------  -----------
                              (UNAUDITED)
Revenues:
  Interest income....... $26,535,398  $      --   $ 1,249,000  $       --   $       --
  Gain on sale of loans.   5,555,034   2,695,011    4,135,373    2,291,143    5,859,378
  Loan servicing income.     622,245   4,196,474    5,158,812    4,042,798    1,377,247
  Gain on sale of
   servicing rights.....         --      369,703      369,703    4,188,282    5,332,026
                         -----------  ----------  -----------  -----------  -----------
                          32,712,677   7,261,188   10,912,888   10,522,223   12,568,651
                         -----------  ----------  -----------  -----------  -----------
Expenses:
  Interest on borrowings
   from IWLG............  25,557,309         --     1,348,424          --           --
  General and
   administrative and
   other................   4,875,661   2,836,900    3,662,080    6,332,479    4,507,534
  Provision for loan
   losses...............     728,091         --           --       655,294      175,000
  Amortization of
   mortgage servicing
   rights...............     285,624   2,069,913    2,892,341    2,070,387      459,233
  Interest on borrowings
   from ICII............         --      406,905      436,668      538,100      126,814
                         -----------  ----------  -----------  -----------  -----------
                          31,446,685   5,313,718    8,339,513    9,596,260    5,268,581
                         -----------  ----------  -----------  -----------  -----------
Income before income
 taxes..................   1,265,992   1,947,470    2,573,375      925,963    7,300,070
Income taxes............    (540,138)   (817,937)  (1,069,056)    (388,904)  (3,066,029)
                         -----------  ----------  -----------  -----------  -----------
  Net income............ $   725,854  $1,129,533  $ 1,504,319  $   537,059  $ 4,234,041
                         ===========  ==========  ===========  ===========  ===========

            IMPERIAL CREDIT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                            FOR THE NINE MONTHS
                            ENDED SEPTEMBER 30,         FOR THE YEAR ENDED DECEMBER 31,
                         --------------------------  ----------------------------------------
                             1996          1995          1995          1994          1993
                         -------------  -----------  -------------  -----------  ------------
                                (UNAUDITED)
Cash flows from
 operating activities:
  Net income............ $     725,854  $ 1,129,533  $   1,504,319  $   537,059  $  4,234,041
  Adjustments to
   reconcile net income
   to net cash provided
   by (used in)
   operating activities:
   Provision for loan
    losses..............       728,091          --             --       655,294       175,000
   Depreciation and
    amortization........       378,631    2,188,946      2,911,752    2,219,262       518,789
   Gain on sale of
    servicing rights....           --      (369,703)      (369,703)  (4,188,282)   (5,332,026)
  Net change in mortgage
   loans held for sale..   371,842,754          --    (544,274,962)         --            --
  Net change in accrued
   interest
   receivable...........     2,435,526          --      (2,984,867)         --            --
  Net change in other
   assets and
   liabilities..........     6,564,314          --      (2,553,448)         --            --
  Net change in accrued
   interest expense.....     1,165,778          --       1,348,424          --            --
                         -------------  -----------  -------------  -----------  ------------
  Net cash provided by
   (used in) operating
   activities...........   383,840,948    2,948,776   (544,418,485)    (776,667)     (404,196)
                         -------------  -----------  -------------  -----------  ------------
Cash flows from
 investing activities:
  Proceeds from sale of
   servicing rights.....           --     1,250,092      1,250,092    8,996,662     7,757,268
  Purchase of servicing
   rights...............    (7,822,369)  (3,233,215)    (3,865,605)  (8,781,244)  (12,435,238)
  Purchases of premises
   and equipment........      (132,389)         --             --      (433,199)     (419,203)
  Advances on loans held
   for investment.......           --           --             --      (408,054)     (284,780)
                         -------------  -----------  -------------  -----------  ------------
   Net cash used in
    investing
    activities..........    (7,954,758)  (1,983,123)    (2,615,513)    (625,835)   (5,381,953)
                         -------------  -----------  -------------  -----------  ------------
Cash flows from
 financing activities:
  Net change in
   borrowings from ICII.           --      (965,653)    (1,572,520)   1,041,332     5,786,149
  Net change in
   borrowings from IWLG.  (381,301,180)         --     550,290,862          --            --
  Capital contributions.     8,210,000          --         500,000      361,170           --
                         -------------  -----------  -------------  -----------  ------------
   Net cash (used in)
    provided by
    financing
    activities..........  (373,091,180)    (965,653)   549,218,342    1,402,502     5,786,149
                         -------------  -----------  -------------  -----------  ------------
Net change in cash......     2,795,010          --       2,184,344          --            --
Cash at beginning of
 period.................     2,184,344          --             --           --            --
                         -------------  -----------  -------------  -----------  ------------
Cash at end of period... $   4,979,354  $       --   $   2,184,344  $       --   $        --
                         =============  ===========  =============  ===========  ============
Supplementary
 information:
  Interest paid......... $  24,391,531  $   406,905  $   1,785,092  $   538,100  $    126,814
  Taxes paid............       540,140          --       1,069,056      388,904     3,066,029
                         =============  ===========  =============  ===========  ============
Non-cash transactions:
  Contribution
   Transaction on
   November 20, 1995 net
   assets reverted to
   ICII:
   Premises and
    equipment........... $         --   $       --   $     498,486  $       --   $        --
   Mortgage servicing
    rights..............           --           --      11,680,939          --            --
   Borrowings from ICII.           --           --       4,125,642          --            --
   Contributed capital..           --           --         361,170          --            --
   Retained earnings....           --           --       7,692,613          --            --

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
ICI Funding Corporation:

We have audited the accompanying balance sheets of ICI Funding Corporation as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICI Funding Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" for the year ended December 31, 1995.

                                          KPMG Peat Marwick LLP

Orange County, California
January 25, 1996

                            ICI FUNDING CORPORATION

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                        SEPTEMBER 30, -------------------------
                                            1996          1995         1994
                                        ------------- ------------  -----------
                                         (UNAUDITED)
                ASSETS
Cash................................... $  4,979,354  $  2,184,344  $       --
Mortgage loans held for sale, net......  171,704,117   544,274,962          --
Accrued interest receivable............      549,341     2,984,867          --
Due from affiliates....................      425,368     2,541,743          --
Mortgage servicing rights..............    7,536,745           --    11,453,240
Premises and equipment, net............      555,632       516,250      643,971
Other assets...........................      393,909       129,205          --
                                        ------------  ------------  -----------
                                        $186,144,466  $552,631,371  $12,097,211
                                        ============  ============  ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings from IWLG................... $168,989,682  $550,290,862  $       --
Borrowings from ICII...................          --            --     5,698,162
Accrued interest expense...............    2,514,202     1,348,424
Deferred revenue.......................    2,415,204           --           --
Other liabilities......................    1,745,113       117,500          --
Due to affiliate.......................      669,826           --           --
                                        ------------  ------------  -----------
  Total liabilities....................  176,334,027   551,756,786    5,698,162
                                        ------------  ------------  -----------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, no par value; 10,000
   shares authorized; 10,000 shares
   issued and outstanding at September
   30, 1996 (unaudited) and at December
   31, 1995 and none issued and
   outstanding at December 31, 1994....    9,142,650     1,014,750          --
  Common stock, no par value; 10,000
   shares authorized; 10,000 shares
   issued and outstanding at September
   30, 1996 (unaudited) and at December
   31, 1995 and none issued and
   outstanding at December 31, 1994....       92,350        10,250          --
  Contributed capital..................          --            --       361,170
  Retained earnings (accumulated
   deficit)............................      575,439      (150,415)   6,037,879
                                        ------------  ------------  -----------
    Total shareholders' equity.........    9,810,439       874,585    6,399,049
                                        ------------  ------------  -----------
                                        $186,144,466  $552,631,371  $12,097,211
                                        ============  ============  ===========

                See accompanying notes to financial statements.

                            ICI FUNDING CORPORATION

                            STATEMENTS OF OPERATIONS

                          FOR THE NINE MONTHS
                          ENDED SEPTEMBER 30,       FOR THE YEAR ENDED DECEMBER 31,
                         -----------------------  -------------------------------------
                            1996         1995        1995         1994         1993
                         -----------  ----------  -----------  -----------  -----------
                              (UNAUDITED)
Revenues:
  Interest income....... $26,535,398  $      --   $ 1,249,000  $       --   $       --
  Gain on sale of loans.   5,555,034   2,695,011    4,135,373    2,291,143    5,859,378
  Loan servicing income.     622,245   4,196,474    5,158,812    4,042,798    1,377,247
  Gain on sale of
   servicing rights.....         --      369,703      369,703    4,188,282    5,332,026
                         -----------  ----------  -----------  -----------  -----------
                          32,712,677   7,261,188   10,912,888   10,522,223   12,568,651
                         -----------  ----------  -----------  -----------  -----------
Expenses:
  Interest on borrowings
   from IWLG............  25,557,309         --     1,348,424          --           --
  Personnel expense.....   3,484,087   1,187,365    1,592,282    2,958,534    2,522,271
  Provision for loan
   losses...............     728,091         --           --       655,294      175,000
  General and
   administrative and
   other................     592,190   1,227,860    1,539,942    2,611,567    1,466,119
  Amortization of
   mortgage servicing
   rights...............     285,624   2,069,913    2,892,341    2,070,387      459,233
  Professional services.     370,271     159,203      203,593      118,979      146,947
  Occupancy expense.....     154,298     118,189      149,825      296,215      193,226
  Data processing
   expense..............     166,197      74,346       89,223      154,621       81,670
  Telephone and other
   communications.......     108,618      69,937       87,215      192,563       97,301
  Interest on borrowings
   from ICII............         --      406,905      436,668      538,100      126,814
                         -----------  ----------  -----------  -----------  -----------
                          31,446,685   5,313,718    8,339,513    9,596,260    5,268,581
                         -----------  ----------  -----------  -----------  -----------
Income before income
 taxes..................   1,265,992   1,947,470    2,573,375      925,963    7,300,070
Income taxes............    (540,138)   (817,937)  (1,069,056)    (388,904)  (3,066,029)
                         -----------  ----------  -----------  -----------  -----------
    Net income.......... $   725,854  $1,129,533  $ 1,504,319  $   537,059  $ 4,234,041
                         ===========  ==========  ===========  ===========  ===========


                See accompanying notes to financial statements.

                            ICI FUNDING CORPORATION

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                              RETAINED
                                                                              EARNINGS        TOTAL
                         NUMBER OF PREFERRED  NUMBER OF COMMON  CONTRIBUTED (ACCUMULATED  SHAREHOLDERS'
                          SHARES     STOCK     SHARES    STOCK    CAPITAL     DEFICIT)       EQUITY
                         --------- ---------- --------- ------- ----------- ------------  -------------
Balance, December 31,
 1992...................     --    $      --      --    $   --   $     --   $ 1,266,779    $ 1,266,779
Net income, 1993........     --           --      --        --         --     4,234,041      4,234,041
                          ------   ----------  ------   -------  ---------  -----------    -----------
Balance, December 31,
 1993...................     --           --      --        --         --     5,500,820      5,500,820
Capital contributions,
 1994...................     --           --      --        --     361,170          --         361,170
Net income, 1994........     --           --      --        --         --       537,059        537,059
                          ------   ----------  ------   -------  ---------  -----------    -----------
Balance, December 31,
 1994...................                                           361,170    6,037,879      6,399,049
Contribution
 Transaction............  10,000      519,750  10,000     5,250   (361,170)  (7,692,613)    (7,528,783)
Capital contribution,
 December 28, 1995......     --       495,000     --      5,000        --           --         500,000
Net income, 1995........     --           --      --        --         --     1,504,319      1,504,319
                          ------   ----------  ------   -------  ---------  -----------    -----------
Balance, December 31,
 1995...................  10,000    1,014,750  10,000    10,250        --      (150,415)       874,585
Capital Contributions,
 1996 (unaudited).......     --     8,127,900     --     82,100        --           --       8,210,000
Net income, nine months
 ended September 30,
 1996 (unaudited).......     --           --      --        --         --       725,854        725,854
                          ------   ----------  ------   -------  ---------  -----------    -----------
Balance, September 30,
 1996 (unaudited).......  10,000   $9,142,650  10,000   $92,350  $     --   $   575,439    $ 9,810,439
                          ======   ==========  ======   =======  =========  ===========    ===========


                See accompanying notes to financial statements.

                            ICI FUNDING CORPORATION

                            STATEMENTS OF CASH FLOWS

                            FOR THE NINE MONTHS
                            ENDED SEPTEMBER 30,         FOR THE YEAR ENDED DECEMBER 31,
                         --------------------------  ----------------------------------------
                             1996          1995          1995          1994          1993
                         -------------  -----------  -------------  -----------  ------------
                                (UNAUDITED)
Cash flows from
 operating activities:
  Net income............ $     725,854  $ 1,129,533  $   1,504,319  $   537,059  $  4,234,041
  Adjustments to
   reconcile net income
   to net cash provided
   by (used in)
   operating activities:
   Provision for loan
    losses..............       728,091          --             --       655,294       175,000
   Depreciation and
    amortization........       378,631    2,188,946      2,911,752    2,219,262       518,789
   Gain on sale of
    servicing rights....           --      (369,703)      (369,703)  (4,188,282)   (5,332,026)
  Net change in mortgage
   loans held for sale..   371,842,754          --    (544,274,962)         --            --
  Net change in accrued
   interest
   receivable...........     2,435,526          --      (2,984,867)         --            --
  Net change in other
   assets and
   liabilities..........     6,564,314          --      (2,553,448)         --            --
  Net change in accrued
   interest expense.....     1,165,778          --       1,348,424          --            --
                         -------------  -----------  -------------  -----------  ------------
  Net cash provided by
   (used in) operating
   activities...........   383,840,948    2,948,776   (544,418,485)    (776,667)     (404,196)
                         -------------  -----------  -------------  -----------  ------------
Cash flows from
 investing activities:
  Proceeds from sale of
   servicing rights.....           --     1,250,092      1,250,092    8,996,662     7,757,268
  Purchase of servicing
   rights...............    (7,822,369)  (3,233,215)    (3,865,605)  (8,781,244)  (12,435,238)
  Purchases of premises
   and equipment........      (132,389)         --             --      (433,199)     (419,203)
  Advances on loans held
   for investment.......           --           --             --      (408,054)     (284,780)
                         -------------  -----------  -------------  -----------  ------------
   Net cash used in
    investing
    activities..........    (7,954,758)  (1,983,123)    (2,615,513)    (625,835)   (5,381,953)
                         -------------  -----------  -------------  -----------  ------------
Cash flows from
 financing activities:
  Net change in
   borrowings from ICII.           --      (965,653)    (1,572,520)   1,041,332     5,786,149
  Net change in
   borrowings from IWLG.  (381,301,180)         --     550,290,862          --            --
  Capital contributions.     8,210,000          --         500,000      361,170           --
                         -------------  -----------  -------------  -----------  ------------
   Net cash (used in)
    provided by
    financing
    activities..........  (373,091,180)    (965,653)   549,218,342    1,402,502     5,786,149
                         -------------  -----------  -------------  -----------  ------------
Net change in cash......     2,795,010          --       2,184,344          --            --
Cash at beginning of
 period.................     2,184,344          --             --           --            --
                         -------------  -----------  -------------  -----------  ------------
Cash at end of period... $   4,979,354  $       --   $   2,184,344  $       --   $        --
                         =============  ===========  =============  ===========  ============
Supplementary
 information:
  Interest paid......... $  24,391,531  $   406,905  $   1,785,092  $   538,100  $    126,814
  Taxes paid............       540,140          --       1,069,056      388,904     3,066,029
                         =============  ===========  =============  ===========  ============
Non-cash transactions:
  Contribution
   Transaction on
   November 20, 1995 net
   assets reverted to
   ICII:
   Premises and
    equipment........... $         --   $       --   $     498,486  $       --   $        --
   Mortgage servicing
    rights..............           --           --      11,680,939          --            --
   Borrowings from ICII.           --           --       4,125,642          --            --
   Contributed capital..           --           --         361,170          --            --
   Retained earnings....           --           --       7,692,613          --            --

                See accompanying notes to financial statements.

                            ICI FUNDING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS


   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND THE
                   THREE-YEAR PERIOD ENDED DECEMBER 31, 1995

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  ICI Funding Corporation (ICIFC or the Company) is a wholly-owned subsidiary of Imperial Credit Industries, Inc. (ICII). Historically, ICIFC was a division or subsidiary of ICII that began operations in 1990. ICIFC is a mortgage loan conduit organization which purchases mortgage loans from a network of third party correspondent loan originators and subsequently securitizes or sells such loans to permanent investors.

  The mortgage banking business is highly competitive. The Company competes with a number of national, local and regional mortgage banking companies with operations similar to those of the Company. In addition, competitors or potential competitors include other types of financial services companies, such as commercial banks, savings and loan associations and finance companies who possess substantially greater financial, marketing, technical, personnel and other resources than the Company.

  The financial statements have been prepared in conformity with generally accepted accounting principles and prevailing practices within the mortgage banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

 CONTRIBUTION TRANSACTION

  On November 20, 1995, the effective date of Imperial Credit Mortgage Holdings' (IMH) initial public offering (Offering), ICII contributed to ICI Funding Corporation (ICIFC) certain operating assets and certain customer lists of ICII's mortgage conduit operations, including all of ICII's mortgage conduit operations' commitments to purchase mortgage loans subject to rate locks from correspondents, in exchange for shares representing 100% of the common stock and 100% of the non-voting preferred stock of ICIFC. Simultaneously, on the effective date of the Offering, in exchange for 500,000 shares of IMH Common Stock, ICII (1) contributed to IMH all of the outstanding non-voting preferred stock of ICIFC, which represents 99% of the economic interest in ICIFC, (2) caused Southern Pacific Thrift and Loan Association
(SPTL), a wholly owned subsidiary of ICII, to contribute to IMH certain operating assets and certain customer lists of SPTL's warehouse lending division, and (3) executed an agreement not to compete and a right of first refusal agreement, each having a term of two years from the effective date of the Offering. This contribution is known as the Contribution Transaction. All of the outstanding shares of common stock of ICIFC were retained by ICII. Lastly, IMH contributed all of the aforementioned operating assets of SPTL's warehouse lending operations contributed to it by SPTL to Imperial Warehouse Lending Group (IWLG) in exchange for shares representing 100% of the common stock of IWLG. On the effective date of the Offering, the net tangible book value of the assets contributed pursuant to the Contribution Transaction was $525,000. The assets contributed were recorded by IMH at the net book value of SPTL and ICII which were also estimated to be their fair value. ICII and SPTL retained all other assets and liabilities related to the contributed operations which consist of $11.7 million mortgage servicing rights (MSRs), $22.4 million finance receivables and $26.6 million in advances made by ICII and SPTL to fund mortgage conduit loan acquisitions and to fund finance receivables, respectively.

BASIS OF FINANCIAL STATEMENT PRESENTATION

  The operations of ICIFC as a division or subsidiary of ICII prior to the Contribution Transaction are presented in the financial statements as a stand-alone company. Certain adjustments, as described below, were made to historical operations in order to provide fair presentation of the financial operations of ICIFC.

                            ICI FUNDING CORPORATION

 GAIN ON SALE OF LOANS

  ICIFC recognizes gain or loss on the sale of loans when the sales transaction settles and the risks and rewards of ownership are determined to have passed to the purchasing party.

  Gain or loss on the sale of loans or securities to IMH are deferred and amortized or accreted for gain or loss on sale over the estimated life of the loans or securities using methods which approximate the interest method.

  ICII entered into an agreement with SPTL, its wholly owned subsidiary, under which ICII provides loan solicitation and origination services, including credit review, asset appraisal and documentation, pursuant to specific underwriting criteria established by SPTL and consistent with the Federal National Mortgage Association, Federal Home Loan Mortgage Company or other investor guidelines. Final loan approval is given by SPTL prior to issuance of any commitments. ICII also, under the agreement, may purchase mortgage loans at book value from SPTL and sell them to ICII investors.

  Prior to the Contribution Transaction, as a division of ICII, ICIFC historically, under this agreement, provided these solicitation and origination services relating to its correspondent customers, and purchased mortgage loans at book value from SPTL concurrent with sales to investors by ICIFC. ICIFC received as compensation all origination fees and points received, and recognized all gains or losses in connection with the sale of loans.

  Prior to the Contribution Transaction, gain (loss) on sale of loans included amounts allocated to ICIFC from ICII's forward contracts and other loan hedging activities. Gains and losses from these activities were allocated to ICIFC based on the ratio of ICIFC's principal amount of loan sales to ICII's total principal amount of loans sold. For the period January 1, 1995 through November 19, 1995 and for the years ended December 31, 1994, 1993, the total gains or (losses) allocated were $2.6 million, $3.8 million and ($1.4) million, respectively. ICII did not allocate outstanding commitments to ICIFC at the end of any reporting period. After the date of the Contribution Transaction, ICII discontinued these allocations for ICIFC, and ICIFC hedges its own loans.

 BORROWINGS FROM ICII

  Historical operations of ICIFC, prior to the Contribution Transaction, have been adjusted to reflect the funding of net assets by ICII. These adjustments are disclosed in the accompanying financial statements as "Borrowings from ICII." Because these borrowings would have been secured primarily by ICIFC's mortgage servicing rights, its most significant assets, no more than 50% of the mortgage servicing rights was reflected in the borrowings from ICII (based on management's assumption that a lender would not lend more than 50% of an asset of this type). Additionally, the historical operations of ICIFC have been adjusted to reflect the estimated interest charges on these borrowings, in the accompanying statements of operations.

  The interest charges allocated are based upon estimated average borrowing balances and ICII's estimated cost of funds, computed based on a weighted average of borrowings. Borrowing rates used were ICII's actual average cost of funds. The average borrowings and interest rates used to determine the interest on borrowings are as follows:

                          JANUARY 1,                      FOR THE YEAR ENDED
                         1995 THROUGH                        DECEMBER 31,
                         NOVEMBER 20, NINE MONTHS ENDED  ----------------------
                             1995     SEPTEMBER 30, 1995    1994        1993
                         ------------ ------------------ ----------  ----------
                                         (UNAUDITED)
Estimated average
 borrowings.............  $4,785,268      $5,277,628     $5,234,439  $1,806,470
Interest rate...........       10.28%          10.28%         10.28%       7.02%
Interest allocation.....  $  436,668      $  406,905     $  538,100  $  126,814

                            ICI FUNDING CORPORATION

 EQUITY

  Prior to the effective date of the Offering, ICIFC had no contributed capital or retained earnings recorded in its accounts. To properly reflect the historical financial operations of ICIFC, retained earnings were recorded as a result of net income or loss from operations on an adjusted historical basis, and contributed capital was recorded to fund ICIFC's assets in the amount of the shortfall of borrowings plus retained earnings. Under this criteria, allocated capital contributions were reflected in 1994 in the amount of $361,170.

 INCOME TAXES

  ICIFC did not record income taxes in its historical operations. The accompanying financial statements have been adjusted to reflect income taxes for ICIFC as if it had been a separate company. As a subsidiary of ICII, ICIFC would file a consolidated Federal income tax return and a combined California franchise tax return with ICII. ICII's tax allocation policy for financial statement purposes is to allocate income tax provision or benefit based on income (loss) before income taxes (benefit) of each entity within its consolidated group, adjusted for nontaxable or nondeductible items of income and expense.

  Effective January 1, 1993, ICIFC adopted SFAS 109, resulting in no material adjustment to income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 MORTGAGE LOANS HELD FOR SALE

  Mortgage loans held for sale are stated at the lower of cost or market in the aggregate as determined by outstanding commitments from investors or current investor yield requirements.

  Interest is recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. Nonrefundable fees and direct costs associated with the origination or purchase of loans are deferred and recognized when the loans are sold as gain or loss on sale of mortgage loans.

 PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost, less accumulated depreciation or amortization. Depreciation on premises and equipment is recorded using the straight-line method over the estimated useful lives of individual assets (three to seven years).

 FORWARD CONTRACTS AND COMMITMENTS

  In order to hedge against a change in market value of the loans it acquires, ICIFC sells mortgage-backed securities through forward delivery contracts. Income or loss on these contracts is recorded at the time of sale of the related contracts or loans as a component of the gain or loss on sale of the loans.

  If any party to the contracts noted above failed completely to perform, ICIFC would be exposed to additional interest rate risk. The Company's principal hedging activity consists of optional and mandatory commitments to deliver closed mortgage loans to institutional investors, which do not require any collateral deposits.

                            ICI FUNDING CORPORATION

 OPTIONS

  Written options are stated at market value.

 SERVICING INCOME

  Servicing income is reported as earned, principally on a cash basis when the majority of the service process is completed.

 MORTGAGE SERVICING RIGHTS

  Mortgage servicing rights (MSRs) represent the cost of acquiring the rights to service mortgage loans. ICIFC amortizes MSRs in proportion to, and over the period of, expected future net servicing income.

  On May 12, 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," an amendment to SFAS No. 65. ICIFC elected to adopt this standard retroactive to January 1, 1995 which had no impact on 1995 operations.

  SFAS No. 122 requires that a portion of the mortgage loan's cost be allocated to the mortgage loan servicing right based on its fair value relative to the loan as a whole. To determine the fair value of the servicing rights created, ICIFC uses a valuation model that calculates the present value of future net servicing revenues to determine the fair value of the servicing rights. In using this valuation method, ICIFC incorporates assumptions that market participants would use in estimating future net servicing income which includes estimates of the cost of servicing, a discount rate, an inflation rate, ancillary income per loan, a prepayment rate, and a default rate.

  ICIFC determines servicing value impairment by disaggregating ICIFC's servicing portfolio into its predominant risk characteristics. ICIFC determines those risk characteristics to be loan program type and interest rate. Interest rates are stratified using 100 basis point increments. These segments of the portfolio are then evaluated, using market prices under comparable servicing sale contracts, when available, or alternatively using a valuation model that calculates the present value of future net servicing revenues using current market assumptions at the end of the quarter. The calculated value is then compared to the capitalized recorded value of each loan type and interest rate segment to determine if a valuation allowance is required.

  ICIFC continuously evaluates its MSRs to determine if fair value is below the carrying values of its MSRs. If the undiscounted projected net future servicing income is less than the carrying amount of any individual mortgage servicing portfolio, the portfolio may have to be reduced through a provision recorded to increase the MSR valuation allowance in the period the fair value declined below the MSR's carrying value. In preparing its evaluation, ICIFC uses constant prepayment rates (CPR's) relating to interest rates on each portfolio, loan types, and maturity dates to determine the appropriate amount of amortization of the MSRs.

 SALES OF SERVICING RIGHTS

  ICIFC recognizes gain or loss on the sale of servicing rights when the sales contract has been executed and the risks and rewards of ownership are determined to have passed to the purchasing party. Gains and losses are computed by deducting the basis in the servicing rights and any other costs associated with the sale from the purchase price.

 ADVERTISING

  The Company accounts for its advertising costs as non-direct response advertising. Accordingly, advertising costs are expensed as incurred.

 RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and

                            ICI FUNDING CORPORATION
servicing of financial assets and extinguishments of liabilities. These standards are based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interest, if any, based on their relative fair values at the date of the transfers. SFAS 125 includes specific provisions to deal with servicing assets or liabilities. SFAS 125 will be effective for transactions occurring after December 31, 1996. It is not anticipated that the financial impact of this statement will have a material effect on the Company.

 RECLASSIFICATIONS

  Certain items in prior periods have been reclassified to conform to the current presentation.

2. MORTGAGE LOANS HELD FOR SALE

  Mortgage loans held for sale consisted of the following:

                                                    SEPTEMBER 30,  DECEMBER 31,
                                                        1996           1995
                                                    -------------  ------------
                                                     (UNAUDITED)
   Mortgage loans held for sale.................... $167,983,894   $536,356,411
   Premium on loans................................    4,448,314      7,918,551
   Allowance for loan losses.......................     (728,091)           --
                                                    ------------   ------------
                                                    $171,704,117   $544,274,962
                                                    ============   ============

  There were no mortgage loans held for sale as of December 31, 1994.

  The allowance for repurchases of $728,091 (unaudited) for the nine months ended September 30, 1996 consisted only of a provision for losses charged to expense. There were no charge-offs or recoveries during that period (unaudited).

  Substantially all of the mortgage loans purchased by ICIFC are fixed-rate or adjustable-rate non-conforming mortgage loans secured by first liens on single-family residential properties. Because of the concentration of the Company's mortgage loans located in California, which was 60% at December 31, 1995, a significant decline in regional economic conditions, or some other regional catastrophe, could result in fewer mortgage loans available for lending by the Company and ultimately a decline in interest income and fee income. Moreover, such an event or events could affect the ability of borrowers to payoff their loan with the Company.

3. PREMISES AND EQUIPMENT

  Premises and equipment consisted of the following:

                                                                DECEMBER 31,
                                                SEPTEMBER 30, -----------------
                                                    1996        1995     1994
                                                ------------- -------- --------
                                                 (UNAUDITED)
   Premises and equipment......................   $648,639    $733,431 $852,402
   Less accumulated depreciation...............     93,007     217,181  208,431
                                                  --------    -------- --------
                                                  $555,632    $516,250 $643,971
                                                  ========    ======== ========

                            ICI FUNDING CORPORATION

4. MORTGAGE SERVICING RIGHTS

  Changes in mortgage servicing rights were as follows:

                             SEPTEMBER 30,                    DECEMBER 31,
                         -----------------------  --------------------------------------
                            1996        1995          1995         1994         1993
                         ----------  -----------  ------------  -----------  -----------
                              (UNAUDITED)
Beginning Balance....... $      --   $11,453,240  $ 11,453,240  $ 9,550,763  $       --
Additions...............  7,822,369    3,233,215     4,000,429    8,781,244   12,435,238
Sales of servicing
 rights.................        --      (880,389)     (880,389)  (4,808,380)  (2,425,242)
Amortization............   (285,624)  (2,069,913)   (2,892,341)  (2,070,387)    (459,233)
Transfer to ICII........        --           --    (11,680,939)         --           --
                         ----------  -----------  ------------  -----------  -----------
Ending balance.......... $7,536,745  $11,736,153  $        --   $11,453,240  $ 9,550,763
                         ==========  ===========  ============  ===========  ===========

5. RELATED PARTY TRANSACTIONS

 RELATED PARTY COST ALLOCATIONS

  ICIFC was allocated various costs from ICII. The costs of these services were not directly attributable to ICIFC and primarily include general corporate overhead such as human resources, data processing, telephone and other communications and general and administrative expense (including loan administration costs, accounting, legal and insurance). These expenses were allocated by ICII to all divisions based typically either on a per employee basis, based on origination volume or an even allocation of total expense. Management believes these methods of allocation are reasonable. Total allocations of expense for the period January 1, 1995 through November 19, 1995, and for the years ended December 31, 1994 and 1993 were $222,361, $460,638 and $406,421, respectively.

  On the effective date of the Initial Public Offering, ICIFC entered into a services agreement with ICII under which ICII provides various services to ICIFC, including data processing, human resource administration, general ledger accounts, check processing, remittance processing and payment of accounts payable. ICII charges fees for each of the services based upon usage. As part of the services, ICII provides ICIFC with insurance coverage and self insurance programs, including health insurance. The charge to ICIFC for coverage is based upon a pro rata portion of the costs to ICII for its various policies which amounted to $307,000 (unaudited) and $24,669 for the nine months ended September 30, 1996 and the period November 20, 1995 through December 31, 1995, respectively.

 SUB-SERVICING

  Prior to July 1996, ICII provided sub-servicing to ICIFC for a sub-servicing fee of approximately $7.50 per loan per month, which management believes to be a market rate. The sub-servicing fee offsets "Loan Servicing Income" in the accompanying statements of operations of ICIFC and amounted to $335,188 (unaudited), $894,997 (unaudited), $1,100,259, $1,054,940 and $442,039 for the nine months ended September 30, 1996 and 1995 (unaudited) and for the years ended December 31, 1995, 1994 and 1993, respectively.

 CASH

  Prior to the Contribution Transaction ICIFC had no cash accounts. All operations were funded directly by ICII. Adjustments were made to ICIFC's financial statements to reflect these fundings as Borrowings from ICII. ICIFC did not reflect any accounts receivable or payable on its balance sheets prior to the Contribution Transaction because all transactions of ICIFC either increased or decreased its borrowings from ICII.

                            ICI FUNDING CORPORATION

  At September 30, 1996 $2.4 million (unaudited) of the mortgage servicing rights relates to $576.4 million (unaudited) of mortgage loans sold, servicing retained by ICIFC, to IMH during the nine months ended September 30, 1996.

 BORROWINGS

  The Company has a $600 million warehouse borrowing agreement with IWLG of which $169.0 million (unaudited) and $550 million was outstanding at September 30, 1996 and December 31, 1995, respectively. Interest expense recorded related to this borrowing was $25.6 million (unaudited) and $1.3 million for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively.

 RELATED PARTY LOAN

  In September 1996, ICIFC issued a $1.25 million secured residential first mortgage loan to the Chairman of IMH. Terms of the loan include monthly interest only payments at 8% per annum with the balance due in full on October 1, 1997.

 BULK MORTGAGE LOAN PURCHASES

  During the nine months ended September 30, 1996 (unaudited), ICIFC purchased from ICII bulk mortgage loans packages of 30-year fully amortizing six-month adjustable LIBOR and 30-and 15-year fixed rate first and second trust deed mortgages having a principal balance of $215.2 million (unaudited) with net premiums paid of $3.8 million (unaudited). Servicing rights on all mortgage loans were released to ICIFC.

  On December 5, 1995 and December 13, 1995, ICIFC purchased from ICII bulk mortgage loan packages of 30-year fully amortizing six-month adjustable LIBOR and one-year adjustable Treasury Bill rate loans and 30 and 15-year fixed rate second trust deed mortgages with servicing rights on all mortgage loans released to ICIFC. The principal balances of the mortgages at the time of purchase was $172.3 million, with net premiums paid of $3.7 million.

  On December 29, 1995, ICIFC purchased from SPTL two bulk mortgage loan packages of 30-year fully amortizing six-month adjustable LIBOR, one-year adjustable Treasury Bill rate loans and 30- and 15-year fixed rate fully amortizing loans. The principal balances of the loans in the servicing released and servicing retained bulk package at the time of purchase was $328.5 million with net premiums paid of $3.5 million.

 BULK MORTGAGE LOAN SALES (UNAUDITED)

  During the nine months ended September 30, 1996, ICIFC sold to IMH bulk mortgage loans packages of 30-year fully amortized six-month adjustable LIBOR and 15-year fixed rate second trust deed mortgages having a principal balance of $576.2 million (unaudited) with net premiums paid of $14.8 million (unaudited). In conjunction with these sales, ICIFC recorded originated mortgage servicing rights of $2.4 million (unaudited) and a deferred gain of $2.4 million (unaudited), which will be amortized over the life of the loans.

 OCCUPANCY

  Subsequent to the Contribution Transaction, the Company is allocated rent expense from IMH based on number of employees. Such allocation was $12,210 for the period November 21, 1995 through December 31, 1995.

 NON-COMPETE AGREEMENT AND RIGHT OF FIRST REFUSAL AGREEMENT

  Pursuant to the Non-Compete Agreement, ICII and any entity of which ICII owns more than 25% of the voting securities (a 25% entity) may not compete with IWLG's Warehouse Lending Operations and may not establish a network of third party correspondent loan originators or another end-investor in non-conforming mortgage loans. The agreement expires in November 1997.

                            ICI FUNDING CORPORATION

  Pursuant to the Right of First Refusal Agreement, ICII granted ICIFC a right of first refusal to purchase all non-conforming mortgage loans that ICII or any 25% entity originates or acquires and subsequently offers for sale and ICIFC granted ICII, or any 25% entity designated by ICII, a right of first refusal to purchase all non-conforming mortgage loans that ICIFC acquires and subsequently offers for sale. In addition, for the period earlier of nine months from the effective date of the Initial Public Offering and that date upon which IMH accumulates $300 million of mortgage loans and/or mortgage-backed securities, neither ICII nor any 25% entity will be permitted to purchase any non-conforming bulk loan package having a principal balance of $50 million or more without first allowing ICIFC the opportunity to bid to purchase said package.

  Additional related party transactions are described elsewhere in the financial statement footnotes.

6. INCOME TAXES

  The Financial Accounting Standards Board issued Statement No. 109, "Accounting For Income Taxes" (SFAS 109) which was effective for fiscal years beginning after December 15, 1992. ICIFC adopted SFAS 109 on January 1, 1993 on a prospective basis. Implementation of SFAS 109 had no material impact on ICIFC's financial position or results of operations for the year ended December 31, 1993.

  ICIFC's income taxes were as follows:

                                               FOR THE YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1995      1994        1993
                                               ---------- ---------  ----------
   Current:
     Federal.................................. $  862,926 $(316,465) $ (769,178)
     State....................................    169,241  (109,137)   (265,259)
                                               ---------- ---------  ----------
   Total current..............................  1,032,167  (425,602) (1,034,437)
                                               ---------- ---------  ----------
   Deferred:
     Federal..................................     11,614   605,643   3,048,990
     State....................................     25,275   208,863   1,051,476
                                               ---------- ---------  ----------
   Total deferred.............................     36,889   814,506   4,100,466
                                               ---------- ---------  ----------
   Total income taxes......................... $1,069,056 $ 388,904  $3,066,029
                                               ========== =========  ==========

  The income tax provision differs from statutory Federal corporate income tax rate primarily due to state income taxes.

  Deferred income taxes arise from differences in the bases of assets and liabilities for tax and financial reporting purposes. The following table shows the primary components of ICIFC's net deferred tax liability at December 31, 1995 and 1994.

                                                              1995      1994
                                                             ------- ----------
   Deferred tax liabilities:
     Mortgage servicing rights.............................. $   --  $4,810,361
     State tax benefit......................................  10,967        --
                                                             ------- ----------
       Total................................................ $10,967 $4,810,361
                                                             ======= ==========

  ICIFC's net deferred tax liabilities are included on the balance sheets in borrowings from ICII at December 31, 1995 and 1994.

  There were no deferred tax assets at December 31, 1995 and 1994.

                            ICI FUNDING CORPORATION

7. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments." The estimated fair value amounts have been determined by ICIFC using available market information and appropriate valuation methodologies, however, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts ICIFC could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                             DECEMBER 31, 1995
                                                            -------------------
                                                            CARRYING ESTIMATED
                                                             AMOUNT  FAIR VALUE
                                                            -------- ----------
                                                                (DOLLARS IN
                                                                THOUSANDS)
   Assets:
     Cash.................................................. $  2,184  $  2,184
     Mortgage loans held for sale..........................  544,273   544,273
   Liabilities:
     Borrowings from IWLG..................................  550,291   550,291
     Off balance-sheet commitments, unrealized gains
      (losses).............................................      --    (38,021)

  The fair value estimates as of December 31, 1995 are based on pertinent information available to management as of that date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  The following describes the methods and assumptions used by ICIFC in estimating fair values.

 CASH

  The carrying amount for cash approximates fair value because these instruments are demand deposits and do not present unanticipated interest rate or credit concerns.

 MORTGAGE LOANS HELD FOR SALE

  The fair value of mortgage loans held for sale is estimated based on quoted market prices from dealers and brokers for similar types of mortgage loans.

 BORROWINGS FROM IWLG

  Fair values approximate the carrying amounts because of the short-term maturity of the liabilities.

 OFF BALANCE SHEET COMMITMENTS

  The fair value of commitments to purchase mortgage loans is equal to the unamortized commitment fee received by the Company from sellers to purchase such mortgage loans.

                            ICI FUNDING CORPORATION

8. EMPLOYEE BENEFIT PLANS

 PROFIT SHARING AND 401(K) PLAN

  Prior to July 1, 1993, Imperial Bancorp (the majority shareholder of ICII) had a noncontributory profit sharing plan in which employees the Company were eligible to participate at year end if they had been employed for at least 1,000 hours during the year. For 1993, there was no contribution charged to operations.

  Imperial Bancorp also had a 401(k) plan in which all employees of ICIFC had been eligible to participate. On July 1, 1993, ICII terminated its participation in Imperial Bancorp's 401(k) and profit sharing plans, establishing its own 401(k) plan (the Plan) in which employees of ICIFC were eligible to participate. On September 30, 1993, Imperial Bancorp transferred all plan assets to ICII.

  Under the ICII's 401(k) plan, employees of the Company may contribute up to 14% of their salaries. The Company will match 50% of the first 4% of employee contributions. An additional Company contribution may be made at the discretion of ICIFC.

  ICIFC does not have its own 401(k) or profit sharing plan. As such, employees of ICIFC participate in ICII's 401(k) plan. The Company's matching and discretionary contributions were not significant for any period presented.

9. COMMITMENTS AND CONTINGENCIES

 LOAN SERVICING

  As of December 31, 1994, ICIFC was servicing loans for others totaling approximately $1.9 billion. Properties securing the mortgage loans in ICIFC's servicing portfolio are primarily located in California. No loans were serviced for others at December 31, 1995. As of September 30, 1996, ICIFC was servicing loans for others totaling approximately $1.2 billion (unaudited).

  Related fiduciary funds are held in trust for investors in non-interest bearing accounts. These funds are segregated in special bank accounts and are held as deposits at SPTL.

 SALES OF LOANS AND SERVICING RIGHTS

  In the ordinary course of business, ICIFC is exposed to liability under representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights. Under certain circumstances, ICIFC is required to repurchase mortgage loans if there has been a breach of representations or warranties. In the opinion of management, the potential exposure related to these representations and warranties will not have a material adverse effect on the financial position and operating results of ICIFC.

  During the year ended December 31, 1994, ICIFC retained servicing rights on $1.6 billion of mortgage loans sold and released servicing rights to the purchasers on $199 million of mortgage loans sold. During the year ended December 31, 1993, ICIFC retained servicing rights on $1.2 billion of mortgage loans sold and released servicing rights to the purchasers on $552 million of mortgage loans sold.

 COMMITMENTS

  ICIFC establishes mortgage loan purchase commitments (master commitments) with sellers that, subject to certain conditions, entitle the seller to sell and obligate ICIFC to purchase a specified dollar amount of non-conforming mortgage loans over a period generally ranging from six months to one year. The terms of each master commitment specify whether a seller may sell loans to ICIFC on a mandatory, best efforts or optional

                            ICI FUNDING CORPORATION
basis, or a combination thereof. Master commitments generally do not obligate ICIFC to purchase loans at a specific price, but rather provide the seller with a future outlet for the sale of its originated loans based on ICIFC's quoted prices at the time of purchase.

  ICIFC may from time to time provide provisions for loan losses related to estimating losses from the breach of a standard representation and warranty on mortgage loans previously sold. ICIFC recorded such provision for the nine months ended September 30, 1996 of $728,091 (unaudited).

  As of September 30, 1996 (unaudited) and December 31, 1995, ICIFC had outstanding short term master commitments with 62 (unaudited) and 18 sellers to purchase mortgage loans in the aggregate principal amount of approximately $774 million (unaudited) and $241.0 million over periods ranging from six months to one year, of which $79.9 million (unaudited) and $35.7 million, respectively, had been purchased or committed to be purchased pursuant to rate locks. These rate-locks were made pursuant to master commitments, bulk rate-locks and other negotiated rate-locks. There is no exposure to credit loss in this type of commitment until the loans are funded, and interest rate risk associated with the short-term commitments is mitigated by the use of forward contracts to sell loans to investors.

 FORWARD CONTRACTS

  The Company sells mortgage-backed securities through forward delivery contracts with major dealers in such securities. At September 30, 1996 and December 31, 1995, the Company had $125,500,000 (unaudited) and $86,700,000, respectively, in outstanding commitments to sell mortgage loans through mortgage-backed securities. These commitments allow the Company to enter into mandatory commitments when the Company notifies the investor of its intent to exercise a portion of the forward delivery contracts. The Company was not obligated under mandatory commitments to deliver loans to such investors at September 30, 1996 (unaudited) and December 31, 1995.

  The credit risk of forward contracts relates to the counterparties' ability to perform under the contract. The Company evaluates counterparties based on their ability to perform prior to entering into any agreements.

 OPTIONS

  In order to protect against changes in the value of mortgage loans held for sale, the Company may sell call or buy put options on U.S. Treasury bonds and mortgage-backed securities. The Company generally sells call or buys put options to hedge against adverse movements of interest rates affecting the value of its mortgage loans held for sale.

  The risk in writing a call option is that the Company gives up the opportunity for profit if the market price of the mortgage loans increases and the option is exercised. The Company also has the additional risk of not being able to enter into a closing transaction if a liquid secondary market does not exist. The risk of buying a put option is limited to the premium the Company paid for the put option.

  The Company had written option contracts with an outstanding principal balance of $40.0 million (unaudited) and $16.0 million at September 30, 1996 and December 31, 1995, respectively. The Company received approximately $170,000 (unaudited) and $100,000 in premiums on these options at September 30, 1996 and December 31, 1995, respectively.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OF SOLICITATION IS UNLAWFUL.


                                ---------------


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
The Company...............................................................   23
Use of Proceeds...........................................................   23
Price Range of Common Stock...............................................   23
Dividend Policy and Distributions.........................................   24
Capitalization............................................................   25
Selected Financial Data...................................................   26
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   29
Business..................................................................   40
Imperial Credit Mortgage Holdings, Inc. ..................................   62
Imperial Credit Advisors, Inc. ...........................................   68
Relationships with Affiliates.............................................   72
Certain Transactions......................................................   72
Shares Eligible for Future Sale...........................................   77
Principal Stockholders....................................................   78
Description of Capital Stock..............................................   78
Certain Provisions of Maryland Law and of the Company's Charter and
 Bylaws...................................................................   81
Federal Income Tax Considerations.........................................   84
ERISA Investors...........................................................   93
Underwriting..............................................................   94
Legal Matters.............................................................   95
Experts...................................................................   95
Glossary..................................................................   95
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                2,500,000 SHARES


                                      LOGO


                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                            PAINEWEBBER INCORPORATED

                            OPPENHEIMER & CO., INC.

                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED

                            EVEREN SECURITIES, INC.

                                ---------------

                                      , 1996

 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                        AMOUNT
                                                                        TO BE
                                                                         PAID
                                                                       --------
SEC registration fee.................................................. $ 19,655
NASD filing fee.......................................................    6,986
American Stock Exchange listing fee...................................   17,500
Printing and engraving expenses.......................................  200,000
Legal fees and expenses...............................................  200,000
Accounting fees and expenses..........................................  150,000
Blue Sky fees and expenses............................................   50,000
Transfer agent and custodian fees.....................................   20,000
Miscellaneous.........................................................   85,859
                                                                       --------
  Total............................................................... $750,000
                                                                       ========

ITEM 31. SALES TO RELATED PARTIES

  On November 20, 1995, the effective date of the Registrant's initial public offering, ICII contributed to ICIFC certain of the operating assets and certain customer lists of ICII's mortgage conduit operations including all of ICII's mortgage conduit operations' commitments to purchase mortgage loans subject to rate locks from correspondents (having a principal balance of $43.3 million at September 30, 1995), in exchange for shares representing 100% of the common stock and 100% of the non-voting preferred stock of ICIFC. Simultaneously, on such date, in exchange for 500,000 shares of Common Stock, ICII (1) contributed to the Registrant all of the outstanding non-voting preferred stock of ICIFC, which represents 99% of the economic interest in ICIFC,(2) caused SPTL to contribute to the Registrant certain of the operating assets and certain customer lists of SPTL's warehouse lending division, and
(3) executed an agreement not to compete and a right of first refusal agreement each having a term of two years from the effective date of the Registrants' initial public offering. This contribution is known as the "Contribution Transaction." Of the 500,000 shares of Common Stock issued pursuant to the Contribution Transaction, 450,000 shares were issued to ICII and 50,000 shares were issued to SPTL. The shares issued to ICII and SPTL were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former Director or officer or (2) any individual who, while a Director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former Director or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a Director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

  In addition, the Registrant has entered into an Indemnity Agreement (Exhibit
10.4 hereto) with its officers and Directors. The Underwriting Agreement (Exhibit 1.1) also provides for indemnification by the Underwriters of the Company, its Directors and officers and persons who control the Company within the meaning of Section 15 of the Securities Act with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements included in the Prospectus are:

                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.

   Consolidated Balance Sheet at September 30, 1996 (unaudited) and
    Consolidated Balance Sheets at December 31, 1995 and 1994 (audited); Consolidated Statements of Operations for the nine months ended
    September 30, 1996 and 1995 (unaudited) and Consolidated Statements of Operations for the years ended December 31, 1995, 1994 and 1993 (audited);
   Consolidated Statement of Changes in Stockholders' Equity for the nine months ended September 30, 1996 (unaudited) and Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993 (audited);
   Consolidated Statements of Cash Flows for the nine months ended
    September 30, 1996 and 1995 (unaudited) and Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993 (audited);
   Notes to Consolidated Financial Statements

                            ICI FUNDING CORPORATION

   Balance Sheet at September 30, 1996 (unaudited) and Balance Sheets at
    December 31, 1995 and 1994 (audited);
   Statements of Operations for the nine months ended September 30, 1996 and 1995 (unaudited) and Statements of Operations for the years ended December 31, 1995, 1994 and 1993 (audited);
   Statement of Changes in Shareholders' Equity for the nine months ended
    September 30, 1996 (unaudited) and Statements of Changes in Shareholders' Equity for the years ended December 31, 1995, 1994 and 1993 (audited);
   Statements of Cash Flows for the nine months ended September 30, 1996 and 1995 (unaudited) and Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993 (audited)
   Notes to Financial Statements

  All schedules have been omitted because they are either not applicable, not required or the information required has been disclosed in the financial statements and related notes or otherwise in the Prospectus.

  (b) Exhibits

 EXHIBIT
   NO.
 -------
  1.1    -- Form of Underwriting Agreement.
  3.1+   -- Charter of the Registrant.
  3.2+   -- Bylaws of the Registrant.
  4.1+   -- Form of Stock Certificate of the Company.
  5.1    -- Opinion of Freshman, Marantz, Orlanski, Cooper & Klein.
  5.2    -- Opinion of Ballard Spahr Andrews & Ingersoll.
  8.1    -- Opinion of Latham & Watkins.
 10.1+   -- Form of Management Agreement between the Registrant and Imperial
            Credit Advisors, Inc.
 10.2+   -- Form of Submanagement Agreement between Imperial Credit Advisors,
            Inc. and Imperial Credit Industries, Inc.
 10.3+   -- Stock Option Plan.
 10.4+   -- Form of Indemnity Agreement between the Registrant and its
            Directors and officers.
 10.5+   -- Form of Tax Agreement between the Registrant and Imperial Credit
            Industries, Inc.
 10.6+   -- Form of Services Agreement between the Registrant and Imperial
            Credit Industries, Inc.
 10.7+   -- Form of Sublease between the Registrant and Imperial Credit
            Industries, Inc. regarding Santa Ana Heights facility.
 10.8+   -- Form of Employment Agreement.
 10.9+   -- Form of Loan Purchase and Administrative Services Agreement between the Registrant and ICI Funding Corporation.
 10.10+  -- Form of Contribution Agreement between the Registrant, Imperial
            Credit Industries, Inc., Southern Pacific Thrift & Loan
            Association, ICI Funding Corporation and Imperial Warehouse Lending
            Group, Inc.
 10.11+  -- Form of Non-Competition Agreement between the Registrant and
            Imperial Credit Industries, Inc.
 10.12+  -- Form of Right of First Refusal Agreement between Imperial Credit
            Industries, Inc. and ICI Funding Corporation.
 10.14++ -- Servicing Agreement between the Registrant and ICI Funding
            Corporation.
 11*     -- Statement regarding computation of per share earnings.
 21.1    -- Subsidiaries of the Registrant.
 23.1    -- Consent of Freshman, Marantz, Orlanski, Cooper & Klein (contained in Exhibit 5.1).
 23.2    -- Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit
            5.2).
 23.3    -- Consent of Latham & Watkins (contained in Exhibit 8.1).
 23.4    -- Consent of KPMG Peat Marwick LLP regarding Registrant.
 23.5    -- Consent of KPMG Peat Marwick LLP regarding ICI Funding Corporation.
 24.1*   -- Power of Attorney (Included on Signature Page).

--------

*  Previously filed.
+ Incorporated by reference to, and all such exhibits have the corresponding Exhibit Number filed as part of the Registration Statement on Form S-11 (File No. 33-96670) and Amendments No. 1, 2 and 3 filed with the Securities and Exchange Commission on September 7, 1995, October 23, 1995, October 30, 1995 and November 8, 1995, respectively.

++ Incorporated by reference to, and all such exhibits have the corresponding
   Exhibit Number filed as part of the Registration Statement on Form S-11 (File No. 333-04011) and Amendment No. 1 filed with the Securities and Exchange Commission on May 17, 1996 and May 30, 1996, respectively.

ITEM 36. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-11 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana Heights, State of California, on the 1st day of November, 1996.

                                       IMPERIAL CREDIT MORTGAGE HOLDINGS,
                                        INC.

                                       By:    /s/ Joseph R. Tomkinson
                                           -------------------------------
                                                  Joseph R. Tomkinson
                                              Vice Chairman of the Board
                                              and Chief Executive Officer



  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ Joseph R. Tomkinson         Vice Chairman of the Board     November 1, 1996
____________________________________ and Chief Executive Officer
        Joseph R. Tomkinson          (Principal Executive Officer)

                 *                   Chief Financial Officer        November 1, 1996
____________________________________ (Principal Financial and
          Richard J. Johnson         Accounting Officer)

                 *                   Chairman of the Board          November 1, 1996
____________________________________
           H. Wayne Snavely

                 *                   Director                       November 1, 1996
____________________________________
            James Walsh

                 *                   Director                       November 1, 1996
____________________________________
            Frank Filipps

                 *                   Director                       November 1, 1996
____________________________________
          Stephan R. Peers


*By:  /s/ Joseph R. Tomkinson
    --------------------------
          Joseph R. Tomkinson
           Attorney-in-Fact